Exhibit 10.1

Execution copy

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

among

SWITCH & DATA HOLDINGS, INC.,

as the Borrower

THE INSTITUTIONS PARTY HERETO

FROM TIME TO TIME AS LENDERS,

as the Lenders,

ROYAL BANK OF CANADA,

as the Administrative Agent,

ROYAL BANK OF CANADA,

as the Documentation Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as the Syndication Agent,

and

RBC CAPITAL MARKETS CORPORATION,

and GE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers and Joint Bookrunners

AMENDED AND RESTATED AS OF

March 27, 2008

i

(continued)

(continued)

(continued)

Schedules

Schedule A	Pre-Effective Date Indebtedness
Schedule 1.1.A	Colocation Facilities
Schedule 1.1.B	Colocation Leases
Schedule 1.1.D	Permitted Investments
Schedule 1.1.E	Permitted Liens
Schedule 2.1	Lenders’ Commitments
Schedule 4.1.C	Capital Structure
Schedule 4.1.D	Options; Warrants; Special Junior Stock
Schedule 4.2	Governmental Actions
Schedule 4.4	Contingent Obligations, Liabilities and Taxes
Schedule 4.6	Title to Properties; Liens; Real Property; Accounts
Schedule 4.7	Litigation; Adverse Facts
Schedule 4.9	Material Contracts
Schedule 4.9.B	Specified Material Contracts
Schedule 4.12	Labor Matters
Schedule 4.13	Broker’s Fees
Schedule 4.14	Environmental Matters
Schedule 4.15.A	Filings and Other Actions
Schedule 4.15.D	Chief Executive Offices
Schedule 4.17	Intellectual Property
Schedule 5.6	Insurance
Schedule 6.1	Indebtedness
Schedule 6.6	Financial Covenants
Schedule 6.12	Termination of Material Contracts

v

Exhibits

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Certificate Regarding Non–Bank Status
Exhibit C	Form of Closing Date Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Securities Accounts and Control Agreement
Exhibit F	Form of Loan/Letter of Credit Certificate
Exhibit G	Form of Loan/Letter of Credit Request
Exhibit H	Form of Notice of Continuation/Conversion
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Guaranty Agreement
Exhibit K	Form of Pledge Agreement
Exhibit L	Form of Security Agreement
Exhibit M-1	Form of Term Loan A Note
Exhibit M-2	Form of Delayed Draw Term Loan Note
Exhibit M-3	Form of Revolving Loan Note
Exhibit M-4	Form of Incremental Term Loan Note
Exhibit N	Form of Estoppel Certificate and Consent
Exhibit O	Form of Blocked Account Agreement
Exhibit P	Form of Borrower Group Release
Exhibit Q	Form of Joinder Agreement

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), is entered into as of March 27, 2008, among SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), ROYAL BANK OF CANADA (“RBC”), as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”).

WITNESSETH:

A. The Borrower, certain of the Lenders, and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent (in such capacity, the “Original Agent”), are parties to a Credit Agreement dated as of January 26, 2001, as amended and restated by an Amended and Restated Credit Agreement dated as of March 14, 2003, a Second Amended and Restated Credit Agreement, dated as of March 4, 2004 and a Third Amended and Restated Credit Agreement, dated as of October 13, 2005 (collectively, the “Original Credit Agreement”).

B. Certain of the Lenders have made loans to the Borrower pursuant to the Original Credit Agreement. The current principal balances of the outstanding Loans to the Borrower are set forth on Schedule A attached hereto (the “Pre-Effective Date Indebtedness”).

C. The Parent and other members of the Borrower Group have executed Guaranty Agreements pursuant to which such Persons have guaranteed the Obligations on the terms set forth therein.

D. Contemporaneously with the effectiveness of this Agreement, Original Agent, Administrative Agent, the Lenders, the Borrower and the Guarantors have executed a Consent to Appointment of Successor Administrative Agent (the “Consent to Appointment of Successor Administrative Agent”) pursuant to which the Original Agent (i) has resigned as administrative agent and collateral agent under the Original Credit Agreement, and the Lenders have appointed the Administrative Agent as its successor in such capacities hereunder and under the Loan Documents and (ii) the Original Agent assigns and delegates to the Administrative Agent all of the Original Agent’s respective rights, remedies, duties and other obligations under the Original Credit Agreement and each agreement executed in connection therewith, including, without limitation, in its respective capacities as a secured party, grantee, mortgagee, beneficiary, assignee and other similar capacity, if any, in which the Original Agent was granted Liens on any real or personal property of the Borrower or any Guarantor.

E. Upon the occurrence of the Effective Date (as hereinafter defined), the parties have agreed to amend and restate the Original Credit Agreement as set forth herein.

NOW, THEREFORE, the Borrower, the Lenders and the Agents agree that as of the Effective Date (as hereinafter defined) the Original Credit Agreement shall be amended and restated in its entirety as set forth herein, and the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Defined Terms. Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“ABR Loans” means Loans bearing interest at rates determined by reference to the Alternate Base Rate as provided in Section 2.3.

“Accounts” means the securities accounts (as such term is defined in the UCC) of any member of the Borrower Group pledged to the Administrative Agent, for the benefit of the Secured Parties, by any member of the Borrower Group in accordance with the terms of this Agreement and the other Loan Documents.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to that term in the introductory paragraph of this Agreement and includes each of its successors and assigns.

“Affected Lender” has the meaning assigned to that term in Section 2.6.C.

“Affected Loans” has the meaning assigned to that term in Section 2.6.C.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, for the purposes of the Loan Documents, no Agent nor any Affiliate thereof shall be an Affiliate of any member of the Borrower Group.

“Agents” means the collective reference to the Administrative Agent, the Documentation Agent, the Syndication Agent, the Lead Arrangers and any Supplemental Agent.

“Agreement” has the meaning assigned to that term in the introductory paragraph of this agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Consolidated EBITDA” means, as of the date of determination, Consolidated EBITDA for the two (2) preceding fiscal quarters multiplied by two (2); provided, that, for purposes of calculating Annualized Consolidated EBITDA, items (vi) and (vii) in the definition of Consolidated EBITDA shall not be annualized.

“Annualized Consolidated Fixed Charge Coverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (i) Annualized Consolidated EBITDA as of such date to (ii) Consolidated Fixed Charges as of such date.

“Annualized Consolidated Interest Coverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (i) Annualized Consolidated EBITDA as of such date to (ii) Annualized Consolidated Interest Expense as of such date.

“Annualized Consolidated Interest Expense” means, as of the date of determination, Consolidated Interest Expense for the two (2) preceding fiscal quarters multiplied by two (2).

“Applicable Margin” for each Loan (as applicable) means (a) from and after the Closing Date to, and including, the date of delivery of a Compliance Certificate delivered by the Borrower to the Administrative Agent within 45 days after the last day of the fiscal quarter of the Parent ending on March 31, 2009, 4.50% per annum for Term Loan A LIBOR Rate Loans, Delayed Draw Term Loan LIBOR Rate Loans and Revolving Loan LIBOR Rate Loans and 3.50% per annum for Term Loan A ABR Loans, Delayed Draw Term Loan ABR Loans and Revolving Loan ABR Loans; and (b) from and after the date that clause (a) of this definition is no longer applicable, for the period from the first Business Day immediately following each day of delivery of any certificate delivered in accordance with the following sentence (each a “Start Date”) to and including the applicable End Date described below, a percentage per annum based on the then-existing Consolidated Total Leverage Ratio as set forth below:

Consolidated Total Leverage Ratio	Revolving Loan, Term Loan A and Delayed Draw Term Loan ABR Loans	Revolving Loan, Term Loan A and Delayed Draw Term Loan LIBOR Rate Loans
Greater than or equal to 3.00:1.00	3.50%	4.50%
Greater than or equal to 2.00:1.00 and less than 3.00:1.00	3.00%	4.00%
Less than 2.00:1.00	2.50%	3.50%

For purposes of calculating the Applicable Margin under clause (b) of this definition, the Consolidated Total Leverage Ratio shall be determined based on the delivery of a Compliance Certificate delivered by the Borrower to the Administrative

Agent within 45 days after the last day of any fiscal quarter of the Parent (commencing with its fiscal quarter ending on March 31, 2009), which certificate shall set forth the calculation of the Consolidated Total Leverage Ratio for the Test Period ended immediately prior to the relevant Start Date and the Applicable Margin which shall be thereafter applicable (until the same is changed or ceases to apply in accordance with the following sentences). The Applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the Start Date to the earlier of (x) the first Business Day immediately following the delivery of the next Compliance Certificate to the Administrative Agent and (y) the first Business Day immediately following the date which is 45 days following the last day of the fiscal quarter in which the previous Start Date occurred (the “End Date”), at which time, if no Compliance Certificate has been delivered to the Administrative Agent indicating an entitlement to a different Applicable Margin, the Applicable Margin shall be 4.50% per annum for Term Loan A LIBOR Rate Loans, Delayed Draw Term Loan LIBOR Rate Loans and Revolving Loan LIBOR Rate Loans and 3.50% per annum for Term Loan A ABR Loans, Delayed Draw Term Loan ABR Loans and Revolving Loan ABR Loans; provided, that, if any aforementioned Compliance Certificate or if the information set forth in such Compliance Certificate is at any time restated or otherwise revised (including as a result of an audit) or otherwise proven to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Potential Event of Default or Event of Default arising as a result thereof, the Applicable Margin shall be recalculated at such higher rate for any applicable periods and shall be due and payable on demand. Notwithstanding anything to the contrary contained above in this definition, the Applicable Margin shall also be 4.50% per annum for Term Loan A LIBOR Rate Loans, Delayed Draw Term Loan LIBOR Rate Loans and Revolving Loan LIBOR Rate Loans and 3.50% per annum for Term Loan A ABR Loans, Delayed Draw Term Loan ABR Loans and Revolving Loan ABR Loans at all times during which there shall exist a Potential Event of Default or an Event of Default. Nothing in this paragraph is intended to limit or affect in any way the rights and remedies of the Administrative Agent and the Lenders (including, without limitation, the right to demand default interest) upon the occurrence of an Event of Default.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit and that is advised, administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that advises, administers or manages a Lender; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale” means the sale or issuance by any member of the Borrower Group to any Person of (i) any of the stock of any of such Person’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of any member of the Borrower Group, or (iii) any other assets (whether tangible or intangible) of any member of the Borrower Group (other than Excluded Asset Sales).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Blocked Account Agreement” means each agreement that any member of the Borrower Group may enter into in substantially the form of Exhibit O with such modifications as the Administrative Agent may reasonably request or consent to.

“Blocked Accounts” means the accounts of any member of the Borrower Group subject to a Blocked Account Agreement in accordance with the terms of this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Group” means the Parent and each of its direct or indirect Restricted Subsidiaries, including the Canadian Subsidiaries.

“Borrower Group Releases” means each release, executed and delivered by the members of the Borrower Group on or before the Closing Date substantially in the form of Exhibit P.

“Business Day” means (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (iii) with respect to all notices, determinations, fundings and payments in connection with Letters of Credit, any day that is a Business Day described in clause (i) above (and, if applicable, clause (ii) above) that is also not a day on which banking institutions are authorized or required by law or other governmental action to close in the jurisdiction in which the Issuing Bank for such Letter of Credit is located.

“2004 Canadian Investment Note” means that certain Canadian Investment Note, dated as of March 11, 2004 executed and delivered by Switch and Data Toronto Ltd in favor of Switch and Data Enterprises, Inc. and endorsed in favor of Original Agent and assigned to Royal Bank of Canada, in its capacity as Administrative Agent, in the original principal amount of $2,250,000, as amended from time to time with the written consent of the Administrative Agent.

“2005 Canadian Investment Note” means that certain 2005 Canadian Investment Note, dated as of October 13, 2005, executed and delivered by Switch and Data Toronto Ltd in favor of Switch and Data Enterprises, Inc. and endorsed in favor of Original Agent and assigned to Royal Bank of Canada, in its capacity as Administrative Agent, in the original principal amount of $4,000,000, as amended from time to time with the written consent of the Administrative Agent.

“2007 Canadian Investment Note” means that certain 2007 Canadian Investment Note, dated as of December 12, 2007, executed and delivered by Switch and Data Toronto Ltd. in favor of Switch and Data Enterprises, Inc. and endorsed in favor of Original Agent and assigned to Royal Bank of Canada, in its capacity as Administrative Agent, in the original principal amount of $12,666,667, as amended from time to time with the written consent of the Administrative Agent, which evidences the multiple advance term loan made to Switch and Data Toronto Ltd. by Switch and Data Enterprises, Inc.

“Canadian Revolving Note” has the meaning assigned to such term in clause (x) of Section 6.1 herein.

“Canadian Subsidiaries” means Switch and Data Toronto, Ltd., an Ontario corporation, and such other subsidiaries organized under the laws of Canada, and organized or acquired in accordance of Section 5.11.B hereof.

“Canadian Subsidiary Contribution” means, collectively, (i) the contribution of up to $2,250,000 in the aggregate to one or more of the Canadian Subsidiaries, of which amount of up to $2,250,000 at least two-thirds thereof has been advanced in the form of a term loan evidenced by the 2004 Canadian Investment Note, (ii) the contribution of up to $4,000,000 in the aggregate to one or more of the Canadian Subsidiaries, of which amount of up to $4,000,000 at least two-thirds thereof has been advanced in the form of a term loan evidenced by the 2005 Canadian Investment Note, and (iii) the contribution of up to $19,000,000 in the aggregate to one or more of the Canadian Subsidiaries, of which amount of up to $19,000,000 at least two-thirds thereof shall be advanced in the form of a multiple advance term loan evidenced by the 2007 Canadian Investment Note.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent and other amounts under any Capital Lease, the amount of which obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means (i) money or (ii) currency.

“Cash Equivalents” means:

(i) readily marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or at least P-1 from Moody’s;

(iii) bankers’ acceptances, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a Lender or a bank or trust company which is organized under the laws of the United States of America, any state thereof or any member of the EMU, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of U.S. $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated at least A-1 by S&P or at least P-1 by Moody’s;

(iv) money market mutual funds registered under the U.S. Investment Company Act of 1940, as amended, having a rating in the highest investment category by S&P and Moody’s; and

(v) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above.

“Casualty Proceeds” means all payments received by the Administrative Agent or any member of the Borrower Group from any insurer in respect of any Event of Loss, but excluding business interruption insurance or delayed opening of business insurance and payments in respect of liability policies.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit B hereto delivered by a Lender to the Administrative Agent pursuant to Section 2.7.B(iii).

“Change in Control” means and shall be deemed to have occurred if:

(i) (a) there shall have occurred the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the members of the Borrower Group taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) or (b) an event or series of events shall have occurred as a result of which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of or economic interests in the outstanding Equity Interests of Parent;

(ii) the holders of Equity Interests of the Borrower Group shall approve any plan or proposal for the liquidation or dissolution of such entity or entities; or

(iii) the Parent shall cease to own, directly or indirectly, 100% of the voting and economic interests in Borrower or shall cease to own, directly or indirectly, 100% of the voting and economic interests in any of the Subsidiaries that own assets acquired in any acquisition listed on Schedule 4.9.

“Class” when used in reference to any Loan, refers to whether such Loan is a Term Loan A, a Delayed Draw Term Loan, an Incremental Term Loan or a Revolving Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan A Commitment, a Delayed Draw Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.

“Closing Date” means March 27, 2008.

“Closing Date Certificate” means a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit C hereto, delivered to the Administrative Agent and the Lenders by such Responsible Officer on the Closing Date.

“Code” means the Internal Revenue Code of 1986, amendments thereto, and successor statutes, and regulations, rulings and guidance promulgated or issued thereunder.

“Collateral” means, collectively, all of the real, personal and mixed property (including Accounts and Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means each Pledge Agreement, each Security Agreement, each Guaranty Agreement, each Consent, each Control Agreement, and all other instruments or documents delivered by a Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Colocation Facility” means any location (whether owned or leased) at which any member of the Borrower Group principally houses and/or manages voice and/or data networking and other communications equipment for itself or any of its customers, including without limitation those Colocation Facilities listed on Schedule 1.1.A hereto.

“Colocation Lease” means any lease pursuant to which a member of the Borrower Group leases real property in respect of a Colocation Facility, including without limitation those Colocation Leases listed on Schedule 1.1.B hereto.

“Commitments” means the Term Loan A Commitments, the Delayed Draw Term Loan Commitments, the Incremental Term Loan Commitments and the Revolving Loan Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto delivered to the Administrative Agent and the Lenders by the Borrower.

“Consent to Appointment of Successor Administrative Agent” has the meaning assigned to that term in the Preamble hereto.

“Consents” means each Landlord Consent and Estoppel Agreement and each consent executed by the applicable counterparty in connection with certain revenue contracts and leases of certain members of the Borrower Group.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures by the members of the Borrower Group during such period for the acquisition or leasing (pursuant to a Capital Lease other than a lease of any real property) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) (including, for the avoidance of any doubt, capital expenditures utilizing the proceeds of the Canadian Subsidiary Contribution) which would be capitalized or reflected as capital expenditures under GAAP on the most recent quarterly financial statements delivered to the Administrative Agent pursuant to Section 5.1.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(i) income and franchise tax expense;

(ii) Consolidated Interest Expense of the members of the Borrower Group, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans and Letters of Credit);

(iii) depreciation and amortization expense;

(iv) amortization of intangibles (including goodwill) and organization costs;

(v) any other non-cash charges (including non-cash stock based compensation);

(vi) any extraordinary, unusual or non-recurring charges incurred in connection with the termination or cancellation of any of the Colocation Leases appearing on Schedule 4.9 prior to its stated expiration date and any litigation or settlement regarding any such termination or cancellation or any claim relating thereto; and

(vii) adjustments to net income arising from new guidance with respect to Financial Accounting Standards Board Statement Number 145 in respect of non-cash deferred rent;

and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), including without limitation any income from or as a result of the cancellation or termination of any customer contract or service contract, provided that the first $1,000,000 in the aggregate of income from or as a result of the cancellation or termination of customer contracts and service contracts in any fiscal year shall not be subtracted from Consolidated EBITDA pursuant to this clause (b), and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (i) Annualized Consolidated Interest Expense as of such date of calculation, (ii) payments in cash of income taxes made by the Borrower Group on a consolidated basis during the twelve month period ending prior to such date of calculation, (iii) scheduled payments made or scheduled to be made by the Borrower Group on a consolidated basis during the twelve month period ending prior to such date of calculation on account of principal of Indebtedness of any member of the Borrower Group (including scheduled principal payments in respect of the Loans), (iv) Consolidated Capital Expenditures made by the Borrower Group on a consolidated basis during the twelve month period ending prior to such date of calculation and (v) cash dividends paid by the Borrower Group on a consolidated basis during the twelve month period ending prior to such date of calculation.

“Consolidated Interest Expense” means, for any period, the total cash interest expense (including cash interest expense that is attributable to Capital Lease Obligations) of the members of the Borrower Group for such period with respect to all outstanding Indebtedness of the members of the Borrower Group (including all commissions, discounts and other fees and charges owed by members of the Borrower Group with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Interest Rate Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, determined on a consolidated basis in accordance with GAAP) minus amounts received by such Person under Interest Rate Agreements in respect of interest rates to the extent such amounts received are allocable to such period in accordance with GAAP, determined on a consolidated basis in accordance with GAAP).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the members of the Borrower Group for such period (excluding any such net income derived from a source other than the Colocation Facilities), determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower Group for any Period, there shall be excluded (i) the income

(or deficit) of any Person accrued prior to the date it became a member of the Borrower Group or is merged into or consolidated with any member of the Borrower Group, (ii) the income (or deficit) of any Person (other than a member of the Borrower Group) in which any member of the Borrower Group has an ownership interest, except to the extent that any such income is actually received by a member of the Borrower Group in the form of dividends or similar distributions, (iii) the income (or deficit) of any Unrestricted Subsidiary, in each case to the extent (with respect to positive income) that such income has not been distributed to a member of the Borrower Group organized in the United States whose principal place of business is in the United States, (iv) the income of any member of the Borrower Group to the extent that the declaration or payment of dividends or similar distributions by such member is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Legal Requirement applicable to such member.

“Consolidated Senior Debt” means, as of any date, the aggregate principal amount of all Consolidated Total Debt minus the outstanding principal amount of the Data Center Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Debt on such day to (ii) Annualized Consolidated EBITDA as of such date.

“Consolidated Total Debt” means, as of any date, the aggregate principal amount of all Indebtedness of the members of the Borrower Group at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt on such day to (ii) Annualized Consolidated EBITDA as of such date.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a securities account control agreement at any time entered into among the Administrative Agent (for the benefit of the Secured Parties), a securities intermediary and a member of the Borrower Group (in substantially the form of Exhibit E with such modifications as the Administrative Agent may reasonably request or consent to).

“Data Center Capital Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent under any Data Center Lease, the amount of which obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Data Center Leases” means, (i) the data center lease, dated August 10, 2007, by Switch and Data CA Eleven LLC, as lessee, of the premises located at Sunnyvale, CA and (ii) the data center lease, dated October 26, 2007, by Switch and Data NJ Two LLC, as lessee, of the premises located at North Bergen, NJ.

“Defunct Subsidiary” has the meaning assigned to such term in Section 4.1.C.

“Delayed Draw Term Loan” has the meaning assigned to such term in Section 2.1.A(ii).

“Delayed Draw Term Loan Availability Period” means the period from and including the Closing Date to and including the earlier to occur of (i) the one year anniversary of the Closing Date and (ii) the date on which all of the Delayed Draw Term Loan Commitments terminate or expire pursuant to Section 2.5 or Section 7.16.

“Delayed Draw Term Loan Commitment” means the commitment of a Delayed Draw Term Loan Lender to make a Delayed Draw Term Loan to the Borrower pursuant to Section 2.1.A(ii), up to the amount set forth on Schedule 2.1 as the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender (or as set forth in the Register pursuant to any assignment of any such Delayed Draw Term Loan Commitment in accordance with the terms hereof) and “Delayed Draw Term Loan Commitments” means all such commitments of the Delayed Draw Term Loan Lenders in the aggregate.

“Delayed Draw Term Loan Lender” means the persons identified as “Delayed Draw Term Loan Lenders” and listed on the signature pages of this Agreement and Schedule 2.1, together with their successors and permitted assigns pursuant to Section 9.1.

“Delayed Draw Term Loan Maturity Date” means March 27, 2014.

“Delayed Draw Term Loan Notes” means (i) the promissory notes of the Borrower issued pursuant to Section 2.1.E on the Closing Date in respect of the Delayed Draw Term Loan made by each Delayed Draw Term Loan Lender and (ii) any promissory note issued by the Borrower pursuant to Section 9.1.B in connection with assignments of the Delayed Draw Term Loan of any of the Term Loan Lenders, in each case substantially in the form of Exhibit M-2 hereto.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including the issuance of Equity Interests by any Person, and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent” means Royal Bank of Canada, as the documentation agent for the Lenders.

“Dollar Equivalent” means, on any particular date, with respect to any amount denominated in Canadian Dollars, the amount (as conclusively ascertained by the Administrative Agent absent manifest error) of Dollars which could be purchased by the

Administrative Agent (in accordance with its normal banking practices) in the United States foreign currency exchange markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (New York time) on such date (or, if such foreign currency exchange markets are not open on such date, on the most recent previous day on which such markets were open).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the first date on or after the Closing Date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied or waived and any Loans are to be made or any Letter of Credit is to be issued.

“Effective Margin” means the sum of the four (4) year average of each of (i) the original issue discounts, (ii) the initial financing fees, (iii) the Adjusted LIBOR Rate and (iv) the Applicable Margin, in each case, paid to the applicable Term Loan Lenders.

“Eligible Assignee” means a Person that is (i) a Lender or an Affiliate of a Lender; (ii) an Approved Fund; (iii) any other financial institution approved by the Administrative Agent that is organized under the laws of the United States or any state or district thereof, extends lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under any applicable law; or (iv) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion; provided that no member of the Borrower Group nor any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time during the current calendar year or the six calendar years preceding the date of this Agreement maintained or contributed to by any member of the Borrower Group or any of their respective ERISA Affiliates.

“End Date” shall have the meaning assigned to such term in the definition of Applicable Margin.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise regarding a violation), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all statutes, ordinances, orders, rules, regulations, judgments, Governmental Actions, or any other legally enforceable requirements of governmental authorities with appropriate jurisdiction relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any member of the Borrower Group or any site, location or operation of any member of the Borrower Group including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, any analogous state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

“Environmental Reports” has the meaning assigned to such term in Section 5.9.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§1000 et seq., amendments thereto, and successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any member of the Borrower Group shall continue to be considered an ERISA Affiliate of such member of the Borrower Group within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such member of the Borrower Group and with respect to liabilities arising after such period for which such member of the Borrower Group could be liable under the Code or ERISA.

“Event of Default” means each of the events or occurrences set forth in Article VII.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iii) any settlement in lieu of clause (ii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excess Cash Flow” means, for any Fiscal Year, without duplication, (a) Consolidated EBITDA for such Fiscal Year less (b) the sum of (i) Consolidated Fixed Charges for such Fiscal Year plus (ii) any prepayments made in such Fiscal Year in respect of the prior Fiscal Year pursuant to Section 2.5.B(iii)(d) to the extent not included in Consolidated Fixed Charges.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.5.B(iii)(d).

“Excluded Asset Sales” means (a) any lease, license or other transfer (but excluding sales) of the right to use a portion of any Colocation Facility to any customer or provider of fiber optic, satellite, wireline or other connectivity to a Colocation Facility in the ordinary course of business, (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with a Permitted Business, (c) Dispositions of property in the ordinary course of business in an amount not exceeding $2,000,000 in the aggregate for all such Dispositions after the Closing Date taken together, or (d) any transfer or assignment by Borrower or a Restricted Subsidiary which is a Guarantor to Borrower or any other Restricted Subsidiary which is a Guarantor.

“Existing Letter of Credit” means that certain Letter of Credit issued on February 1, 2008 by the Existing Issuing Bank for the benefit of 5851 West Side Associates, LLC with an original face amount of $1,390,065 and letter of credit issuance number of DBS 17834.

“Existing Interest Rate Agreement” means the Confirmation, dated as of November 22, 2005, between the Borrower and Deutsche Bank AG.

“Existing Issuing Bank” Deutsche Bank AG New York Branch.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Fee Letter dated March 27, 2008, between the Borrower and the Administrative Agent and such other fee letters entered into between any of the Lenders and Borrower from time to time.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Fiscal Year” means the fiscal year of the applicable Person, which, for the members of the Borrower Group, begins on January 1 and ends on December 31 of each calendar year, and “Fiscal Quarter” means a corresponding fiscal quarter of such Person.

“Funding and Payment Office” means (i) the office of the Administrative Agent located at Royal Bank of Canada, 12th Floor South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2W7, Attention: Manager Agency Services or (ii) such other office of the Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in the United States of America set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, legally enforceable determinations, decrees, waivers, certifications, environmental clearances, legally enforceable notices and licenses of any Governmental Instrumentality with appropriate jurisdiction.

“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means each Person that has executed a Guaranty Agreement.

“Guaranty Agreement” means each Guaranty Agreement executed and delivered by Parent or any member of the Borrower Group, other than the Borrower, in each case substantially in the form of Exhibit J hereto, except that the Canadian Subsidiaries shall not be required to execute a Guaranty Agreement, with such modifications as the Administrative Agent may reasonably request or consent to.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other comparable term or expression intended to define or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited or regulated under Environmental Laws.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect thereto.

“Included Taxes” has the meaning assigned to that term in Section 2.7.B.

“Increased Amount Date” as defined in Section 2.9.

“Incremental Term Loan Commitments” as defined in Section 2.9.

“Incremental Term Loan Lender” as defined in Section 2.9.

“Incremental Term Loan Maturity Date” means the date that Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement.

“Incremental Term Loans” as defined in Section 2.9.

“Indebtedness,” as applied to any Person means, without duplication,

(i) all indebtedness of such Person for borrowed money;

(ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business);

(iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(v) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of guaranty, letter of credit or similar facilities;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any cash payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock;

(viii) all obligations of such Person in respect of Interest Rate Agreements;

(ix) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (d) otherwise to assure a creditor against loss; and

(x) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person.

All Obligations under the Loan Documents shall constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in Section 9.3.

“Indemnitee” has the meaning assigned to that term in Section 9.3.

“Indemnity Letter” means the Indemnity Letter pursuant to which the Borrower agrees to compensate each Lender for any loss, cost or expense such Lender may sustain from any failure by the Borrower to borrow the LIBOR Rate Loans on the Effective Date.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of any member of the Borrower Group that are material to the condition (financial or otherwise), business or operations of any member of the Borrower Group.

“Interest Payment Date” means (i) with respect to any ABR Loan (regardless of whether such ABR Loan is a Revolving Loan or a Term Loan), each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan, provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.3.B.

“Interest Rate Agreement” means any interest rate protection or hedge agreement, including any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, in each case, as entered into by a member of the Borrower Group in accordance with the terms hereof.

“Interest Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the first day of such Interest Period.

“Investment” means:

(i) any direct or indirect purchase or other acquisition (including through a lease) by a Person of, or of a beneficial interest in, any Securities of, or assets constituting an ongoing business from, any other Person,

(ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by a Person from any other Person, of any equity Securities of any Subsidiary of such other Person, or

(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all accounts receivable in respect of which that other Person is the account debtor that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If any member of the Borrower Group Disposes of any Equity Interests of any Subsidiary thereof or enters into any merger, consolidation or amalgamation, such that, after giving effect to any such Disposition, merger, consolidation or amalgamation, such Person is no longer a Wholly-Owned Subsidiary of a member of the Borrower Group, such member of the Borrower Group which owns such Person shall be deemed to have made an Investment on the date of such Disposition, merger, consolidation or amalgamation equal to the fair market value of the Equity Interests of such Person owned by such member of the Borrower Group after giving effect to such Disposition, merger, consolidation or amalgamation.

“ISP98” has the meaning assigned to that term in Section 2.2.H.

“Issuing Bank” means, collectively, Royal Bank of Canada, as the issuer of Letters of Credit hereunder for the account of the Borrower, the Existing Issuing Bank in respect of the Existing Letter of Credit, or any other Lender, Affiliate of any Lender or other financial institution reasonably acceptable to the Administrative Agent and the Borrower which may at any time issue a Letter of Credit for the account of the Borrower under this Agreement. If there is more than one Issuing Bank, all references to the “Issuing Bank” shall be deemed to refer to each Issuing Bank or to all Issuing Banks, as the context requires.

“Joinder Agreement” means an agreement substantially in the form of Exhibit Q.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel Agreement” means each Landlord Consent and Estoppel Agreement substantially in the form attached hereto as Exhibit N, with such modifications as the Administrative Agent may reasonably request or consent to.

“Lead Arrangers” means, collectively, RBC Capital Markets Corporation and GE Capital Markets, Inc., as the joint lead arrangers and joint bookrunners.

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, authorizations, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with (i) their successors and permitted assigns pursuant to Section 9.1 and (ii) and any other Person that becomes a party hereto pursuant to a Joinder Agreement; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean the Lenders having that Commitment.

“Letter of Credit Fee” has the meaning assigned to that term in Section 2.4.A.

“Letter of Credit Obligations” means the sum of the aggregate undrawn amount of all Letters of Credit outstanding, plus the aggregate amount of all drawings under Letters of Credit for which the Borrower has not reimbursed the Issuing Bank.

“Letter of Credit” means any letter of credit issued under Section 2.3 (including without limitation the Existing Letter of Credit and any other letters of credit, if any, issued pursuant to the Original Credit Agreement) and all amendments, renewals, extensions and replacements thereof.

“Letter of Credit Date” means the date of the issuance of any Letter of Credit.

“LIBOR Rate” means for any Interest Period with respect to any LIBOR Rate Loan:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR 01 page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(ii) if the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(iii) if the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in Section 2.3.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC).

“Loan/Letter of Credit Certificate” means a certificate substantially in the form of Exhibit F hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1 or Section 2.2 with respect to a proposed Loan or Letter of Credit.

“Loan/Letter of Credit Request” means a notice substantially in the form of Exhibit G hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1.B or Section 2.2.B with respect to a proposed Loan or Letter of Credit.

“Loan Date” means, with respect to any Loan, the date of the making of such Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the LOC Documents, the Fee Letters, the Borrower Group Releases and all other agreements, certificates, instruments or documents delivered by a Loan Party pursuant to any of the Loan Documents.

“Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender’s Commitments (including all drawn and undrawn portions thereof) and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

“Loan Party” means each member of the Borrower Group and any Affiliate of any member of the Borrower Group (other than the Defunct Subsidiaries) which may in each case hereafter become a party to any Loan Document, and “Loan Parties” means all such Persons, collectively.

“Loans” means the Term Loans and the Revolving Loans made by the Lenders pursuant to Section 2.1.A.

“LOC Committed Amount” has the meaning assigned to that term in Section 2.2.A.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Facing Fee” has the meaning assigned to such term in Section 2.4.

“Margin Stock” has the meaning assigned to that term in Regulations T, U and X of the Board as in effect from time to time.

“Master Assignment and Acceptance Agreement” means the Master Assignment and Acceptance Agreement pursuant to which the lenders under the Original Credit Agreement shall have assigned to the Lenders hereunder all of the Pre-Effective Date Indebtedness and all of their commitments to make loans under the Original Credit Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, revenues, operations, results of operations, prospects or condition (financial or otherwise) of the Borrower Group taken as a whole, (ii) a material adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (iii) a material adverse effect on the validity or enforceability of the Loan Documents, the Liens granted under the Loan Documents or the Lenders’ or any Agent’s rights and remedies under the Loan Documents.

“Material Contract” means any contract, lease or other agreement or arrangement to which any Loan Party is a party (other than the Loan Documents) (a) involving aggregate consideration payable to or by any Loan Party in excess of $5,000,000, or (b) which is otherwise material to the business, assets, operations, results of operations or condition (financial or otherwise) of the Borrower Group, taken as a whole, including without limitation the Specified Material Contracts, or (c) that is a Colocation Lease.

“Material Subsidiaries” means the direct and indirect Subsidiaries of the Parent other than Switch & Data LA One LLC.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate has contributed during the current calendar year or the six calendar years preceding the date of this Agreement or with respect to which any Loan Party may incur any liability.

“Net Asset Sale Proceeds” means the aggregate cash proceeds received by any member of the Borrower Group in respect of any Asset Sale, net of:

(i) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or brokers’ commissions);

(ii) any relocation expenses incurred as a result thereof;

(iii) taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of any member of the Borrower Group) (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(iv) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien which is prior to the Lien under the Collateral Documents on the asset or assets that are the subject of such Asset Sale;

(v) all distributions and other payments required to be made to minority interest holders in a Subsidiary or Joint Venture as a result of the Asset Sale; and

(vi) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale.

“Net Proceeds” has the meaning assigned to that term in Section 2.5.B(iii)(a).

“Net Proceeds Amount” has the meaning assigned to such term in Section 2.5.B(iv).

“Net Revenue” means, for any period, all revenue received by the members of the Borrower Group in respect of any Colocation Facility, that would, in conformity with GAAP, be included on the consolidated income statement of the Borrower Group as revenue at such date.

“Non-Recourse Indebtedness” means Indebtedness:

(i) as to which no member of the Borrower Group (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) is the lender;

(ii) which, if in default, would not permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any member of the Borrower Group to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity (including the right of such holders to take enforcement action against an Unrestricted Subsidiary); and

(iii) as to which the lenders thereof have been notified in writing that they will not have any recourse to the Equity Interests or assets (other than the Equity Interests of any Person other than a member of the Borrower Group) of any member of the Borrower Group, provided that the inclusion of any of the Specified Exceptions to Non-Recourse Provisions in the documents evidencing such Indebtedness will not, solely be virtue thereof, prevent such Indebtedness from constituting Non-Recourse Indebtedness unless and until the conditions of any of such Specified Exceptions to Non-Recourse Provisions that are included in the documents evidencing such Indebtedness are satisfied and the holder of such Indebtedness obtains, by virtue thereof, the right to take action against the Equity Interests or assets of a member of the Borrower Group.

“Non-US Lender” has the meaning assigned to that term in Section 2.7.B(iii).

“Notes” means the Revolving Loan Notes and the Term Loan Notes.

“North Bergen Addition” means the build-out and other leasehold improvements made to the facility located at 5851 Westside Avenue, North Bergen, New Jersey by the members of the Borrower Group.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit H hereto delivered to the Administrative Agent pursuant to Section 2.3.D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Obligations” means the collective reference to the Letter of Credit Obligations (including cash collateral for outstanding Letters of Credit as provided herein in an amount equal to 105% of such Letter of Credit Obligations) and the unpaid principal of, and the accrued and unpaid interest on, the Loans and all other obligations and liabilities of any Loan Party to each Agent, the Lenders and the Issuing Bank (including each Loan Party’s liability for all interest that accrues after the maturity of the Loans and all interest that accrues after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, that may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Interest Rate Agreement entered into by the Borrower with any Lender or Affiliate thereof pursuant to this Agreement or any other document made, delivered or given in connection with this Agreement, any other Loan Document or any such Interest Rate Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to each Agent, the Lenders and the Issuing Bank that are required to be paid by the Borrower pursuant to the terms of any such agreement), and all other obligations and liabilities of any or all of the Loan Parties to each Agent, the Issuing Bank and/or any Lender under this Agreement, or any other Loan Document.

“Officer’s Certificate” means a certificate executed on behalf of a Person by a Responsible Officer thereof (in his capacity as such officer); provided that every Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the Responsible Officer making or giving such Officer’s Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of such Responsible Officer, he is reasonably familiar with the assets, liabilities, operations and affairs of the Borrower Group and, accordingly, is able to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the Responsible Officer, such condition has been complied with in all material respects.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Original Agent” has the meaning assigned to that term in the recitals hereto.

“Original Credit Agreement” has the meaning assigned to that term in the Preamble hereto.

“Other Taxes” has the meaning assigned to that term in Section 2.7.B.

“Parent” means Switch & Data Facilities Company, Inc.

“Patriot Act” has the meaning assigned to that term in Section 9.26.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Business” means the designing, constructing, acquiring, owning, operating and leasing of the Colocation Facilities to telecommunications carriers, Internet service providers, content providers, data service providers and others and the provision of services in connection therewith, including, but not limited to, connectivity to public and private network services, security and monitoring services, data recovery services, colocation services, hosting services, voice-over IP services, video services, and content aggregation, together with any activity reasonably related to or ancillary to the foregoing and the making of any rent payments under a Colocation Lease.

“Permitted Investments” means Investments which are:

(i) Cash or Cash Equivalents;

(ii) accounts receivable created, acquired or made by any Loan Party in the ordinary course of business;

(iii) Investments consisting of Equity Interests, obligations, securities or other property received by any Loan Party in settlement of accounts receivable or in satisfaction of judgments (each created in the ordinary course of business) from obligors in the ordinary course of business or received pursuant to bankruptcy or insolvency proceedings of the account debtor;

(iv) Investments existing as of the Closing Date and set forth in Schedule 1.1.D;

(v) subject to Section 6.18, Investments in Property to be used as a Colocation Facility or useful in connection with the conduct of a Permitted Business (to the extent constituting an ongoing business) or, so long as no Event of Default has occurred and is continuing, in a Person that is (or upon the consummation of any such Investment will become) a Wholly-Owned Restricted Subsidiary of the Borrower or of a Restricted Subsidiary of the Borrower and whose assets principally consist of Property to be used as a Colocation Facility or useful in connection with the conduct of a Permitted Business, provided that no Investment in the Canadian Subsidiaries may be made under this clause (v);

(vi) to the extent permitted under Section 6.7, Investments consisting of non-cash consideration received by any Loan Party in any Asset Sales;

(vii) subject to Section 6.18, Investments made by any member of the Borrower Group in any other member of the Borrower Group other than the Canadian Subsidiaries;

(viii) the Canadian Subsidiary Contribution, provided that, the Canadian Subsidiary Contribution shall only be a Permitted Investment if (a) at least two-thirds of such Investment is evidenced by the 2007 Canadian Investment Note, the 2005 Canadian Investment Note or the 2004 Canadian Investment Note, as applicable, and (b) the Person that makes such Investment and receives such Canadian Investment Note shall immediately pledge and deliver such Canadian Investment Note to the Administrative Agent pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, as additional Collateral for the Obligations, and

(ix) the Investment evidenced by the Canadian Revolving Note.

“Permitted Liens” means the following types of Liens, excluding (a) any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, (b) any such Lien relating to or imposed in connection with any Environmental Claim, and (c) any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents:

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.5;

(ii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.5;

(iii) Liens of sellers of goods to any Loan Party arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only goods sold and securing only the unpaid purchase price for such goods and related expenses;

(iv) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) if any such Liens under this clause (iv) secure amounts in excess of $500,000 in the aggregate, the applicable members of the Borrower Group maintain cash reserves sufficient to discharge all such Liens, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) the applicable member of the Borrower Group maintains cash reserves sufficient to discharge any such Lien, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(vi) real property leases, subleases or other occupancy agreements granted to third parties not in violation of any provision of any Loan Document, provided that each such lease, sublease or other occupancy agreement does not adversely interfere in any material respect with the ordinary conduct of the business of the Borrower Group;

(vii) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any member of the Borrower Group or result in a material diminution in the value of any Collateral as security for the Obligations;

(viii) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(ix) Liens granted pursuant to the Collateral Documents;

(x) without limiting any of the Borrower’s obligations under Section 5.12, Section 5.16 and Section 6.13, landlords’ Liens with respect to leases entered into by a member of the Borrower Group; provided that the exercise of any such Lien would not materially adversely affect the Borrower Groups’ or the Lenders’ rights in the Collateral subject to such Lien;

(xi) Liens existing as of the Closing Date and set forth on Schedule 1.1.E, provided that no such Lien shall at any time be extended to or cover any asset or property other than the asset or property subject thereto on the Closing Date;

(xii) Liens securing any Indebtedness renewing, refinancing or extending Indebtedness secured by Liens permitted pursuant to clause (xi) above on terms and conditions no less favorable to the applicable Loan Party, provided that no such Lien shall at any time be extended to or cover any asset or property other than the asset or property subject to such prior Lien on the Closing Date;

(xiii) Liens securing any Indebtedness permitted under Section 6.1(v), Section 6.1(vi) or Section 6.1(xi);

(xiv) other Liens securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding, so long as such Liens are secured by property with a fair market value not in excess of $15,000,000; and

(xv) financing statements filed to give notice of an operating lease of personal property which financing statements do not list any collateral except for the operating lease and the property that is the subject of the operating lease;

provided in each case that such Liens do not secure Indebtedness for borrowed money (other than Indebtedness of the nature described in clauses (iv), (v), (vi) and (xi) of Section 6.1).

“Permitted Purpose” has the meaning assigned to that term in Section 5.13.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Instrumentalities.

“Pledge Agreements” means each Pledge Agreement executed and delivered on or before the Closing Date and each pledge agreement, pledge, charge or similar instrument to be executed and delivered by a Loan Party substantially in the form of Exhibit K, with such modifications as the Administrative Agent may reasonably request or consent to.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pre-Effective Date Indebtedness” has the meaning assigned to such term in the Preamble hereto.

“Prime Rate” means, in respect of ABR Loans, the rate of interest per annum that RBC announces from time to time as its base lending rate for commercial loans in Dollars in the U.S., as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. RBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prior Amendment Date” means October 13, 2005.

“Pro Forma Basis” means, with respect to the calculation of financial covenants on a pro forma basis in connection with a proposed acquisition, the calculation of the financial covenants set forth in Section 6.6 hereof (including the Person or assets to be acquired as well as the Borrower Group) with reference to (i) the audited historical financial results of such Person to be acquired for the Test Period, if available, and if not so available, then with reference to such management certified financial results of such Person for the Test Period as shall be reasonably acceptable to the Administrative Agent (or, if an acquisition of assets, the financial results attributable to such assets) and the financial statements of the Borrower Group and its Subsidiaries for the Test Period ending immediately prior to the date of such acquisition, after giving effect on a pro forma basis to such acquisition in the manner described below:

(i) all Indebtedness (whether under this Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the acquisition shall be deemed to have been incurred or made on the first day of the Test Period, and all Indebtedness of the Person acquired or to be acquired in such acquisition which was or will have been repaid in connection with the consummation of the acquisition shall be deemed to have been repaid concurrently with the deemed incurrence of the Indebtedness incurred in connection with the acquisition;

(ii) all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the sum of (a) the arithmetic mean of (x) the LIBOR Rate for LIBOR Rate Loans having an Interest Period of one month in effect on the first day of the Test Period and (y) the LIBOR Rate for LIBOR Rate Loans having an Interest Period of one month in effect on the last day of the Test Period plus (b) the Applicable Margin then in effect (after giving effect to the acquisition on a Pro Forma Basis); and

(iii) reasonable specified cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such acquisition as may be approved by the Administrative Agent in writing shall be deemed to have been realized on the first day of the Test Period.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loans of any Lender with respect to any Class of Term Loans, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender with respect to such Class by (b) the aggregate Term Loan Exposure of all the Lenders with respect to such Class, and (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans or the obligations or unreimbursed drawings with respect to a Letter of Credit of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all the Lenders. The initial Pro Rata Share of each Lender with respect to each Class of Loans is set forth opposite the name of such Lender in Schedule 2.1 hereto.

“Proceedings” has the meaning assigned to that term in Section 5.1.

“Projections” means the financial projections regarding the Borrower Group prepared by the management of the Parent, which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether intangible or tangible.

“RBC” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Register” has the meaning assigned to that term in Section 2.1.D(i).

“Regulation D” means Regulation D of the Board, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Potential Event of Default or Event of Default has occurred and is continuing and that the Borrower or any other member of the Borrower Group intends and expects to use all or a specified portion of any Casualty Proceeds to acquire assets useful in a Permitted Business or to rebuild or restore assets used in a Permitted Business.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Materials through the air, soil, surface water or groundwater.

“Required Lenders” means the Lenders having or holding a majority of the sum of the aggregate Loans, outstanding Letters of Credit, Unused Revolving Loan Commitments and Unused Delayed Draw Term Loan Commitments of all the Lenders.

“Responsible Officer” means, with respect to any matter and with respect to any Person, the Chairman, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, Assistant Secretary, Manager or General Partner of such Person or if such Person has no appointed officers, any authorized representative of such Person.

“Restricted Cash” means security deposits of customers of any member of the Borrower Group.

“Restricted Payment” means:

(i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any member of the Borrower Group now or hereafter outstanding (except a dividend or distribution payable solely in shares of that class of stock to the holders of that class (or the accretion of such dividends or distribution)) or any payment of a management fee or similar fee by a member of the Borrower Group to a beneficial holder of any Equity Interest in any member of the Borrower Group or to any Affiliate of any such beneficial holder or any employee, officer, director or manager of any such holder or Affiliate, except for payments that are permitted by clause (iii) of Section 6.10 hereof;

(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any member of the Borrower Group now or hereafter outstanding;

(iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any member of the Borrower Group now or hereafter outstanding;

(iv) any payment or prepayment of principal of, premium, if any, or cash interest on, or redemption, purchase, retirement, defeasance (including covenant or legal defeasance), sinking fund or similar payment with respect to Indebtedness of any member of the Borrower Group and which is subordinated in right of payment of the Obligations; and

(v) any Investment that is not a Permitted Investment.

“Restricted Subsidiary” means each Subsidiary of the Parent and of its direct or indirect Subsidiaries that is not an Unrestricted Subsidiary which is listed as an Unrestricted Subsidiary on Schedule 4.1.C as in effect on the Closing Date.

“Revolving Loan Availability Period” means the period from and including the Closing Date to and including the earlier to occur of (i) the date which is one (1) Business Day prior to the Revolving Loan Maturity Date and (ii) the date on which all of the Revolving Loan Commitments terminate or expire pursuant to Section 2.5 or Section 7.16.

“Revolving Loan Commitment” means the commitment of a Revolving Loan Lender to make a Revolving Loan to the Borrower pursuant to Section 2.1.A and/or to participate in any Letter of Credit pursuant to Section 2.2.C, up to the amount set forth on Schedule 2.1 as the Revolving Loan Commitment of such Revolving Loan Lender (or as set forth in the Register pursuant to any assignment of any such Revolving Loan Commitment in accordance with the terms hereof), and “Revolving Loan Commitments” means all such commitments of the Revolving Loan Lenders in the aggregate.

“Revolving Loan Exposure” means, with respect to any Revolving Lender as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment (including all drawn and undrawn portions thereof) and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender and such Lender’s Pro Rata Share of the Letter of Credit Obligations.

“Revolving Loan Lenders” means any Lender who has a Revolving Loan Commitment.

“Revolving Loans” has the meaning assigned to such term in Section 2.1.A.

“Revolving Loan Maturity Date” means September __, 2013.

“Revolving Loan Notes” means (i) the promissory notes of the Borrower issued pursuant to Section 2.1.E on the Closing Date in respect of its Revolving Loans and (ii) any promissory note issued by the Borrower pursuant to Section 9.1.B in connection with assignments of the Revolving Loan Commitments or Revolving Loans of any of the Lenders, in each case substantially in the form of Exhibit M-3 hereto.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc.

“Secured Parties” means the Administrative Agent, the Lead Arrangers, the Lenders, the Issuing Bank and any Lender or Affiliate of a Lender party to an Interest Rate Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means each Security Agreement executed and delivered on or before the Closing Date and each security agreement, pledge, charge or similar instrument to be executed and delivered by any member of the Borrower Group substantially in the form of Exhibit L with such modifications as the Administrative Agent may reasonably request or consent to, provided that the Canadian Subsidiaries shall not be required to execute a Security Agreement.

“Solvency Certificate” means a certificate substantially in the form of Exhibit I hereto delivered by each of the Material Subsidiaries and the Parent to the Administrative Agent pursuant to Section 3.1.R.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property or assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the property or assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person, as a going concern, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Exceptions to Non-Recourse Provisions” shall mean provisions effectively setting forth one or more of the following events in relation to Indebtedness which, but for the occurrence of one or more of the following, would be Non-Recourse Indebtedness:

(i) the collateral is sold or otherwise disposed of or the title thereto is encumbered, otherwise than as permitted by the mortgage granting such collateral;

(ii) fraud by the borrower in connection with the applicable Indebtedness;

(iii) misapplication of (A) proceeds paid under any insurance policies by reason of damage, loss or destruction affecting any portion of the collateral for the Indebtedness (to the extent of such proceeds), (B) any proceeds or awards resulting from the condemnation of all or any part of such collateral (to the extent of such proceeds or awards), or (C) rents received with respect to the collateral; or

(iv) damage or destruction to the collateral due to willful acts or gross negligence of the borrower.

“Specified Material Contracts” means the contracts and agreements listed on Schedule 4.9.B.

“Start Date” shall have the meaning assigned to such term in the definition of Applicable Margin.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, (i) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that

Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.

“Supermajority Lenders” means the Lenders having or holding at least 66 2/3% of the sum of the aggregate Loans, outstanding Letters of Credit, Unused Revolving Loan Commitments and Unused Delayed Draw Term Loan Commitments of all the Lenders.

“Supplemental Agent” has the meaning assigned to such term in Section 8.1.B.

“Syndication Agent” has the meaning assigned to that term in the introductory paragraph to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties and additions in connection therewith; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

“Term Loan A” has the meaning assigned to such term in Section 2.1.A(i).

“Term Loan A Commitment” means the commitment of a Term Loan A Lender to make a Term Loan A to the Borrower pursuant to Section 2.1.A(i), up to the amount set forth on Schedule 2.1 as the Term Loan A Commitment of such Term Loan A Lender (or as set forth in the Register pursuant to any assignment of any such Term Loan A Commitment in accordance with the terms hereof) and “Term Loan A Commitments” means all such commitments of the Term Loan A Lenders in the aggregate.

“Term Loan A Lender” means the persons identified as “Term Loan A Lenders” and listed on the signature pages of this Agreement and Schedule 2.1, together with their successors and permitted assigns pursuant to Section 9.1.

“Term Loan A Maturity Date” means March 27, 2014.

“Term Loan A Notes” means (i) the promissory notes of the Borrower issued pursuant to Section 2.1.E on the Closing Date in respect of Term Loan A and (ii) any promissory note issued by the Borrower pursuant to Section 9.1.B in connection with assignments of Term Loan A of any of the Term Loan Lenders, in each case substantially in the form of Exhibit M-1 hereto.

“Term Loan Commitments” means the Term Loan A Commitments, the Delayed Draw Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Exposure” means, with respect to any Term Loan Lender as of any date of determination with respect to any Class of Term Loans, (i) prior to the termination of the Term Loan Commitments, that Lender’s Term Loan Commitment (including all drawn and undrawn portions thereof) with respect to such Class of Term Loans, and (ii) after the termination of the Term Loan Commitments, the aggregate outstanding principal amount of the Term Loans of that Lender with respect to such Class of Term Loans.

“Term Loan Lenders” means Term Loan A Lenders, Delayed Draw Term Loan Lenders and Incremental Term Loan Lenders.

“Term Loan Notes” means Term Loan A Notes, Delayed Draw Term Loan Notes and Incremental Term Loan Notes.

“Term Loans” means Term Loan A, the Delayed Draw Term Loan and the Incremental Term Loans.

“Test Period” means, in connection with the calculation of any financial covenant on a Pro Forma Basis, the period of all fiscal quarters (and any portion of a fiscal quarter) prior to the date of such acquisition that are included in the calculation of such financial covenant (or any component thereof).

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans and the maximum amount available to be drawn under all Letters of Credit.

“Total Utilization of Delayed Draw Term Loan Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding advances of Delayed Draw Term Loans.

“Transaction Costs” means the fees, costs and expenses payable by any member of the Borrower Group on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” has the meaning assigned to that term in Section 2.2.I.

“Unadjusted LIBOR Rate Component” has the meaning assigned to that term in Section 5.15.

“Unrestricted Subsidiary” means each Subsidiary described as an Unrestricted Subsidiary on Schedule 4.1.C as in effect on the Closing Date.

“Unused Delayed Draw Term Loan Commitments” means, for any period, the average of the daily excess of the Delayed Draw Term Loan Commitments in effect during such period over the average daily aggregate principal amount of Delayed Draw Term Loans outstanding during such period.

“Unused Revolving Loan Commitments” means, for any period, the average of the daily excess of the Revolving Loan Commitments in effect during such period over the average daily aggregate principal amount of Revolving Loans and the maximum amount available to be drawn under all Letters of Credit outstanding during such period.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Without limiting the foregoing, financial statements and other information required to be delivered to the Lenders pursuant to Section 3.1 and Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 5.1.

Section 1.3. Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

C. Any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

D. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any provision stating that an Agent or Lender “may” take certain action shall be construed to mean that Agent or Lender may, but shall not be obligated to, take such action.

E. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

F. References to “Articles” shall be to Articles of this Agreement unless otherwise specifically provided.

G. The use in this Agreement of the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

H. The use in this Agreement of the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

I. This Agreement, the other Loan Documents and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the party who drafted the various provisions of the same. Each and every provision of this Agreement, the other Loan Documents and instruments and documents entered into and delivered in connection therewith shall be construed as though the parties participated equally in the drafting of the same. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement, or the other Loan Documents and instruments and documents entered into and delivered in connection therewith.

J. All of the Obligations are the joint and several obligations of the Borrower and the Guarantors, regardless of whether any provision hereof with respect to any such Obligation expressly states that such Obligation is a joint and several obligation.

K. With respect to any covenant herein by the Borrower not to permit another member of the Borrower Group to take certain action or which requires the Borrower to cause another member of the Borrower Group to take certain action, it will be a breach of such covenant if any member of the Borrower Group fails to take such action, regardless of whether the Borrower had the right, authority or power to permit or cause such other member of the Borrower Group to take or not take such action.

ARTICLE II.

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

Section 2.1. Commitments; Making of Loans; the Register; Notes.

A. Commitments.

(i) Term Loan A. Subject to the terms and conditions hereof (including without limitation the conditions in Section 3.2) and in reliance upon the representations and warranties set forth herein, on the Effective Date, (a) the Pre-Effective Date Indebtedness shall be converted into a portion of a term loan (“Term Loan A”) to be made to the Borrower, without constituting a novation, and (b) each Term Loan A Lender severally agrees to advance (or, if applicable, to permit to be outstanding hereunder) the balance of its Term Loan A Commitment to the Borrower in an aggregate amount not exceeding (in the aggregate, including its portion of the Pre-Effective Date Indebtedness) its Pro Rata Share of the Term Loan A Commitments, but not exceeding its Term Loan A Commitment. Concurrently with the funding of Term Loan A, all Term Loan A Commitments shall terminate and no advances of Term Loan A will be available to the Borrower after the Effective Date. Proceeds of Term Loan A borrowed under this Section 2.1.A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Delayed Draw Term Loan. Subject to the terms and conditions hereof (including without limitation the conditions in Section 3.2) and in reliance upon the representations and warranties set forth herein, each Delayed Draw Term Loan Lender severally agrees to make term loans (each, a “Delayed Draw Term Loan”) to the Borrower from time to time during the Delayed Draw Term Loan Availability Period in an aggregate amount up to its Pro Rata Share of the Delayed Draw Term Loan Commitments, but not exceeding its Delayed Draw Term Loan Commitment. The amount of each Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment as of the Closing Date is set forth opposite its name on Schedule 2.1 hereto, and the aggregate amount of the Delayed Draw Term Loan Commitments is as set forth on Schedule 2.1; provided that the Delayed Draw Term Loan Commitments of the applicable Delayed Draw Term Loan Lenders shall be adjusted to give effect to any assignments of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitments pursuant to Section 9.1; and provided, further that the amount of the Delayed Draw Term Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.5. Each Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitments shall expire immediately and without further action at the expiration of the Delayed Draw Term Loan Availability Period, and no advances of Delayed Draw Term Loans shall be made after such date. Proceeds of the Delayed Draw Term Loans borrowed under this Section 2.1.A(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii) Revolving Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Revolving Loan Lender severally agrees to make revolving loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Loan Availability Period in an aggregate amount up to its Pro Rata Share of the Revolving Loan Commitments, but not exceeding its Revolving Loan Commitment. The amount of each Revolving Loan Lender’s Revolving Loan Commitment as of the Closing Date is set forth opposite its name on Schedule 2.1 hereto and the aggregate amount of the Revolving Loan Commitments as of the Closing Date is as set forth on Schedule 2.1; provided that the Revolving Loan Commitments of the applicable Revolving Loan Lenders shall be adjusted to give effect to any assignments of such Revolving Loan Lender’s Revolving Loan Commitments pursuant to Section 9.1; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.5. Each Revolving Loan Lender’s Revolving Loan Commitments shall expire immediately and without further action at the expiration of the Revolving Loan Availability Period and no Revolving Loans shall be made after such date. Revolving Loans borrowed under this Section 2.1.A(iii) and subsequently repaid or prepaid may be reborrowed during the Revolving Loan Availability Period; provided, however, that the aggregate principal amount of the Revolving Loans outstanding at any time, when added to the aggregate amount of the Letter of Credit Obligations, may not exceed the aggregate amount of the Revolving Loan Commitments.

B. Borrowing Mechanics. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make the Loans described in Section 2.1.A, if, and only if, the borrowing mechanics set forth as follows are satisfied:

(i) ABR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and LIBOR Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever the Borrower desires that the Lenders make Loans, the Borrower shall deliver to the Administrative Agent a Loan/Letter of Credit Request no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Loan Date (in the case of a LIBOR Rate Loan) or at least one Business Day in advance of the proposed Loan Date (in the case of an ABR Loan).

(iii) Each Loan/Letter of Credit Request shall (a) specify (1) the aggregate amount and Class of the requested Loan, (2) the proposed Loan Date (which may occur only on a Business Day), (3) whether such Loan shall be an ABR Loan or a LIBOR Rate Loan, (4) in the case of any Loans requested to be made as LIBOR Rate Loans, the initial Interest Period requested therefor, which shall be a period contemplated by the definition of the term “Interest Period,” and (5) the intended use of proceeds of such Loan, and (b) be accompanied by an accurate and complete Loan/Letter of Credit Certificate.

(iv) The Borrower shall notify the Administrative Agent prior to the making of any Loan in the event that any of the matters to which the Borrower is required to certify in the applicable Loan/Letter of Credit Request or Loan/Letter of Credit Certificate, as applicable, is no longer accurate and complete as of the applicable Loan Date, and the acceptance by the Borrower of the proceeds of any Loan shall constitute a re-certification by the Borrower, as of the applicable Loan Date, as to the matters to which the Borrower is required to certify in the applicable Loan/Letter of Credit Request and Loan/Letter of Credit Certificate (it being understood that, if a Loan is made during the continuance of an Event of Default, the making of such Loan shall not constitute a waiver of such Event of Default).

(v) Notwithstanding the foregoing in this Section 2.1.B, Loans made on the Effective Date may be either ABR Loans or LIBOR Rate Loans; provided, however, any Loans that are LIBOR Rate Loans shall have an initial Interest Period of one month.

Except as otherwise provided in Section 2.6.B and Section 2.6.C, a Loan/Letter of Credit Request for a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and a Loan/Letter of Credit Request for an ABR Loan shall be irrevocable on and after the delivery of such Loan/Letter of Credit Request to the Administrative Agent and, in each case, the Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Loan/Letter of Credit Request pursuant to Section 2.1.B, the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Loan Date, in immediately available funds in Dollars, at the Funding and Payment Office. The Administrative Agent shall disburse the proceeds of each Loan, all in accordance with and as more particularly described in the Loan/Letter of Credit Request.

Unless the Administrative Agent shall have been notified by any Lender on or prior to the Loan Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s share of such Loan requested on such Loan Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Loan Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Loan Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Loan Date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for the first three Business Days and thereafter at the rate payable under this Agreement for ABR Loans of the applicable Class of Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s share of the Loan included in such Loan. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Loan Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for ABR Loans of the applicable Class of Loans. Nothing in this Section 2.1.C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register.

(i) The Administrative Agent shall maintain, at its address referred to in Section 9.8, a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by any Loan Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Administrative Agent shall record in the Register (a) the Term Loan A Commitment, the Delayed Draw Term Loan Commitment, the Incremental Term Loan Commitment (if any), the Revolving Loan Commitment and the Loans from time to time of each Lender, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (d) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (e) the date of issuance, face amount and expiry date of each Letter of Credit and the Issuing Bank with respect thereto. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations in respect of any applicable Loans.

(iii) Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Obligations in respect of any applicable Loans or otherwise; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall, absent manifest error, govern.

(iv) The Administrative Agent and the Lenders shall deem and treat the Persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loans shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 9.1. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

E. Notes. The Borrower shall execute and deliver on the Closing Date and on the date of any assignment or transfer of any Loan or Commitment to each Lender who so requests (or to the Administrative Agent on behalf of that Lender) (i) a Term Loan A Note substantially in the form of Exhibit M-1 hereto to evidence that Lender’s Term Loan A, in the principal amount of the sum of that Lender’s Term Loan A Commitment and with other appropriate insertions, as applicable and/or (ii) a Revolving Note, substantially in the form of Exhibit M-3 hereto to evidence that Lender’s Revolving Loans, in the principal amount of that Lender’s Revolving Loan Commitment and with other appropriate insertions, as applicable.

The Borrower shall execute and deliver on the date of the initial funding of Delayed Draw Term Loan and the date of the funding of an Incremental Term Loan and on the date of any assignment or transfer of any Loan or Commitment to each Lender who so requests (or to the Administrative Agent on behalf of that Lender) (i) a Delayed Draw Term Loan Note substantially in the form of Exhibit M-2 hereto to evidence that Lender’s Delayed Draw Term Loan, in the principal amount of that Lender’s Delayed Draw Term Loan Commitment and with other appropriate insertions, as applicable and/or (ii) an Incremental Term Loan Note substantially in the form of Exhibit M-4 hereto to evidence that Lender’s Incremental Term Loans, in the principal amount of that Lender’s Incremental Term Loan Commitment and with other appropriate insertions, as applicable.

The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent as provided in Section 9.1. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

Section 2.2. Letters of Credit.

A. Issuance of Letters of Credit. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Issuing Bank agrees to issue, and each Revolving Loan Lender severally agrees to participate in the issuance by the Issuing Bank of, standby Letters of Credit in Dollars from time to time during the Revolving Loan Availability Period as the Borrower may request, in a form mutually acceptable to the Issuing Bank and the Borrower; provided, however, that (i) the outstanding Letter of Credit Obligations (including those outstanding immediately prior to the Closing Date) shall not at any time exceed $5,000,000 (the “LOC Committed Amount”) and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus Letter of Credit Obligations shall not at any time exceed the aggregate amount of the Revolving Loan Commitments. No Letter of Credit shall (a) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Issuing Bank gives notice of expiration or termination to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (b) as originally issued or as extended, have an expiry date extending beyond the Revolving Loan Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day. Each Letter of Credit which remains outstanding under the Original Credit Agreement after the Closing Date (including, the Existing Letter of Credit) shall be deemed to be a Letter of Credit issued under this Agreement as of the Effective Date.

B. Notice and Reports.

(i) The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Bank with a copy to the Administrative Agent no later than 10:00 A.M. (New York City time) at least two Business Days in advance of the proposed Letter of Credit Date. The Borrower shall request the issuance of a Letter of Credit no more frequently than twice per month. Each request for the issuance of a Letter of Credit shall utilize a Loan/Letter of Credit Request and shall (a) specify (1) the aggregate amount of the requested Letter of Credit and (2) the proposed Letter of Credit Date and expiry date, and (b) be accompanied by an accurate and complete Loan/Letter of Credit Certificate.

(ii) The Administrative Agent shall, at least quarterly and more frequently upon reasonable request, disseminate to each of the Revolving Loan Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred.

(iii) The Administrative Agent and the Lenders shall deem and treat the Persons listed as the Revolving Loan Lenders in the Register as the holders and owners of the corresponding Revolving Loan Commitments, Loans and Letters of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Loan Commitment or Letters of Credit shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 9.1. Prior to such recordation, all amounts owed with respect to the applicable Revolving Loan Commitment or Letter of Credit shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Loan Commitments, Loans or Letters of Credit.

(iv) The Borrower shall notify the Issuing Bank and the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Loan/Letter of Credit Request or Loan/Letter of Credit Certificate, as applicable, is no longer accurate and complete as of the applicable Loan Date, and the acceptance by the Borrower of the issuance of the Letter of Credit shall constitute a re-certification by the Borrower, as of the applicable Letter of Credit Date, as to the matters to which the Borrower is required to certify in the applicable Loan/Letter of Credit Request and Loan/Letter of Credit Certificate.

C. Participation. Each Revolving Loan Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a participation interest from the Issuing Bank in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Bank and discharge when due its Pro Rata Share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation interest in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Pro Rata Share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of Section 2.2.D below. The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Potential Event of Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

D. Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent. Unless the Borrower shall immediately notify the Issuing Bank and the Administrative Agent that it intends to otherwise reimburse the Issuing Bank for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 2.2.E below on the related Letter of Credit, the proceeds of which shall be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans that are ABR Loans. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, any Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower or any other Loan Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the Administrative Agent and the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Bank, in Dollars and in immediately available funds, the amount of such Lender’s Pro Rata Share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 1:00 P.M. (New York City time), and otherwise such payment shall be made at or before 11:00 A.M. (New York City time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within three Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Effective Rate and, thereafter, at a rate equal to the interest rate otherwise payable under this Agreement for Revolving Loans that are ABR Loans. Each Lender’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Potential Event of Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank, the Administrative Agent or such Lender, acquire a participation interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

E. Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Loan Lenders that a Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Loan comprised of ABR Loans (or LIBOR Rate Loans to the extent the Borrower has complied with the procedures of Section 2.1.B with respect thereto) shall be immediately made to the Borrower by all Lenders in accordance with their Pro Rata Shares and the proceeds thereof shall be paid directly to the Issuing Bank for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Pro Rata Share of each such Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 3.2 are then satisfied, (iii) whether a Potential Event of Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Loans to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.

F. Cash Collateral For Letter of Credit Obligations. In the event that on the Revolving Loan Maturity Date there are any outstanding Letters of Credit, the Borrower shall, on such date, deposit with the Administrative Agent an amount equal to 105% of the amount of the Letter of Credit Obligations, to be held by the Administrative Agent, for the account of the Issuing Bank, as cash collateral.

G. Designation of Subsidiary as Account Party. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any other member of the Borrower Group other than the Canadian Subsidiaries, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the reimbursement obligations of the Borrower hereunder with respect to such Letter of Credit.

H. Renewal; Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects in the same manner as the issuance of a new Letter of Credit hereunder.

I. Uniform Customs and Practices. The Issuing Bank may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

J. Indemnification; Nature of Issuing Bank’s Duties.

(i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit or (b) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, in connection with any present or future de jure or de facto Legal Requirement.

(ii) As between the Borrower and the Lenders (including the Issuing Bank), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the Issuing Bank) shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (c) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (d) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (e) for any consequences arising from causes beyond the control of such Lender, including any Governmental Action. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder, or otherwise limit the indemnities provided for in Section 9.3 or in any of the LOC Documents.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Bank), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Loan Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Bank) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Loan Parties), including any and all Governmental Action. No Lender (including the Issuing Bank) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Action or any other cause beyond the control of such Lender.

(iv) Nothing in this Section 2.2.J is intended to limit the reimbursement obligations of the Borrower contained in Section 2.2.D above. The obligations of the Borrower under this Section 2.2.J shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Bank) to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this Section 2.2.J, the Borrower shall not have any obligation (a) to indemnify any Lender (including the Issuing Bank) in respect of any liability incurred by such Lender to the extent arising out of the gross negligence or willful misconduct of such Lender, as determined in a final judgment of a court of competent jurisdiction, or (b) to indemnify the Issuing Bank to the extent caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined in a final judgment of a court of competent jurisdiction, unless such payment is prohibited by any Legal Requirement.

K. Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Section 3.2 have been satisfied as of the applicable Letter of Credit Date unless it shall have been notified in writing by the Borrower or the Administrative Agent that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

L. Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

Section 2.3. Interest on the Loans.

A. Rate of Interest. Subject to the provisions of Sections 2.3.E, 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Alternate Base Rate or the Adjusted LIBOR Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower initially at the time a Loan/Letter of Credit Request is given with respect to such Loan pursuant to Section 2.1.B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.3.D. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Alternate Base Rate.

Subject to the provisions of Sections 2.3.E, 2.6 and 2.7, until they are paid in full the Loans shall bear interest as follows:

(i) if a Loan that is an ABR Loan, then at a rate equal to the sum of the Alternate Base Rate plus the Applicable Margin for the applicable Class of Loans that are ABR Loans; or

(ii) if a Loan that is a LIBOR Rate Loan, then at a rate equal to the sum of the Adjusted LIBOR Rate plus the Applicable Margin for the applicable Class of Loans that are LIBOR Rate Loans; or

(iii) if an Incremental Term Loan, then at a rate set forth in the applicable Joinder Agreement.

B. Interest Periods. In connection with each Loan that is a LIBOR Rate Loan, the Borrower may, pursuant to the applicable Loan/Letter of Credit Request or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any Loan that is a LIBOR Rate Loan shall commence on the Loan Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this Section 2.3.B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of Term Loan A shall extend beyond the Term Loan A Maturity Date; no Interest Period with respect to any portion of the Delayed Draw Term Loan shall extend beyond the Delayed Draw Term Loan Maturity Date; no Interest Period with respect to any portion of the Incremental Term Loan shall extend beyond the Incremental Term Loan Maturity Date; and no Interest Period with respect to any portion of Revolving Loans shall extend beyond the Revolving Loan Maturity Date;

(vi) no Interest Period with respect to any portion of a Class of Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal of such Class of Loans unless the sum of (a) the aggregate principal amount of Loans of that Class that are ABR Loans plus (b) the aggregate principal amount of Loans of that Class that are LIBOR Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitments then in effect (after giving effect to any reduction or termination of the Revolving Loan Commitments that is scheduled to occur prior to the end of such Interest Period) over the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations then outstanding equals or exceeds the principal amount required to be paid on the Loans of such Class on such date;

(vii) there shall be no more than ten Interest Periods outstanding at any time; and

(viii) in the event the Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Loan/Letter of Credit Request or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of Section 2.3.E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of a Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D. Conversion or Continuation. Subject to the provisions of Section 2.6 and Section 2.1.B(i), the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Loans bearing interest at a rate determined by reference to one basis to the same type of Loan bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into an ABR Loan on the expiration date of an Interest Period applicable thereto.

The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. Further, the submission by the Borrower of a Notice of Conversion/Continuation shall constitute a re-certification by the Borrower, as of the date of the proposed conversion/continuation, as to the matters to which the Borrower certified to in the applicable Loan/Letter of Credit Request and Loan/Letter of Credit Certificate.

Except as otherwise provided in Sections 2.6.B and 2.6.C, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans that are ABR Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Rate Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Loans of the applicable Class that are ABR Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.3.E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a 365 day year (or 366 days in a leap year), and in each case interest shall be payable for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan, (ii) the first day of an Interest Period applicable to such Loan and (iii) with respect to an ABR Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such ABR Loan, in each case shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a LIBOR Rate Loan, the date of conversion of such ABR Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the other members of the Borrower Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

Section 2.4. Fees.

A. Letter of Credit Fees.

(i) The Borrower agrees to pay to the Issuing Bank, for its own account, on the date of issuance of any Letter of Credit, a facing fee equal to 0.125% per annum on the initial face amount and stated duration of each such Letter of Credit (the “LOC Facing Fee”).

(ii) The Borrower shall also pay to the Administrative Agent, for the account of the Lenders, a fee equal to the undrawn amount of each Letter of Credit multiplied by the then Applicable Margin for Revolving Loans that are LIBOR Rate Loans (the “Letter of Credit Fee”).

(iii) The Letter of Credit fees referred to in clause (ii) above shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date.

B. Unused Facility Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, unused facility fees for the period from and after the Closing Date until but excluding the Revolving Loan Maturity Date in an amount equal to the sum of: (i) the Unused Revolving Loan Commitments multiplied by 0.50% per annum plus (ii) the Unused Delayed Draw Term Loan Commitment multiplied by 0.75% per annum. The unused facility fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and, with respect to the Unused Revolving Loan Commitments, on the Revolving Loan Maturity Date and, with respect to the Unused Delayed Draw Term Loan Commitments, the last day of the Delayed Draw Term Loan Availability Period. Notwithstanding anything to the contrary herein, any unused facility fee accrued with respect to any of the Commitments of a Defaulting Lender during the Fiscal Quarter prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such unused facility fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no unused facility fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be Defaulting Lender.

C. Other Fees. The Borrower shall pay such other fees, costs and expenses as are set forth in the Fee Letters, in each case in the amounts, and at the times, provided for in the Fee Letters.

Section 2.5. Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.

A. Scheduled Payments of Loans.

(i) On the Revolving Loan Maturity Date, the entire remaining unpaid principal amount of the Revolving Loans shall be due and payable by the Borrower. On each of the dates set forth below, principal payments of the Term Loans shall be payable by the Borrower in the amounts set forth opposite each such date:

Date	Amount of Payment (stated as a percentage of principal balance of the applicable Term Loan after its advance)
On each of March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010	2.50% (i.e. 10% in the aggregate for such payments)

On each of March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011	5.00% (i.e. 20% in the aggregate for such payments)

On each of March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012	5.00% (i.e. 20% in the aggregate for such payments)

On each of March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013 and Term Loan A Maturity Date or Delayed Draw Term Loan Maturity Date (as applicable)	10.00% (i.e. 50% in the aggregate for such payments)

The Incremental Term Loans shall be repaid in accordance with the amortization schedule for such Incremental Term Loans in the Joinder Agreement, which amortization schedule shall be set at the same percentage that is applicable to the Term Loans.

Notwithstanding the foregoing, the Incremental Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the latest of the Term Loan A Maturity Date or the Delayed Draw Term Loan Maturity Date, as the case may be.

The Borrower shall make all such amounts due and payable under this subsection A available to the Administrative Agent not later than 12:00 Noon (New York City time) on the applicable payment date, in immediately available funds in Dollars, at the Funding and Payment Office.

B. Prepayments and Unscheduled Reductions in Commitments.

(i) Voluntary Prepayments. The Borrower may, upon not less than three Business Day’s prior written notice given to the Administrative Agent by 12:00 Noon (New York City time) on the date required, at any time and from time to time prepay, without premium or penalty, any Loan on any Business Day in whole or in part in an aggregate minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (the amount due upon such prepayment being equal to the principal amount being so prepaid plus accrued and unpaid interest thereon, plus with respect to any LIBOR Rate Loan not prepaid on the expiration of the Interest Period applicable thereto, any amount payable pursuant to Section 2.6.D). The Borrower’s notice to the Administrative Agent shall designate (a) the date (which shall be a Business Day) of such prepayment, (b) whether such prepayment applies to Term Loans or Revolving Loans (and to which Term Loans or Revolving Loans the prepayment applies) and (c) the amount of such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.5.C.

(ii) Voluntary Reductions of Commitments. The Borrower may, upon not less than three Business Days’ prior written notice given to the Administrative Agent by 12:00 Noon (New York time) on the date required, at any time and from time to time, without premium or penalty, terminate in whole or permanently reduce in part the Revolving Loan Commitments or the Delayed Draw Term Loan Commitments; provided that (a) the Borrower may not terminate or reduce the Revolving Loan Commitments to an amount less than the Total Utilization of Revolving Loan Commitments, (b) the Borrower may not terminate or reduce the Delayed Draw Term Loan Commitments to an amount less than the Total Utilization of Delayed Draw Term Loan Commitments, and (c) any such partial reduction of the Revolving Loan Commitments or the Delayed Draw Term Loan Commitments (as the case may be) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. The Borrower’s notice to the Administrative Agent shall designate (x) the date (which shall be a Business Day) of such termination or reduction, (y) whether the termination or reduction applies to the Revolving Loan Commitments or the Delayed Draw Term Loan Commitments and (z) the amount of any such reduction or termination. Notice of such reduction or termination having been given as aforesaid, such termination or reduction of the specified Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the specified Commitment of each Lender proportionately by its Pro Rata Share thereof.

(iii) Mandatory Prepayments. The Borrower shall prepay the Loans and the Commitments shall be permanently reduced in the amounts, at the times and under the circumstances set forth below:

(a) Prepayments Due to Issuance of Debt or Equity. Subject to Section 2.5.B(iv) below, on the fifth Business Day following the date of receipt by any member of the Borrower Group of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any Indebtedness by, or issuance of any equity of, any member of the Borrower Group, the Borrower shall pay to the Administrative Agent for the account of the Lenders for application to the Loans (i) 100% of the Net Proceeds in respect of any such Indebtedness incurrence (other than those incurrences permitted pursuant to Section 6.1), (ii) 75% of the Net Proceeds in respect of any such equity issuance in the event the Consolidated Total Leverage Ratio of the Borrower Group equals or exceeds 3.00 to 1.00 and (iii) 50% of the Net Proceeds in respect of any such equity issuance in the event the Consolidated Total Leverage Ratio of the Borrower Group is less than 3.00 to 1.00.

(b) Prepayments From Net Asset Sale Proceeds. Subject to Section 2.5.B(iv) below, (i) no later than the fifth Business Day following the date of receipt by any member of the Borrower Group of any Net Asset Sale Proceeds in respect of any Asset Sale, the Borrower shall pay to the Administrative Agent for the account of the Lenders for application to the Loans an amount equal to 100% of such Net Asset Sale Proceeds (which, in the case of Net Asset Sale Proceeds received by a Canadian Subsidiary, shall be applied, first, to the extent of the balance of the 2007 Canadian Investment Note, second, to the extent of the balance of the 2005 Canadian Investment Note, and, third, to the extent of the balance of the 2004 Canadian Investment Note, in each case, as a prepayment of such 2007 Canadian Investment Note, 2005 Canadian Investment Note and/or 2004 Canadian Investment Note to fund (to the extent of such prepayment) all or a portion of the mandatory prepayment required by this clause (b)); provided, however, that no such reduction in Commitments and payment of Loans shall be required if such Net Asset Sale Proceeds were received by any such member pursuant to an Excluded Asset Sale at a time when no Event of Default has occurred and is continuing, and (ii) no later than the fifth Business Day following the date that any reserve maintained for adjustment in respect of the sale price of the assets sold in any such Asset Sale (as referred to in clause (vi) of the definition of Net Asset Sale Proceeds) or with respect to any liabilities associated with the assets disposed of in such Asset Sale is no longer required or is reduced, the Borrower shall pay to the Administrative Agent for the account of the Lenders for application to the Loans an amount equal to 100% of the amount of such reserve (if it is no longer required to be maintained) or of such reduction of such reserve.

(c) Prepayments from Receipt of Casualty Proceeds. Subject to Section 2.5.B(iv) below, on the fifth Business Day following the date of receipt by any member of the Borrower Group of any Casualty Proceeds, the Borrower shall pay to the Administrative Agent for the account of the Lenders for application to the Loans an amount equal to 100% of such Casualty Proceeds (which, in the case of Casualty Proceeds received by a Canadian Subsidiary, shall be applied, first, to the extent of the balance of the 2007 Canadian Investment Note, second, to the extent of the balance of the 2005 Canadian Investment Note, and, third, to the extent of the balance of the 2004 Canadian Investment Note, in each case, as a prepayment of such 2007 Canadian Investment Note, 2005 Canadian Investment Note and/or 2004 Canadian Investment Note to fund (to the extent of such prepayment) all or a portion of the mandatory prepayment required by this clause (c)); provided, however, that no such reduction in the Commitments shall be required if (i) the Borrower delivers to the Administrative Agent an accurate and complete Reinvestment Notice in respect of such Casualty Proceeds within such five Business Day period and (ii) such Casualty Proceeds are reinvested by such member within 180 days of the receipt by such member thereof in assets related to a Permitted Business at a time when no Event of Default has occurred and is continuing.

(d) Prepayments from Excess Cash Flow. If the Borrower Group has Excess Cash Flow greater than zero for any Fiscal Year commencing with the Fiscal Year ending December 31, 2008, on the Excess Cash Flow Application Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders for application to the Loans an amount equal to (i) the amount of such Excess Cash Flow multiplied by (ii) (A) 75% if the Consolidated Total Leverage Ratio as at the last day of such Fiscal Year is greater than or equal to 3.00:1.00 or (B) 50% if the Consolidated Total Leverage Ratio as at the last day of such Fiscal Year is less than 3.00:1.00. The “Excess Cash Flow Application Date” shall be the fifth Business Day following the date on which the financial statements of the Borrower Group referred to in Section 5.1 for the Fiscal Year with respect to which such reduction in commitment is made are required to be delivered to the Administrative Agent.

(iv) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to this Section 2.5.B, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate executed by a Responsible Officer demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, the applicable Net Proceeds, the applicable Casualty Proceeds or other amounts, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the Borrower subsequently determines that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate, the outstanding Term Loans shall be automatically reduced in an amount equal to the amount of such excess in accordance with Section 2.5.C(ii), and the Borrower shall concurrently therewith deliver to the Administrative Agent an Officer’s Certificate executed by a Responsible Officer demonstrating the derivation of the additional Net Proceeds Amount resulting in such additional prepayment.

(v) Prepayments Due to Reductions of Commitments. The Borrower shall from time to time prepay the Delayed Draw Term Loan to the extent necessary so that the Total Utilization of Delayed Draw Term Loan Commitments shall not at any time exceed the Delayed Draw Term Loan Commitments then in effect, unless the Total Utilization of Delayed Draw Term Loan Commitments exceeds the Delayed Draw Term Loan Commitments by virtue of the expiration of the Delayed Draw Term Loan Commitments at the end of the Delayed Draw Term Loan Availability Period pursuant to clause (i) of the definition thereof. The amount due upon any such prepayment shall be equal to the principal amount being so paid, plus accrued and unpaid interest thereon, plus, with respect to any Loan not prepaid on the expiration of the Interest Period applicable thereto, any amount payable pursuant to Section 2.6.D. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect, unless the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitments by virtue of the expiration of the Revolving Loan Commitments at the end of the Revolving Loan Availability Period pursuant to clause (i) of the definition thereof. The amount due upon any such prepayment shall be equal to the principal amount being so paid, plus accrued and unpaid interest thereon, plus, with respect to any Loan not prepaid on the expiration of the Interest Period applicable thereto, any amount payable pursuant to Section 2.6.D. In addition, if as a result of any reduction in Commitments pursuant to this Section 2.5, the Revolving Loan Exposure exceeds the Revolving Loan Commitment so reduced because Letter of Credit Obligations constitute a portion thereof, the Borrower shall, in an amount equal to the amount of such excess, replace outstanding Letters of Credit and/or deposit an amount in immediately available funds an amount equal to 105% of such excess in a cash collateral account established with the Administrative Agent for the benefit of the Issuing Bank and the Lenders an terms and conditions reasonably satisfactory to the Administrative Agent (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Issuing Banks and the Lenders, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure all Letter of Credit Obligations from time to time outstanding and all other Obligations).

(vi) Prepayments of Excess Available Cash. The Borrower shall from time to time prepay the Revolving Loans to the extent that the Borrower Group at any time holds, for a period of five (5) consecutive Business Days, Cash and Cash Equivalents (other than Restricted Cash) in excess of $10,000,000. Each such prepayment shall be made within two (2) Business Days after the day on which the Borrower Group holds such Cash and Cash Equivalents in excess of $10,000,000, in an amount equal to the amount of such excess over $10,000,000.

C. Application of Prepayments and Reductions of Loan Commitments.

(i) Any voluntary prepayments pursuant to Section 2.5.B(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that if the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay Term Loan A in the inverse order of maturity, second to repay the Delayed Draw Term Loan in the inverse order of maturity and third to repay outstanding Revolving Loans (such voluntary prepayment shall not give rise to any permanent reduction in the Revolving Loan Commitment).

(ii) Any mandatory prepayments pursuant to Section 2.5.B(iii)(a) through (d) shall be applied first to repay Term Loan A in the inverse order of maturity, second to repay the Delayed Draw Term Loan in the inverse order of maturity and third to repay outstanding Revolving Loans and, after the occurrence and during the continuance of a Potential Event of Default or an Event of Default, to the provision of cash collateral in respect of Letter of Credit Obligations in an amount equal to 105% of the Letter of Credit Obligations and to permanently reduce the Revolving Loan Commitment.

D. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by the Borrower of principal, interest, fees, expenses and other Obligations hereunder and under the Notes shall be made in Dollars in immediately available funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to the payment of principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to the Lenders’ respective Pro Rata Shares. Notwithstanding the foregoing provisions of this Section 2.5.D(iii), if, pursuant to the provisions of Section 2.6, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender may make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any

Loan made under such Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

Section 2.6. Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final, conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that, by reason of circumstances affecting the interbank LIBOR Rate market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Loan/Letter of Credit Request or Notice of Conversion/Continuation given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be made with respect to ABR Loans.

C. Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) would cause such Lender material financial hardship as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR Rate market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter, (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Loan/Letter of Credit Request or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) an ABR Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into ABR Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this Section 2.6.C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses (not including lost profits), expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Loan/Letter of Credit Request, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation, (ii) if any prepayment (including any prepayment pursuant to Section 2.5.B) or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement. Notwithstanding the foregoing, no Lender is required to purchase Dollar deposits in the London interbank market or any other offshore dollar market to fund or match fund LIBOR Rate Loans, and the provisions hereunder shall be deemed to apply as if each such Lender had purchased such deposits for each applicable Interest Period to fund to match fund the corresponding LIBOR Rate Loan.

E. Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

Section 2.7. Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.7.B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto) after the date hereof that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank LIBOR Rate market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall promptly deliver to the Borrower (with a copy to the Administrative Agent) a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.7.A, which statement shall be final, conclusive and binding upon all parties hereto absent manifest error.

B. Withholding of Taxes.

(i) Payments to Be Free and Clear. All sums payable by the Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or any franchise Tax imposed on any Lender by the jurisdiction (or political subdivision thereof) under the laws of which such Lender is organized or in which such Lender is doing business; provided, however, that solely carrying out the transactions contemplated by this Agreement, standing alone, shall not be considered “doing business”) (all such Taxes being hereinafter collectively referred to as “Included Taxes”).

(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(a) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(b) the Borrower shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within 30 days after the due date of payment of any Included Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above with respect to (and only to the extent of) any deduction or withholding applicable as of the date hereof (in the case of each Lender listed on the signature pages hereof) or the date of the Assignment Agreement or Joinder Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), in respect of payments to such Lender.

In addition, the Borrower agrees to pay any present or future stamp, mortgage recording or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under this Agreement or any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (hereinafter referred to as “Other Taxes”) and hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Other Taxes.

(iii) Evidence of Exemption from United States Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this Section 2.7.B(iii) a “Non-US Lender”) shall deliver to the

Administrative Agent for delivery to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement or Joinder Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be reasonably requested by the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion) (1) two original copies of Internal Revenue Service Form W-8BEN (claiming benefits under an applicable treaty) or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (1) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption or reduction required under the Code or the regulations issued thereunder to establish that such Lender is exempt from or entitled to a reduction in the amount of the deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.7.B(iii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) to the extent that it may lawfully do so, deliver to the Administrative Agent for delivery to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption or reduction required in order to confirm or establish that such Lender is exempt from or entitled to a reduction in the amount of the deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(c) The Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.7.B(ii) to the extent any deduction or withholding is a result of such Lender’s failure to satisfy the requirements of clause (a) or (b)(1) of this Section 2.7.B(iii); provided that if such

Lender shall have satisfied the requirements of Section 2.7.B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement or Joinder Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this Section 2.7.B(iii)(c) shall relieve the Borrower of its obligation to pay any additional amounts otherwise payable pursuant to clause (c) of Section 2.7.B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 2.7.B(iii).

(d) The Borrower will indemnify the Administrative Agent and any Lender for the full amount of Included Taxes or Other Taxes arising in connection with payments made under this Agreement or any other Loan Document (including any Included Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.7.B) paid by the Administrative Agent or any Lender or any of their respective Affiliates and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto). Payment under this indemnification shall be made within fifteen days from the date the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefor; provided, however, that the Borrower shall not be obligated to make payment to the Lenders or the Administrative Agent (as the case may be) pursuant to this Section 2.7.B(iii) in respect of penalties, interest and other liabilities attributable to any Included Taxes or Other Taxes if written demand therefor has not been made by such Lender or the Administrative Agent within 60 days from the date on which such Lender or the Administrative Agent received written notice of the imposition of Included Taxes or Other Taxes by the relevant taxing or governmental authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Administrative Agent or the Lender in making such written demand. After the Lender or the Administrative Agent (as the case may be) has received written notice of the imposition of the Included Taxes or Other Taxes which are subject to this Section 2.7.B(iii), such Lender and the Administrative Agent will act in good faith to promptly notify the Borrower of its obligations under this Agreement; provided, however, that the failure to so act shall not, standing alone, affect the rights of the Administrative Agent or the Lenders under this Section 2.7.B(iii).

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall promptly deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.8. Obligation of the Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.8 if such Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive and binding absent manifest error.

Section 2.9. Incremental Term Loan.

At any time prior to the one year anniversary of the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of an incremental term loan commitment (the “Incremental Term Loan Commitments”), by an amount not in excess of $50,000,000. During such period the Borrower may make only one such request. Such notice shall specify the date (the “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be (x) a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (y) in any event, on or prior to the one year anniversary of the Closing Date. Upon receipt of such notice, the Administrative Agent may, in its reasonable discretion, in consultation with the Borrower, or the Borrower may, arrange a syndicate of lenders to provide the Incremental Term Loans (as defined below), which syndicate shall consist of existing Lenders or any other Persons that are Eligible Assignees (each, a “Incremental Term Loan Lender”) to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that (A) the Administrative Agent and/or the Borrower must first offer the Incremental Term Loan Commitments to the existing Lenders and (B) any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Loan Commitment. Any such Incremental Term Loan Commitment that may be made available to the Borrower shall become effective, as of such Increased Amount Date; provided that (i) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Term Loan Commitments; (ii) each of the conditions set forth in Section 3.2 shall be satisfied or waived; (iii) the Incremental Term Loan Lenders have committed in writing to provide the amounts of such Incremental Term Loan Commitment and the Administrative Agent shall have consented in writing to such Incremental Term Loan Commitment; (iv) the Borrower Group shall be in pro forma compliance with each of the covenants set forth in Section 6.6, calculated based on the most recent quarterly Financial Statements delivered to the Administrative Agent pursuant to Section 5.1 after giving effect to such Incremental Term Loan Commitments; (v) the Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Guarantors, the Administrative Agent and each Incremental Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.7.B; (vi) the Borrower shall make any payments required pursuant to Section 2.6.D in connection with the Incremental Term Loan Commitments; and (vii) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, on the Increased Amount Date on which the Incremental Term Loan Commitments are effective, (1) each Incremental Term Loan Lender severally agrees to advance a term loan (a “Incremental Term Loan”) to the Borrower in an aggregate amount not exceeding its Pro Rata Share of the Incremental Term Loan Commitments and (2) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitments and the Incremental Term Loans made pursuant thereto. Concurrently with the funding of the Incremental Term Loan, the Incremental Term Loan Commitments shall terminate and no advances of the Incremental Term Loan will be available to the Borrower after the Increased Amount Date. Notwithstanding the foregoing, no Incremental Term Loans shall be made until the earliest to occur of (x) the date on which all of Delayed Draw Term Loan has been fully funded or (y) the date on which all of the Delayed Draw Term Loan Commitments terminate or expire pursuant to Section 2.5 or Section 7.16. Proceeds of the Incremental Term Loans borrowed under this Section 2.9 and subsequently repaid or prepaid may not be reborrowed.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of the Increased Amount Date and, in respect thereof, the Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable.

The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments shall be set forth in an amendment to this Agreement and/or the Joinder Agreement, which shall not require the consent of the Required Lenders; provided that (1) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans, Term Loan A and Delayed Draw Term Loan, (2) the Incremental Term Loan Maturity Date shall be no shorter than the latest final maturity of the Revolving Loans, Term Loan A and Delayed Draw Term Loan, (3) if the interest rate applicable to the outstanding principal amount of any Incremental Term Loan (a “More Favorable Rate”) shall be higher than the interest rate applicable to any other Incremental Term Loan or Term Loan (as the case may be), such More Favorable Rate (x) shall be the interest rate for all Incremental Term Loans and (y) shall be deemed incorporated in any applicable amendment to this Agreement and/or Joinder Agreement, as if set forth fully therein, mutatis mutandis, effective as of the date when such More Favorable Rate became effective, (4) the proceeds of the Incremental Term Loans shall be used only in connection with a Permitted Purpose, (5) all other terms of the Incremental Term Loans shall be substantially similar to the terms of Term Loan A and (6) the Effective Margin for any Incremental Term Loan shall not be higher than the Effective Margin for any other Incremental Term Loan or Term Loan (as the case may be). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.9.

ARTICLE III.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE AND TO ALL LOANS ON

THE EFFECTIVE DATE

Section 3.1. Conditions Precedent to the Effective Date and Loans.

The occurrence of the Effective Date, the obligation of the Lenders to make or convert Loans on the Effective Date, and the obligation of the Issuing Bank to issue or continue Letters of Credit on the Effective Date, are subject, at the time of each such event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

A. Loan Documents. The Administrative Agent shall have received, with a counterpart for each Lender, each of the following documents, in form and substance acceptable to the Administrative Agent:

(i) this Agreement, duly executed and delivered by each of the parties hereto;

(ii) the Notes, if any, duly executed and delivered by the Borrower;

(iii) the Security Agreement, duly executed and delivered by the members of the Borrower Group (other than the Canadian Subsidiaries);

(iv) the Guaranty, duly executed and delivered by the members of the Borrower Group (other than the Borrower and the Canadian Subsidiaries);

(v) the Pledge Agreement, duly executed and delivered by the members of the Borrower Group (other than the Canadian Subsidiaries);

(vi) the Blocked Account Agreements, duly executed and delivered by the members of the Borrower Group and the applicable third-party financial institutions;

(vii) the Control Agreement, duly executed and delivered by the members of the Borrower Group and the applicable third-party financial institution;

(viii) each Borrower Group Release in favor of the Original Agent and the Administrative Agent, as applicable, duly executed and delivered by members of the Borrower Group;

(ix) the Consent to Appointment of Successor Administrative Agent;

(x) the Master Assignment and Acceptance Agreement; and

(xi) the Indemnity Letter.

B. Financial Documents. The Administrative Agent and the Lenders shall have received, reviewed, and be satisfied with:

(i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Parent and Borrower prepared in accordance with GAAP for the fiscal year ending on December 31, 2007 for the preceding fiscal year,

(ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of Parent and Borrower prepared in accordance with GAAP for each month and fiscal quarter ending 30 days prior to the Closing Date (the “Unaudited Financial Statements”),

(iii) pro forma consolidated balance sheet and related statements of income and cash flows for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA and other operating data (the “Pro Forma Data”), for the twelve months ended December 31, 2007 and each month covered by the Unaudited Financial Statements and for the latest twelve-month period ending more than 30 days prior to the Closing Date, in each case after giving effect to the transactions contemplated hereby,

(iv) forecasts of the financial performance (balance sheet and related statements of income and cash flows for Borrower) of Borrower and its Subsidiaries provided quarterly for the next two (2) fiscal years and annually for the next six (6) fiscal years of Borrower following the Closing Date, and

(v) the Borrower’s 10K filing with the SEC for the period ending December 31, 2007.

The Pro Forma Financial Statements and Pro Forma Data, including the pro forma EBITDA, shall be prepared on a basis consistent with the Pro Forma Financial Statements delivered to Administrative Agent prior to the date hereof and shall be consistent in all material respects with the projections provided previously to Administrative Agent.

C. No Material Adverse Change. Since from December 31, 2007, no event shall have occurred and no circumstance shall exist (and neither the Lenders nor the Administrative Agent shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Loan Document, or on the ability of the Borrower or Guarantors to perform their obligations to the Lenders and Administrative Agent hereunder or under any other Loan Document, or (b) has, or is reasonably likely to have, a Material Adverse Effect.

D. Due Diligence Investigation. The Lenders shall have completed a due diligence investigation of the Parent, the Borrower and each Guarantor and their respective subsidiaries in scope, and with results, satisfactory to the Lenders (including a satisfactory review of all Material Contracts and all litigation matters), and shall have conducted a field examination of the books, records and operations of the Parent, the Borrower and each Guarantor and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as the Lenders may request.

E. Material Contracts. The Administrative Agent shall have received a true and complete copy of each Material Contract (other than those that have been previously delivered to the Administrative Agent), duly certified as such and as being in full force and effect as of the Closing Date by a Responsible Officer of the Borrower.

F. Legal Opinions. The Administrative Agent shall have received an original legal opinion of (i) Holland & Knight, LLP, counsel to the members of the Borrower Group, (ii) general counsel to the members of the Borrower Group, and (iii) Hornberger Sheehan Fuller & Beiter Incorporated, special Texas counsel to the members of the Borrower Group, in each case, in form and substance reasonably satisfactory to the Lenders, dated as of the Closing Date.

G. Security Interests (Recordings and Filings). Each of the documents and instruments set forth in Schedule 4.15.A (i) shall have been delivered to the Administrative Agent for recording or filing or (ii) shall have been recorded or filed in the respective places or offices set forth in Schedule 4.15.A and, in each such case, any and all recording and filing fees with respect thereto shall have been paid, and each of the other actions set forth in Schedule 4.15.A shall have been taken.

H. Lien Searches. The Administrative Agent shall have received searches of UCC filings in the respective jurisdictions in which each member of the Borrower Group (other than the Canadian Subsidiary) is organized, the respective jurisdictions in which the chief executive offices of the Parent and the Borrower are located, and the respective jurisdictions in which any Collateral owned by any member of the Borrower Group (other than a Canadian Subsidiary) is located, and each other jurisdiction in which a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral owned by the members of the Borrower Group (other than a Canadian Subsidiary), copies of the financing statements on file in such jurisdictions and other evidence that the Administrative Agent may reasonably require to confirm that no Liens exist as of the Closing Date other than Permitted Liens.

I. No Violation of Law. The consummation of the transactions contemplated by the Loan Documents shall not violate any Legal Requirements.

J. Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors, Manager or General Partner of each member of the Borrower Group that is executing any Loan Documents on the Closing Date authorizing, among other things, (i) the execution, delivery and performance of each Loan Document that it is executing, (ii) with respect to the Borrower, the Loans and Letters of Credit contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Collateral Documents to which it is a party, certified by the Secretary or Assistant Secretary of such member of the Borrower Group as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified (x) are accurate and complete and (y) are in full force and effect as of the Closing Date.

K. Incumbency Certificate of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party that is executing any Loan Documents on the Closing Date, dated as of the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Chairman, the Chief Executive Officer, the Manager or the President and the Secretary or any Assistant Secretary of such Loan Party.

L. Corporate Documents. The Administrative Agent shall have received accurate and complete copies of the certificate or articles of incorporation, certificate of formation, by-laws and limited liability company agreements (or such other organizational and governing documents as may be in existence) of each member of the Borrower Group, certified as of the Closing Date as accurate and complete copies thereof by a Responsible Officer of each such member of the Borrower Group.

M. Good Standing Certificates. The Administrative Agent shall have received certificates of good standing, existence, foreign qualification or its equivalent with respect to the each member of the Borrower Group, each certified as of a date not more than twenty-one (21) days prior to the Closing Date by the appropriate Government Instrumentality of (i) the jurisdiction of organization and the principal place of business of such Person, and (ii) each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

N. Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance of each member of the Borrower Group (other than the Canadian Subsidiaries) evidencing insurance meeting the requirements set forth in Section 5.6 including naming the Administrative Agent as additional insured (in the case of liability insurance) or sole loss payee (in the case of hazard insurance) on behalf of the Lenders.

O. Governmental and Third-Party Consents. The Administrative Agent shall have received evidence satisfactory to the Required Lenders that each consent, authorization, clearance, notice and filing required to be made or obtained by or on behalf of any Loan Party in connection with the consummation of the transactions contemplated hereby have been made or obtained.

P. Representations and Warranties. All representations and warranties made by the Borrower and each other Loan Party in any Loan Document shall be true and correct in all material respects (or, if qualified as to materiality, in all respects) as of the Closing Date (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) as of such earlier date).

Q. No Potential Event of Default or Event of Default. No Potential Event of Default or Event of Default shall have occurred and be continuing as of the Closing Date.

R. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate in the form of Exhibit C hereto, dated as of the Closing Date and duly executed by a Responsible Officer of the Borrower, stating that (i) all representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects as of the Closing Date (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date), (ii) to the best of such Responsible Officer’s knowledge, all representations and warranties made by each other Loan Party in any Loan Document are true and correct in all material respects as of the Closing Date (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date), (iii) no Potential Event of Default or Event of Default shall have occurred and be continuing as of the Closing Date, (iv) the Consolidated Total Leverage Ratio as of the Closing Date is less than or equal to 5.00 to 1.00 and (v) the Consolidated Senior Leverage Ratio as of the Closing Date is less than or equal to 4.00 to 1.00.

S. Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate in the form of Exhibit I hereto, dated as of the Closing Date and duly executed by the Chief Financial Officer or Treasurer of each of the Material Subsidiaries and the Parent, or of such entity’s direct or indirect manager, as the case may be, regarding the financial condition, solvency and related matters of each of the Material Subsidiaries and the Parent.

T. North Bergen Landlord Consent and Estoppel Agreement. The Administrative Agent shall have received a duly executed Landlord Consent and Estoppel Agreement in respect of the leased property located at 5851 Westside Avenue, North Bergen, New Jersey.

U. Loan/Letter of Credit Request. The Administrative Agent shall have received a properly completed Loan/Letter of Credit Request in accordance with Section 2.1.B or Section 2.2.B, as applicable, executed by a Responsible Officer of the Borrower.

V. Loan/Letter of Credit Certificate. The Administrative Agent shall have received a properly completed Loan/Letter of Credit Certificate executed by a Responsible Officer of the Borrower in accordance with Section 2.1.B or Section 2.2.B, as applicable, dated as of the applicable Loan Date or Letter of Credit Date.

W. Fees and Expenses. The Borrower shall have paid (or shall concurrently pay) to each of the Lenders and the Agents any and all other fees, expenses and costs relating to this Agreement, the Fee Letters, the other Loan Documents and the transactions contemplated hereby and thereby which are due and payable on the Closing Date.

Section 3.2. Conditions Precedent to All Loans.

The making of any Loan or the issuance of any Letter of Credit shall be subject to the fulfillment, or waiver (a) by each of the Lenders on the Effective Date of the conditions set forth in Section 3.1, and (b) by the Supermajority Lenders on the date of each Loan and the date of each issuance of a Letter of Credit after the Effective Date, of each of the following additional conditions precedent, provided that any waiver granted by the Lenders in respect of a Loan or the issuance of a Letter of Credit shall only be effective in respect of such Loan or Letter of Credit, as the case may be, and shall not, unless subsequently waived in respect of a subsequent Loan or Letter of Credit, be effective as to any subsequent Loan or Letter of Credit:

A. Representations and Warranties. All representations and warranties made by the Borrower and each other Loan Party in any Loan Document shall be true and correct in all material respects as of the applicable Loan Date or Letter of Credit Date, as the case may be (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

B. No Potential Event of Default or Event of Default. No Potential Event of Default or Event of Default shall have occurred and be continuing as of the applicable Loan Date or Letter of Credit Date, as the case may be.

C. Loan/Letter of Credit Request. The Administrative Agent shall have received a properly completed Loan/Letter of Credit Request in accordance with Section 2.1.B or Section 2.2.B, as applicable, executed by a Responsible Officer of the Borrower.

D. Loan/Letter of Credit Certificate. The Administrative Agent shall have received an accurate and complete Loan/Letter of Credit Certificate in accordance with Section 2.1.B or Section 2.2.B, as applicable, dated as of the applicable Loan Date or Letter of Credit Date, as the case may be, executed by a Responsible Officer of the Borrower which will include without limitation certification as to the amount of Cash and Cash Equivalents (not including Restricted Cash) that the Borrower Group has.

E. Covenant Compliance. The Loan/Letter of Credit Certificate delivered by the Borrower to the Administrative Agent in connection with the requested Loan or Letter of Credit shall demonstrate in reasonable detail that, immediately before and after giving effect to the making of the applicable Loan or the issuance of the applicable Letter of Credit and the intended application of the proceeds therefrom, the Borrower Group is in pro forma compliance with each of the covenants set forth in Section 6.6, calculated based on the most recent quarterly financial statements delivered to the Administrative Agent pursuant to Section 5.1 on or prior to the applicable Letter of Credit Date or Loan Date.

F. Maximum Amount of Cash. With respect to any request for a Revolving Loan, after giving effect to such Loan, the Borrower Group (other than the Canadian Subsidiaries) shall have no more than $5,000,000 in Cash and Cash Equivalents (not including Restricted Cash).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and to induce the Issuing Bank to issue the Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender that, on the Closing Date and on each Loan Date and each Letter of Credit Date after the Closing Date (provided that, with respect to the deemed representations and warranties herein on each Loan Date and Letter of Credit Date after the Closing Date, the representation and warranty in Sections 4.1D and 4.2C, the last sentence of Section 4.4, the first sentence of Sections 4.7 and 4.12, and Section 4.14, shall be deemed to have been updated by any information provided by the Borrower to the Administrative Agent in writing prior to such Loan Date or Letter of Credit Date which expressly refers to the Section hereof that it is updating):

Section 4.1. Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Loan Party is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Material Contracts to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Loan Party is qualified to do business and is in good standing in its jurisdiction of formation or organization and every other jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

C. Ownership. All of the direct and indirect Subsidiaries of the Parent are identified in Schedule 4.1.C hereto, as such Schedule 4.1.C may be amended, supplemented or otherwise modified from time to time in connection with the creation or acquisition by any Loan Party of a new Subsidiary. The Equity Interests of each of the Subsidiaries of the Parent are identified in Schedule 4.1.C hereto (as so amended, supplemented or otherwise modified) and such Equity Interests are duly authorized, validly issued and fully paid and nonassessable and none of such

Equity Interests constitutes Margin Stock. Schedule 4.1.C hereto (as so amended, supplemented or otherwise modified ) completely and correctly sets forth the ownership of each direct and indirect Subsidiary of the Parent. Schedule 4.1.C (as so amended, supplemented or otherwise modified ) correctly identifies whether each such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary (it being understood that no Subsidiary of the Borrower or any of its direct or indirect Subsidiaries may become an Unrestricted Subsidiary after the Closing Date). As of the Closing Date, none of the Unrestricted Subsidiaries conducts any business or has any assets or Indebtedness except as listed on Schedule 4.1.C. Schedule 4.1.C (as so amended, supplemented or otherwise modified ) correctly sets forth a list of each Subsidiary that was once a Loan Party and is now a defunct entity no longer in legal existence (the “Defunct Subsidiaries”).

D. Rights to Acquire Equity Interests. There are no options, warrants, convertible securities or other rights to acquire any Equity Interests in any Loan Party except as set forth as Schedule 4.1.D, as such Schedule 4.1.D may be supplemented from time to time in connection with the creation or acquisition by any Loan Party of a new Subsidiary.

E. Conduct of Business. No member of the Borrower Group is engaged in any material respect in any business which is not a Permitted Business.

Section 4.2. Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents and Material Contracts to which it is a party and the consummation of the transactions contemplated by the Loan Documents and the Material Contracts do not and will not:

(i) violate any provision of (a) any Legal Requirement applicable to such Loan Party which violation could reasonably be expected to have a Material Adverse Effect, (b) the certificate or articles of incorporation, certification of formation, by-laws or limited liability company agreements (or any other organizational or governing document) of such Loan Party or (c) any order, judgment or decree of any court or agency or Governmental Instrumentality binding on such Loan Party,

(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party which violation could reasonably be expected to have a Material Adverse Effect,

(iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent for the benefit of the Lenders), or

(iv) require any approval of stockholders or members of any Loan Party, or any approval or consent of any Person under any Contractual Obligation of such Loan Party except for such approvals or consents which will be obtained on or before the Closing Date and which are disclosed in writing to the Administrative Agent pursuant to Section 3.1.N.

C. Governmental Consents. Except for those consents and approvals listed in Schedule 4.2 (which have been received and are in full force and effect), the execution, delivery and performance by each Loan Party of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Instrumentality.

D. Binding Obligation. The Original Credit Agreement as amended by this Agreement, and each of the other Loan Documents and Material Contracts has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable, and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law. The Pre-Effective Date Indebtedness is validly jointly and severally owed by the Borrower and each of the Guarantors to the Lenders and neither the Borrower nor any of the Guarantors has any defense, offset, counterclaim or right of recoupment with respect to the obligation of the Borrower and the Guarantors to pay such Pre-Effective Date Indebtedness.

Section 4.3. Solvency.

Both before and after giving effect to the transactions contemplated by this Agreement, each of the Material Subsidiaries and the Parent is and will be Solvent.

Section 4.4. Financial Condition.

In the case of each financial statement and accompanying information delivered by the Borrower hereunder, each such financial statement and information shall have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except for obligations under the Material Contracts and the Loan Documents and as set forth on Schedule 4.4, the Borrower Group does not have any contingent obligations, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the members of the Borrower Group taken as a whole.

Section 4.5. No Material Adverse Effect.

Since December 31, 2007 no development, event or change in respect of the Borrower Group has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.6. Title to Properties; Liens; Real Property; Accounts.

A. Title to Properties; Liens. Each member of the Borrower Group has (i) good marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in Section 4.4 or in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets Disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 4.6 contains an accurate and complete list of (i) all material properties owned by the members of the Borrower Group and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate of properties owned or leased by the members of the Borrower Group regardless of whether the relevant member of the Borrower Group is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

C. Accounts. As of the Closing Date, Schedule 4.6 contains an accurate and complete list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each member of the Borrower Group, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.7. Litigation; Adverse Facts.

Except as set forth in Schedule 4.7, there are no actions, suits, proceedings, arbitrations or governmental investigations at law or in equity, or before or by any arbitrator or Governmental Instrumentality, domestic or foreign (including any Environmental Claims) that are, to the knowledge of the Borrower, pending or threatened against or affecting any Loan Party or any property of any Loan Party, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. No Loan Party (i) is in violation of any applicable Legal Requirement (including Environmental Laws) or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect.

Section 4.8. Payment of Taxes.

All tax returns and reports of each Loan Party required to be filed by any such Person have been timely filed, and all taxes required to be paid with respect to such tax returns to be due and payable and all material assessments, fees and other governmental charges upon each Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable other than any of the foregoing (i) that is being actively contested by such Person in good faith and by appropriate proceedings or (ii) which could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party which could reasonably be expected to have a Material Adverse Effect that is not being actively contested by such Person in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall not have been made or provided therefor.

Section 4.9. Performance of Agreements; Material Contracts.

A. Except as set forth on Schedule 4.9, no Loan Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its Material Contracts and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, or that would permit the counterparty to any Material Contract to terminate the Material Contract to which it is a party. Except as set forth on Schedule 4.9, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contracts and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, which, taken as a whole, would have a Material Adverse Effect.

B. Schedule 4.9 contains an accurate and complete list of all the Material Contracts in effect on the Closing Date. Except as described on Schedule 4.9, such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 4.10. Governmental Regulation.

No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, nor is an “investment company” as defined in the Investment Company Act of 1940, or subject to regulation under the Investment Company Act of 1940, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

Section 4.11. Securities Activities.

The Borrower is not engaged nor will it engage in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations T, U and X of the Board as now and from time to time hereafter in effect. No portion of the proceeds of any Loan made or Letter of Credit issued under this Agreement will be used for “buying” or “carrying” any “margin stock” as so defined or for any purpose which violates the provisions of the Regulations of such Board.

Section 4.12. Labor Matters.

Except as disclosed and described in Schedule 4.12, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Loan Party as of the Closing Date. No Loan Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is no strike, labor dispute, union organizing activity, slowdown or stoppage pending or, to the best knowledge of the Borrower, threatened against any Loan Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.13. Certain Fees.

Except as set forth as Schedule 4.13, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to the Lead Arrangers, the Administrative Agent, the Issuing Bank and the Lenders), and the Borrower hereby indemnifies the Lead Arrangers, the Administrative Agent, the Issuing Bank and the Lenders against, and agrees that it will hold each of the Lead Arrangers, the Administrative Agent, the Issuing Bank and the Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

Section 4.14. Environmental Protection.

Except as set forth in Schedule 4.14 hereto:

(i) no Loan Party nor any site or operation of any Loan Party is subject to any outstanding written order or consent decree with any Government Instrumentality or outstanding settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim or (c) any Hazardous Materials Activity;

(ii) no Loan Party has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) there are and, to the Borrower’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities on any site, location or operation, which could reasonably be expected to form the basis of a material Environmental Claim against any Loan Party; and

(iv) no Loan Party nor, to the Borrower’s knowledge, any predecessor of any Loan Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any site or operation of any Loan Party, and no Loan Party’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

Notwithstanding anything in this Section 4.14 to the contrary, no facts or circumstances exist and no event or condition is occurring or, to the Borrower’s knowledge has occurred, with respect to any Loan Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 4.14 hereto or any Loan Party’s compliance with all current or reasonably foreseeable future requirements of Environmental Law, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.15. Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens.

(i) As of the date of execution of each of the Collateral Documents executed and delivered on or before the Closing Date, the execution and delivery of such Collateral Document by the Loan Parties, together with the actions taken on or prior to the date hereof set forth in Schedule 4.15.A, are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and perfected First Priority Lien on all of the Collateral described therein (other than (w) Permitted Liens, (x) real property on which no mortgage has been granted, (y) deposit accounts that are not required to be Blocked Accounts pursuant to Section 5.11.A(ii) and, (z) to the extent that no Liens have been nor will be granted by the Canadian Subsidiaries on assets owned by the Canadian Subsidiaries, such assets owned by the Canadian Subsidiaries). Each such Lien secures the Obligations.

(ii) After the Closing Date (or such later date, as applicable), the execution and delivery of the Collateral Documents by the Loan Parties, together with the actions taken on or prior to such date set forth in Schedule 4.15.A or Section 5.11, are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and perfected First Priority Lien on all of the Collateral described therein (other than (w) Permitted Liens, (x) real property on which no mortgage has been granted, (y) deposit accounts that are not required to be Blocked Accounts pursuant to Section 5.11.A(ii) and, (z) to the extent that no Liens have been nor will be granted by the Canadian Subsidiaries on assets owned by the Canadian Subsidiaries, such assets owned by the Canadian Subsidiaries).

(iii) All filings and other actions necessary to perfect and maintain the perfection and priority status of the Liens purported to be afforded by the Collateral Documents (other than Liens on real property on which no mortgage has been granted and as described more fully in Schedule 4.6) have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent.

B. Governmental Actions. No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings set forth in Schedule 4.15.A.

C. Absence of Third-Party Filings. Except such as may have been (i) filed in favor of the Administrative Agent as contemplated by Section 4.15.A or (ii) filed to perfect a Lien permitted under Section 6.2, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

D. Filing Location. As of the Closing Date, the “chief executive office,” “major executive office,” “principal place of business” and jurisdiction of formation of each member of the Borrower Group are set forth in Schedule 4.15.D.

E. Information Regarding Collateral. All information supplied to the Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

Section 4.16. Immunity.

No Loan Party is entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in any proceeding in any jurisdiction in connection with any of the Loan Documents to which it is a party.

Section 4.17. Additional Matters.

A. Disclosure. The written factual information furnished by (or based on written information furnished by) the members of the Borrower Group to the Lenders in connection with the negotiation of this Agreement (excluding any financial projections and other estimates or views of future circumstances), taken as a whole, does not contain, as of the Closing Date, any untrue statements of material fact and does not omit to state, as of the Closing Date, any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (unless superseded or corrected and disclosed in writing to the Administrative Agent prior to the Closing Date). Any additional information provided to the Lenders by the members of the Borrower Group will be true and correct in all material respects. The Projections delivered to the Administrative Agent were prepared in good faith and were based on assumptions which were reasonable at the time prepared. The updated Projections, when delivered in accordance with Section 5.3, shall have been, as of the date delivered to the Administrative Agent in accordance with the terms hereof, prepared by the Borrower in good faith and shall have been based on assumptions which were reasonable at the time prepared.

B. Licenses and Permits. Each Loan Party has obtained and holds in full force and effect, free from burdensome restrictions, all Governmental Actions, franchises, leases, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its business as presently conducted, except where the failure to obtain such rights and approvals, individually and in the aggregate, could not be reasonably expected to have a Material Adverse Effect. No Loan Party is in violation of the terms or conditions of any such Governmental Action, franchise, lease, qualification, easement, right of way, right or approval, which violation could reasonably be expected to have a Material Adverse Effect.

C. Intellectual Property. Each Loan Party has obtained and holds in full force and effect the Intellectual Property, free from burdensome restrictions, which is necessary for the operation of its business as presently conducted except for that Intellectual Property which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No product, process, method, substance, part or other material presently sold or employed by any Loan Party in connection with such business infringes any Intellectual Property owned by any other Person, except as could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the material Intellectual Property owned or used by any Loan Party as of the Closing Date is set forth in Schedule 4.17. Upon the recordation or filing of the applicable Loan Documents, all material Intellectual Property owned, licensed or used by any Loan Party, other than Intellectual Property that is in the public domain and Intellectual Property with respect to which a Loan Party has a license the enforceable terms of which would prohibit the granting of a Lien by such Loan Party, is or will be subject to a First Priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.

Section 4.18. Pro Forma Leverage Ratios on Closing Date.

The Consolidated Total Leverage Ratio as of the Closing Date, calculated on a pro forma basis based on the financial statements most recently delivered to the Administrative Agent, is less than or equal to 5.00 to 1.00. The Consolidated Senior Leverage Ratio as of the Closing Date, calculated on a pro forma basis based on the financial statements most recently delivered to the Administrative Agent, is less than or equal to 4.00 to 1.00.

ARTICLE V.

BORROWER’S AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment and performance in full of all of the Loans and other Obligations, such Person shall perform, and shall cause each member of the Borrower Group (including without limitation, pursuant to the definition of Borrower Group, the Canadian Subsidiaries) to perform, all covenants set forth in this Article V.

Section 5.1. Financial Statements and Other Reports.

The Borrower shall, and shall cause each member of the Borrower Group to, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Borrower shall deliver to the Administrative Agent, with a copy for each Lender, the following:

(i) Monthly Construction Reports for the North Bergen Addition: as soon as available and in any event within 30 days after the end of each calendar month, commencing with the month ending on June 30, 2008 until and including the month ending November 30, 2009, a report, in form and substance reasonably satisfactory to the Administrative Agent, provided by an officer of the Borrower (a) demonstrating compliance with the construction budget for the North Bergen Addition, (b) describing any amendment, modification or supplementation of the documents required to be delivered pursuant to Section 5.18.A and (c) identifying the Borrower Group’s business, assets, revenues, operations and results of operations at the facility located at 5851 Westside Avenue, North Bergen, New Jersey.

(ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Borrower Group, as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the applicable entities for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer or treasurer of the applicable entities, on behalf of the Borrower Group, that they fairly present, in all material respects, the financial condition of the applicable entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(iii) Year-End Financials: as soon as available and in any event 90 days after the end of each such Fiscal Year,

(a) the consolidated balance sheets of the Borrower Group, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ or members’ equity and cash flows of the applicable entities for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Projections for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer or treasurer of the Parent on behalf of the Borrower Group, that they fairly present, in all material respects, the financial condition of the entities included in such financial statements as at the dates indicated and the results of their operations and their cash flows for the periods indicated; and

(b) in the case of consolidated financial statements of the Borrower Group (and, if audited statements of any other group of entities that are included in the Borrower Group, those statements as well) specified in paragraph (a) above, a report thereon of PriceWaterhouse Coopers LLP or of any other of the so-called “Big 4” independent certified public accounting firms, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the entities included in such financial statements, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iv) Officers’ Certificates, Compliance Certificates and Construction Monitoring: together with each delivery of financial statements pursuant to paragraphs (ii) and (iii) above:

(a) an Officer’s Certificate executed by the chief financial officer or treasurer of the applicable entities stating, on behalf of the Borrower Group, that after due inquiry, to such officer’s knowledge, there was not in existence during or at the end of such accounting period, and there is not in existence as at the date of such Officer’s Certificate, any condition or event that constitutes an Event of Default or a Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and

(b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Article V and Article VI.

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.4, any of the financial statements delivered pursuant to paragraph (ii) or (iii) of this Section 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made, then:

(a) together with the first delivery of financial statements pursuant to paragraph (ii) or (iii) of this Section 5.1 following such change, financial statements of the applicable group of entities for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and

(b) together with each delivery of financial statements pursuant to paragraph (ii) or (iii) of this Section 5.1 following such change, a written statement of the chief financial officer or treasurer of the Parent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to paragraph (iii) above, a written statement by the independent certified public accountants giving the report thereon:

(a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters,

(b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and

(c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to clause (b) of paragraph (v) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of paragraph (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports or “management letters” submitted to any member of the Borrower Group by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower Group made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii) SEC Filings, Press Releases and Other Financial Reports: promptly upon its becoming available, if ever, copies of:

(a) all financial statements, reports, notices and proxy statements sent or made available generally by any Loan Party to their security holders,

(b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by any Loan Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and

(c) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of the members of the Borrower Group;

(ix) Events of Default, Etc.: promptly upon any Responsible Officer of the Borrower obtaining knowledge:

(a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default,

(b) of (x) the receipt by a member of the Borrower Group of written notice that a default has occurred under any Colocation Lease or any other Material Contract, or (y) the existence of a default under one or more Colocation Leases and/or other Material Contracts which, taken individually or together, could have a Material Adverse Effect, in each case, within five Business Days of the event or circumstance referred to in clause (x) or (y), as applicable,

(c) that any Person has given any notice to any member of the Borrower Group or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.11,

(d) any change in the certifying accountant of the Borrower Group (to the extent that such change would be required to be disclosed by Form 8-K if the Borrower was required to file Form 8-K with the Securities and Exchange Commission) or of any director of the Borrower resigning or declining to stand for re-election because of a disagreement with a member of the Borrower Group on any matter relating to the operations, policies or practices of any member of the Borrower Group (to the extent that such change would be required to be disclosed by Form 8-K if the Borrower was required to file Form 8-K with the Securities and Exchange Commission), or

(e) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(x) Litigation or Other Proceedings: promptly upon any Responsible Officer of the Borrower obtaining knowledge of (1) the institution of, or written threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any member of the Borrower Group, or any property of a member of the Borrower Group (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to the Lenders or (2) any development in any Proceeding that, in any case:

(a) if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby; or

(c) if adversely determined, could materially adversely impact the ability of the Borrower Group to achieve the most recent Projections delivered to the Administrative Agent, written notice thereof together with such other information as may be reasonably requested by the Administrative Agent to enable the Lenders and their counsel to evaluate such matters;

(xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any event in connection with an Employee Benefit Plan or Multiemployer Plan which has had or could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature of such event, what action the Borrower or any of its respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all insurance coverage maintained as of the date of such report by the Borrower Group and all insurance coverage planned to be maintained by the Borrower Group in the immediately succeeding Fiscal Year;

(xiii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Parent, a written notice setting forth with respect to such Person:

(a) the date on which such Person became a Subsidiary of Parent, and

(b) all of the data required to be set forth in Schedule 4.1.C hereto with respect to all Subsidiaries of Parent (it being understood that such written notice shall be deemed to supplement Schedule 4.1.C hereto for all purposes of this Agreement); and

(xiv) Other Information: with reasonable promptness, such other information and data regarding the business, properties or financial condition of, or compliance with the terms and conditions of the Loan Documents by, any member of the Borrower Group, including, without limitation any financial statement or other report in respect of the Canadian Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.2. Performance of Obligations; Conduct of Business.

The Borrower shall, and shall cause each member of the Borrower Group to, perform in all material respects all of its obligations under the terms of all Material Contracts to which it is a party or by which it is bound, provided, that any such Loan Party shall not be obligated to perform any such obligation if such obligation or the nature of such performance is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or if such obligation arises in connection with a lease that is being terminated or cancelled prior to its stated expiration date if the Borrower is in compliance with Section 6.19 hereof. The Borrower shall, and shall cause each member of the Borrower Group to, operate and maintain its business in an efficient and business-like manner in accordance with good industry practice.

Section 5.3. Projections.

Within 30 days after the end of each Fiscal Year, the Borrower shall deliver a copy of updated Projections covering the period ending on the later of the Delayed Draw Term Loan Maturity Date or the Term Loan A Maturity Date to the Administrative Agent. In addition, the Borrower shall promptly notify the Administrative Agent of any material change to the then current Projections.

Section 5.4. Existence.

The Borrower shall, and shall cause each member of the Borrower Group to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, licenses, privileges and franchises necessary in the normal conduct of its business; provided that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 6.7, (b) any merger of members of the Borrower Group (other than a merger of a Person organized in the United States with a Person organized outside of the United States) as to which at least ten (10) days prior written notice is given to the Administrative Agent, (c) any dissolution of any member of the Borrower Group in connection with the closure of (i) any facility related to such member that is identified in Schedule 1.1.A as closing and (ii) any facility related to such member the lease for which is the subject of any litigation referred to on Schedule 4.7, or (d) the dissolution of a Subsidiary of the Borrower which has no assets or liabilities, is not a party to any contract, and conducts no business.

Section 5.5. Payment of Obligations.

The Borrower shall, and shall cause each member of the Borrower Group to, pay at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or if it is owed under a lease that is being terminated or cancelled prior to its stated expiration date if the Borrower is in compliance with Section 6.19 hereof.

Section 5.6. Maintenance of Properties; Insurance.

A. Maintenance of Properties. The Borrower shall, and shall cause each member of the Borrower Group to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties of the members of the Borrower Group and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that such member of the Borrower Group, determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in respect of the business of such member of the Borrower Group and the failure to do so is not disadvantageous in any material respect to the members of the Borrower Group, taken as a whole.

B. Insurance. The Borrower shall, and shall cause each member of the Borrower Group to, at all times maintain, with financially sound and reputable insurers, in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice or as otherwise required by the Collateral Documents. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to each such insurance providing coverage in respect of any Collateral, and, each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be materially altered or canceled, and that no act or default of any Loan Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The present insurance coverage of the Loan Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.6.

Section 5.7. Inspection; Lender Meeting.

A. Inspection Rights. The Borrower shall, and shall cause each member of the Borrower Group to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Upon reasonable notice, during normal business hours and at the sole expense of the Lenders (or, if a Potential Event of Default or an Event of Default exists, at any time (during normal business hours) and at the sole expense of the Borrower), the Borrower shall, and shall cause each member of the Borrower Group to, permit representatives appointed by the Administrative Agent, including independent accountants, agents, representatives of Lenders, attorneys, and appraisers, to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent or Lenders and to discuss all such matters with the officers, employees and representatives of such members of the Borrower Group, provided that the foregoing rights shall be subject to the confidentiality provisions set forth in Section 9.24.

B. Lenders Meeting. The Borrower shall, upon the request of the Administrative Agent or the Required Lenders from time to time, participate in meetings of the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such times as may be reasonably agreed to by the Borrower and the Administrative Agent.

Section 5.8. Compliance with Laws; Governmental Actions and Rights of Way.

A. Legal Requirements. The Borrower shall, and shall cause each member of the Borrower Group to, comply in all material respects with all applicable Legal Requirements (including all Environmental Laws, United States export laws and regulations, and the Foreign Corrupt Practices Act of the United States, if applicable) except, in each case, where the failure to comply with such Legal Requirement would not have a Material Adverse Effect.

B. Governmental Actions; Rights of Way. The Borrower shall, and shall cause each member of the Borrower Group to, from time to time (i) file for and obtain all Governmental Actions and private party rights of way, franchises, licenses, consents and approvals as shall now or hereafter be necessary in the conduct of the business of the Borrower Group or the execution, validity, legality or enforceability of the Loan Documents, and (ii) maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Governmental Actions as shall now or hereafter be necessary under applicable laws except, in each case, where the failure to comply with the foregoing would not have a Material Adverse Effect.

Section 5.9. Environmental Matters.

A. Environmental Review and Investigation. The Borrower agrees that the Administrative Agent may, following the occurrence of any event or the discovery of any condition that the Administrative Agent or the Required Lenders reasonably believes has caused (or could reasonably be expected to cause) the representations and warranties set forth in Section 4.14 to be untrue in any respect that may result in a Material Adverse Effect:

(i) review, any environmental audits, investigations, analyses and reports (“Environmental Reports”) relating to Hazardous Materials in respect of any site or operation prepared by or for the Borrower by an independent professional consultant retained at the Borrower’s expense, and

(ii) if reasonably determined to be necessary following review of any Environmental Reports provided by the Borrower, conduct its own investigation of any site or operation and as to the compliance by any member of the Borrower Group with the representations and warranties set forth in Section 4.14.

For purposes of conducting such a review and/or investigation, the Borrower hereby grants to the Administrative Agent and its agents, employees, consultants and contractors the right (subject to the approval of any other Person from whom the Borrower Group is legally obligated to obtain permission or consent prior to granting access at such sites or operations) to enter into or onto any portion of any site or operation then owned, leased, operated or used by any member of the Borrower Group and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any portion of any site or operation shall be conducted, unless otherwise agreed to by the Borrower and the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such portion of any site or operation and all reasonable efforts shall be used not to cause any damage or loss to any property at such portion of the applicable site or operation. The Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.9 will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Loans and to protect the Lenders’ security interests created by the Collateral Documents. The Administrative Agent agrees to deliver a copy of any such report to the Borrower with the understanding that the Borrower acknowledges and agrees that (x) the Borrower will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Borrower’s use of or reliance on such report, (y) neither the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to the Borrower, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

B. Environmental Disclosure. The Borrower shall deliver to the Administrative Agent and the Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, final copies (or the latest draft thereof if no final version is being prepared) of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any member of the Borrower Group or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any portion of any site or operation or with respect to any Environmental Claims;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the discovery thereof by any member of the Borrower Group, written notice describing in reasonable detail (a) any Release relating to or affecting the sites or operations of any member of the Borrower Group required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials Activities relating to or affecting the sites or operations of any member of the Borrower Group the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims relating to or affecting the sites or operations of any member of the Borrower Group that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect;

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by any member of the Borrower Group, a copy of any and all written communications with respect to (a) any Environmental Claims relating to or affecting the sites or operations of any member of the Borrower Group that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release relating to or affecting the sites or operations of any member of the Borrower Group required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether any member of the Borrower Group may be potentially responsible for any Hazardous Materials Activity;

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of Securities, assets, or property by any member of the Borrower Group that could reasonably be expected to (1) expose any member of the Borrower Group to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of any member of the Borrower Group to maintain in full force and effect all material Governmental Actions required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by any member of the Borrower Group to modify current operations in a manner that could reasonably be expected to subject any member of the Borrower Group to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Written notice received 30 days prior to any such event shall be presumed to be prompt for purposes of this Section 5.9.B, provided, however, that such presumption shall not constitute a waiver of Borrower’s obligation to give notice at an earlier date where necessary to afford the Administrative Agent and the Lenders a reasonable opportunity to evaluate the proposed action and to take adequate measures to protect the Lenders’ security interests created by the Collateral Documents; and

(v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9.

C. The Borrower’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. The Borrower shall, and shall cause each member of the Borrower Group to, promptly undertake, any and all investigations, studies, sampling, testing, abatement, clean-up, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any portion of any site or property of any member of the Borrower Group that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim except when, and only to the extent that, the liability of such member of the Borrower Group with respect to such Hazardous Materials Activity, violation of Environmental Law or Environmental Claim is being contested in good faith by such member of the Borrower Group. In the event and to the extent that any member of the Borrower Group undertakes any such action with respect to any Hazardous Materials, such member of the Borrower Group shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the orders and legally enforceable directives of all federal, state and local governmental authorities.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Borrower shall, and shall cause each member of the Borrower Group to, promptly take any and all actions necessary to (i) cure any material violation of applicable Environmental Laws caused by any member of the Borrower Group and (ii) make an appropriate response to any Environmental Claim against any member of the Borrower Group and, unless the liability of such member of the Borrower Group as alleged in the Environmental Claim is being contested in good faith, discharge any obligations it may have to any Person thereunder.

Section 5.10. Payment of Liens.

A. Removal by the Borrower. In the event that, notwithstanding the covenants contained in Section 6.2, a Lien not otherwise permitted under Section 6.2 may encumber the Collateral or any portion thereof, the Borrower shall promptly discharge or cause to be discharged by payment to the lien holder or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise; provided that, compliance with the provisions of this Section 5.10 shall not be deemed to constitute a waiver of the provisions of Section 6.2. The Borrower shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against the Collateral or any portion thereof of the Borrower Group. The Borrower shall, and shall cause each member of the Borrower Group to, fully preserve the Lien and the priority of each of the Collateral Documents without cost or expense to the Administrative Agent or the Lenders.

B. Removal by the Agent. If any member of the Borrower Group fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of lien as described above, which is not being contested by any member of the Borrower Group in good faith by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt by such member of the Borrower Group of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lien holder or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrower agrees that all costs and expenses expended or otherwise incurred pursuant to this Section 5.10 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrower in accordance with the terms hereof.

Section 5.11. Additional Actions Related to Collateral.

A. Accounts. If any member of the Borrower Group (other than a Canadian Subsidiary) is holder of, opens, creates or acquires an Account or a deposit account, or any Canadian Subsidiary is holder of, opens, creates or acquires an Account or a deposit account maintained in the United States, then the Borrower shall, and shall cause each member of the Borrower Group that may have opened, created or acquired such Account or deposit account to, in each case, at the Borrower’s expense:

(i) within ten Business Days of the date of the opening, creation or acquisition of any Account, duly execute and deliver to the Administrative Agent, each Security Agreement or Control Agreement (or amendment thereto) and take such other actions which, in each case, are necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent on behalf of the Secured Parties a First Priority Lien on such Account; and

(ii) within ten Business Days of the date of the opening, creation or acquisition of any deposit account, duly execute and deliver to the Administrative Agent a Blocked Account Agreement with respect to such deposit account and take such other actions which, in each case, are necessary or advisable in the reasonable opinion of the Administrative Agent with respect thereto, and neither Borrower nor any other member of the Borrower Group (other than a Canadian Subsidiary, unless such Canadian Subsidiary is the holder, opens, creates or acquires an Account or a deposit account maintained in the United States) may maintain any deposit account except a Blocked Account, except that any member of the Borrower Group may maintain at any one time up to $4,000,000 (or such greater amount as may be consented to in writing by the Administrative Agent from time to time) in the aggregate (i.e. for the Borrower Group (other than a Canadian Subsidiary, unless such Canadian Subsidiary is the holder, opens, creates or acquires an Account or a deposit account maintained in the United States) in the aggregate) in deposit accounts which are not Blocked Accounts and as to which no Blocked Account Agreement shall be required so long as the amounts in such deposit accounts never exceed such $4,000,000 (or such greater amount as may be consented to by the Administrative Agent) and the balance of such deposit accounts (a) does not exceed an average daily balance in any month in excess of $1,000,000 in any individual account and (b) does not exceed an average daily balance in any month in excess of $3,000,000 for all such accounts in the aggregate;

B. Acquisition and Creation of Equity Interests of Subsidiaries. The Borrower shall not, and shall not permit any member of the Borrower Group to, acquire, issue or create any Equity Interests in any Person that constitutes a Restricted Subsidiary unless:

(i) the creation or acquisition of such new Subsidiary could not reasonably be expected to have a Material Adverse Effect;

(ii) such new Restricted Subsidiary (other than the Canadian Subsidiaries) shall be or become a party to a Guaranty Agreement;

(iii) the applicable member of the Borrower Group (other than a Canadian Subsidiary; but, in the case of the Equity Interests in a Canadian Subsidiary, any other entity organized in the United States which owns any Equity Interests in such Canadian Subsidiary) shall pledge, have pledged or cause or have caused to be pledged to the Administrative Agent (A) all of the outstanding shares of Equity Interests or other Equity Interests of such new Restricted Subsidiary owned directly or indirectly by it (or, the case of the Equity Interests of a Canadian Subsidiary of which any Equity Interests are owned by an entity organized in the United States, sixty-five percent (65%) of the Equity Interests of the Canadian Subsidiary), or (B) to the extent that the Administrative Agent, acting on behalf of the Secured Parties does not already have a First Priority Lien thereon, such newly issued Equity Interests of such Restricted Subsidiary, in each case, along with undated stock powers for such certificates, executed in blank (or, if any such shares of Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been perfected by the Administrative Agent in accordance with Article 8 of the UCC or any similar law which may be applicable); in order to effect the foregoing, the Borrower (or any member of the Borrower Group (other than a Canadian Subsidiary; but, in the case of the Equity Interests in a Canadian Subsidiary, any other entity organized in the United States which owns any Equity Interests in such Canadian Subsidiary) which is the direct owner of such new Restricted Subsidiary) shall either enter into a Pledge Agreement or, if it has already entered into such a Pledge Agreement, amend such pledge agreement in order to identify the Equity Interests and other related collateral in respect of such new Restricted Subsidiary or newly issued Equity Interests, and, in the case of a Restricted Subsidiary incorporated or otherwise existing pursuant to the laws of any jurisdiction other than the United States or any political subdivision thereof, shall enter into a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrower shall, and shall cause the new Restricted Subsidiary (other than the Canadian Subsidiaries) to, take such other actions (including entering into a Security Agreement, Pledge Agreement, Control Agreement or Blocked Account Agreement) as are necessary or advisable in the reasonable opinion of the Administrative Agent in order to grant to the Administrative Agent, acting on behalf of the Secured Parties, a First Priority Lien on all Equity Interests in such Subsidiary and all Property of such Subsidiary in existence as of such date and in all after acquired Property of such Subsidiary in which First Priority Liens are required to be granted pursuant to this Agreement;

(v) (A) with respect to any Restricted Subsidiary holding assets having an aggregate net fair market value in excess of $1,000,000, then concurrently with the execution and delivery of each Guaranty Agreement, Security Agreement, Control Agreement, Pledge Agreement or other document referred to above, or (B) upon such Restricted Subsidiary’s acquisition of assets having an aggregate fair market value of at least $1,000,000, the Administrative Agent shall have received such favorable opinions of legal counsel for the applicable member of the Borrower Group relating to each of the matters identified in clauses (ii), (iii), and (iv) above, in form and substance reasonably satisfactory to the Administrative Agent; and

(vi) the Administrative Agent shall have received (a) certified copies of such new Restricted Subsidiary’s certificate or articles of incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business, each to be dated a recent date prior to their delivery to the Administrative Agent, (b) a copy of such new Restricted Subsidiary’s by-laws (or other operating agreement or governing document), certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to the Administrative Agent and, (c) a certificate executed by the secretary or an assistant secretary of such new Restricted Subsidiary certifying as to (1) the fact that the attached resolutions of the Board of Directors or other governing body of such new Restricted Subsidiary approving and authorizing the execution, delivery and performance of any Loan Documents to which it is a party are in full force and effect and have not been modified or amended and (2) the incumbency and signatures of the officers of such new Restricted Subsidiary executing any Loan Documents.

Section 5.12. Further Assurances.

A. Assurances. Without expense or cost to the Administrative Agent or the Lenders, the Borrower shall, and shall cause each member of the Borrower Group to, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Administrative Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any member of the Borrower Group may be or may hereafter become bound to convey or to assign to the Administrative Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement or any other Loan Document or for filing, registering or recording this Agreement or any other Loan Document. Promptly upon a reasonable request, the Borrower shall, and shall cause each member of the Borrower Group (other than the Canadian Subsidiaries, except in respect of (i) the Equity Interests in a Canadian Subsidiary owned by any member of the Borrower Group which is organized in the United States and (ii) Accounts and deposit accounts subject to Section 5.11 hereof) to, execute and deliver, and hereby authorizes the Administrative Agent to execute and file in the name of such member of the Borrower Group, to the extent the Administrative Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral.

B. Filing and Recording Obligations. The Borrower shall pay or cause to be paid all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of a deed of trust, leasehold of deed of trust, mortgage, leasehold mortgage, or any other Loan Document, including any instrument of further assurance described in Section 5.12.A, and shall pay or cause to be paid all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Collateral Document or any other Loan Document, including any instrument of further assurance described in Section 5.12.A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document, including any instrument of further assurance described in Section 5.12.A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lending office for funding or booking its Loans hereunder is located. If the Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and the Borrower shall reimburse all amounts in accordance with the terms hereof.

C. Costs of Defending and Upholding the Lien. The Administrative Agent may, upon at least five days’ prior notice to the Borrower, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent or the Lenders, in which the Administrative Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect the Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent reasonably determines should be instituted to protect the interest or rights of the Administrative Agent and the Lenders in the Collateral or under this Agreement, the Collateral Documents or any other Loan Document. The Borrower agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrower or reimbursed by the Borrower to the Administrative Agent promptly after demand.

D. Costs of Enforcement. The Borrower agrees to bear and shall pay or reimburse the Secured Parties in accordance with the terms of Section 9.2 for all reasonable sums, costs and expenses incurred by the Secured Parties (including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or any sale of all or any portion of the Collateral.

Section 5.13. Use of Proceeds.

A. The proceeds of the Loans hereunder shall be used solely as follows: (1) the Revolving Loans, Delayed Draw Term Loans and Incremental Term Loans shall be used (x) to fund capital expenditures by the members of the Borrower Group expressly permitted pursuant to the terms of this Agreement and (y) for working capital and other general corporate purposes, including Transaction Costs; and (2) Term Loan A shall be used (x) to convert the outstanding indebtedness owed by the Borrower under the Original Credit Agreement, (y) to fund capital expenditures by the members of the Borrower Group expressly permitted pursuant to the terms of this Agreement and (z) for working capital and other general corporate purposes, including Transaction Costs (each of the foregoing, as applicable to its Class of Loans, individually, a “Permitted Purpose” and, collectively, the “Permitted Purposes”). The Borrower may, subject to Section 6.1, use the proceeds of the Loans to make loans or capital contributions to other members of the Borrower Group (other than Parent); provided that the Borrower shall cause each member of the Borrower Group to, use such proceeds for a Permitted Purpose.

B. The Letters of Credit shall be used only in connection with a Permitted Purpose, as defined in relation to Revolving Loans.

Section 5.14. Intellectual Property.

The Borrower shall not, and shall not permit any member of the Borrower Group to, do any act, or omit to do any act, whereby any of its Intellectual Property may lapse or become abandoned or dedicated to the public or unenforceable, unless such lapse, abandonment, dedication or unenforceability could not reasonably be expected to have a Material Adverse Effect. The Borrower shall take, and shall cause each member of the Borrower Group to, take all reasonably necessary steps to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, any material part of its Intellectual Property, except where the failure to so maintain, obtain or pursue could not reasonably be expected to have a Material Adverse Effect.

Section 5.15. Interest Rate Protection.

Within 30 days after termination of the Borrower’s Existing Interest Rate Agreement, the Borrower shall maintain in effect for a period of not less than three years, one or more Interest Rate Agreements with respect to Term Loan A, as entered into with one or more third parties acceptable to the Administrative Agent, each such Interest Rate Agreement to be for a term and in form and substance reasonably satisfactory to the Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted LIBOR Rate Component (as hereinafter defined) of the interest costs to the Borrower with respect to an aggregate notional principal amount of not less than 50% of the aggregate principal amount of Term Loan A outstanding from time to time (based on the assumption that such notional principal amount was a LIBOR Rate Loan with an Interest Period of three months). On or before the date that is 180 days after the date of the initial advance of Delayed Draw Term Loan and/or Incremental Term Loan, the Borrower shall maintain in effect for a period of not less than three years, one or more Interest Rate Agreements with respect to the Delayed Draw Term Loan and/or Incremental Term Loan, as applicable, as entered into with one or more third parties acceptable to the Administrative Agent, each such Interest Rate Agreement to be for a term and in form and substance reasonably satisfactory to the Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted LIBOR Rate Component (as hereinafter defined) of the interest costs to the Borrower with respect to an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Delayed Draw Term Loan and/or Incremental Term Loan, as applicable, outstanding from time to time (based on the assumption that such notional principal amount was a LIBOR Rate Loan with an Interest Period of three months. For purposes of this Section 5.15, the term “Unadjusted LIBOR Rate Component” means that component of the interest costs to the Borrower in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (a) of the definition of Adjusted LIBOR Rate.

Section 5.16. Landlord Consents And Estoppel Agreements.

The Borrower shall, and shall cause each member of the Borrower Group to, (a) use reasonable efforts to obtain from the relevant lessors with respect to each Colocation Lease entered into after the Effective Date Landlord Consent and Estoppel Agreements in favor of the Administrative Agent, and (b) report to the Administrative Agent in writing within sixty days after entering into each Colocation Lease after the Closing Date as to the status of such efforts with respect to each Colocation Lease. The Borrower shall deliver or cause to be delivered to the Administrative Agent, promptly upon their execution, all such Landlord Consent and Estoppel Agreements.

Section 5.17. Unrestricted Subsidiaries and Restricted Subsidiaries.

A. Except for the Unrestricted Subsidiaries listed as such on Schedule 4.1.C as of the Closing Date, the Borrower shall not have the right to designate any Subsidiary as an Unrestricted Subsidiary and all Subsidiaries shall be Restricted Subsidiaries. The Borrower shall cause each Unrestricted Subsidiary to comply with the following:

(i) such Subsidiary shall not own, directly or indirectly, Equity Interests in any Restricted Subsidiary which, when added to any other Equity Interests which are owned in such Restricted Subsidiary by any other Unrestricted Subsidiaries, totals 50% or more of the Equity Interests of such Restricted Subsidiary;

(ii) such Subsidiary shall have no Indebtedness other than Non-Recourse Indebtedness or unsecured intercompany Indebtedness in an amount not to exceed $1,000,000 in the aggregate for all such Non-Recourse Indebtedness and unsecured intercompany Indebtedness taken together;

(iii) such Subsidiary shall not be a party to any agreement, contract, arrangement or understanding with any member of the Borrower Group other than any such agreement, contract, arrangement or understanding the terms of which are no less favorable to such member of the Borrower Group than the terms that such member could obtain at the time from Persons who are not Affiliates of a member of the Borrower Group;

(iv) such Subsidiary shall be a Person with respect to which no member of the Borrower Group has any direct or indirect obligation (a) to subscribe for additional Equity Interests (unless the amount of such subscription could be made as a Restricted Payment) or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(v) such Subsidiary shall not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of any member of the Borrower Group; and

(vi) such Subsidiary shall not construct or operate any Colocation Facility and shall not enter into any Colocation Lease.

Section 5.18. Post-Closing Deliverables.

A. On or prior to the date that is 30 days after the Closing Date, the Administrative Agent shall have been provided with (i) a true and complete copy of the construction budget for the North Bergen Addition (including a drawdown schedule for payments required to be made pursuant to any construction contracts related thereto), (ii) a Phase I environmental report of the results of a site assessment of the facility located at 5851 Westside Avenue, North Bergen, New Jersey, and (iii) a list of all construction agreements, supply agreements and purchase agreements entered into by any member of the Borrower Group in connection with the North Bergen Addition, in each case, in form and substance reasonably acceptable to the Administrative Agent.

B. On or prior to the date that is 180 days after the Closing Date, the Administrative Agent shall have been provided with evidence, in form and substance reasonably acceptable to the Administrative Agent, of release of the tax liens set forth on Schedule 1.1.E as of the Closing Date.

ARTICLE VI.

BORROWER’S NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment and performance in full of all of the Loans and other Obligations, the Borrower shall, and shall cause each member of the Borrower Group (including without limitation, pursuant to the definition of Borrower Group, the Canadian Subsidiaries), to perform all of the covenants set forth in this Article VI.

Section 6.1. Indebtedness.

The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) the Obligations;

(ii) any Indebtedness set forth in Schedule 6.1 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to the members of the Borrower Group, in a principal amount not in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension and with a maturity date and weighted average life no greater than the Indebtedness being refinanced);

(iii) trade or other similar Indebtedness incurred in the ordinary course of business and payable within sixty days;

(iv) purchase money Indebtedness (including vendor financing and Capital Lease Obligations other than Capital Lease Obligations permitted pursuant to clause (xi) below) hereafter incurred by any member of the Borrower Group to finance the purchase of fixed assets not owned as of the date hereof, provided, that (a) the aggregate amount of such Indebtedness shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (c) any Lien securing such Indebtedness shall attach to the acquired assets within 90 days after the acquisition thereof;

(v) renewals, refinancings and extensions of any Indebtedness permitted pursuant to clause (iv) above on terms and conditions no less favorable to such member of the Borrower Group and in a principal amount not in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension;

(vi) Indebtedness under, or constituting net exposure under, Interest Rate Agreements entered into in accordance with Section 5.15 hereof; and

(vii) other Indebtedness, provided that the Indebtedness under this clause (vii) shall not exceed $3,000,000 in the aggregate; and

(viii) intercompany Indebtedness between any members of the Borrower Group other than the Canadian Subsidiaries, so long as such Indebtedness is expressly subordinated in all respects to the Obligations; and

(ix) the Indebtedness evidenced by the 2007 Canadian Investment Note, the 2005 Canadian Investment Note and the 2004 Canadian Investment Note, provided that (A) the 2007 Canadian Investment Note shall provide that (w) the 2007 Canadian Investment Note shall be a multiple advance term loan, (x) the 2007 Canadian Investment Note shall be amortized, commencing March 31, 2009 and continuing thereafter, (1) in an amount equal to 5% of each multiple advance term loan borrowing made under the 2007 Canadian Investment Note on each of March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 (i.e., 20% for the 2009 fiscal year), (2) in an amount equal to 13% of each multiple advance term loan borrowing made under the 2007 Canadian Investment Note on each of March 31, 2010 and June 30, 2010 (i.e., 26% for such two fiscal quarters), (3) in an amount equal to 15% of each multiple advance term loan borrowing made under the 2007 Canadian Investment Note on each of September 30, 2010 and December 31, 2010 (i.e., 30% for such two fiscal quarters), and (4) in an amount equal to 24% of each multiple advance term loan borrowing made under the 2007 Canadian Investment Note on March 31, 2011, (y) the 2007 Canadian Investment Note shall be due and payable in full no later than the Delayed Draw Term Loan Maturity Date, and (z) among other events of default thereunder, it shall be an event of default thereunder if any Event of Default occurs under this Agreement; (B) the 2005 Canadian Investment Note shall provide that (x) the 2005 Canadian Investment Note shall be amortized on the same dates and the same percentages as provided therein on the Effective Date and shall be due and payable in full no later than October 13, 2010, and (y) among other events of default thereunder, it shall be an event of default thereunder if any Event of Default occurs under this Agreement; and (C) the 2004 Canadian Investment Note shall provide that (x) the 2004 Canadian Investment Note shall be amortized on the same dates and the same percentages as provided therein on the Effective Date and shall be due and payable in full no later than August 4, 2008, and (y) among other events of default thereunder, it shall be an event of default thereunder if any Event of Default occurs under this Agreement; and

(x) intercompany Indebtedness between any member of the Borrower Group and the Canadian Subsidiaries, not to exceed $2,750,000 in the aggregate (not including the 2007 Canadian Investment Note, the 2005 Canadian Investment Note and the 2004 Canadian Investment), provided that (1) no intercompany Indebtedness may be advanced (and no advance of any revolving loan facility pursuant to which all or a portion of such $2,750,000 may be advanced) to a Canadian Subsidiary at any time that an event of default has occurred and is continuing under the 2007 Canadian Investment Note, the 2005 Canadian Investment Note or the 2004 Canadian Investment Note or an Event of Default has occurred and is continuing, (2) the intercompany Indebtedness referred to in this clause (x) shall only be permitted by this clause (x) if it is evidenced by a promissory note in form and substance acceptable to the Administrative Agent (as amended from time to time with the written consent of the Administrative Agent, the “Canadian Revolving Note”), and such Canadian Revolving Note is pledged and delivered to the Administrative Agent on or before the date that any such Indebtedness is incurred, pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, as additional Collateral for the Obligations, and (z) such Canadian Revolving Note provides that such intercompany Indebtedness shall be due and payable in full no later than the Revolving Loan Maturity Date and that, among other events of default thereunder, it shall be an event of default thereunder if any Event of Default occurs under this Agreement; and

(xi) Indebtedness constituting Capital Lease Obligations incurred as a result of real property leases entered into in the ordinary course of business from time to time by a member of the Borrower Group; provided, that (1) no Potential Event of Default or Event of Default then exists or would result therefrom and (2) such Capital Lease Obligations are not incurred through the borrowing of money or the obtaining of credit thereunder.

Section 6.2. Liens and Related Matters.

A. Prohibition on Liens. The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any member of the Borrower Group, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens, provided that, with respect to Liens upon the assets of the Canadian Subsidiaries, the Permitted Liens shall not include the Liens described in clauses (xiii) and (xiv) of the definition of Permitted Liens.

B. No Further Negative Pledges. The Borrower shall not, and shall not permit any member of the Borrower Group to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for obligations relating to such agreement if security is given for the Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.7, pending the consummation of such sale, and (iii) any provision in any agreement or instrument governing Indebtedness permitted pursuant to Section 6.1(iv) or Section 6.1(v) that prohibits or otherwise restricts the creation or assumption of any Lien upon any asset acquired or maintained utilizing the proceeds of such Indebtedness.

Section 6.3. Change of Filing Location.

The Borrower shall not, and shall not permit any member of the Borrower Group to, reorganize any member of the Borrower Group under the laws of a different jurisdiction unless the Borrower shall have given the Administrative Agent at least 20 days’ prior written notice thereof and all action reasonably requested by the Administrative Agent to protect and perfect the Liens and security interests in the Collateral shall have been taken.

Section 6.4. Change of Name.

The Borrower shall not, and shall not permit any member of the Borrower Group to, change its name or organizational structure or jurisdiction in which it is organized unless the Borrower shall have given the Administrative Agent at least 20 days’ prior written notice thereof and all action reasonably requested by the Administrative Agent to protect and perfect the Liens and security interests in the Collateral shall have been taken.

Section 6.5. Investments; Joint Ventures.

The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or otherwise form or create any Subsidiary (other than in accordance with Section 5.11.B), except for Permitted Investments.

Section 6.6. Financial Covenants.

A. Consolidated Total Leverage Ratio. As of the end of each Fiscal Quarter ending on or after the Closing Date, the Consolidated Total Leverage Ratio shall not exceed the corresponding ratio set forth in Section A of Schedule 6.6 for such Fiscal Quarter.

B. Consolidated Senior Leverage Ratio. As of the end of each Fiscal Quarter ending on or after the Closing Date, the Consolidated Senior Leverage Ratio shall not exceed the corresponding ratio set forth in Section B of Schedule 6.6 for such Fiscal Quarter.

C. Annualized Consolidated Interest Coverage Ratio. As of the end of each Fiscal Quarter ending on or after the Closing Date, Annualized Consolidated Interest Coverage Ratio shall not be less than the corresponding ratio set forth in Section C of Schedule 6.6 for such Fiscal Quarter.

D. Annualized Consolidated Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter set forth in Section D of Schedule 6.6, the Annualized Consolidated Fixed Charge Coverage Ratio shall not be less than the corresponding ratio set forth in Section D of Schedule 6.6 for such Fiscal Quarter.

E. Maximum Capital Expenditures. The Borrower shall not, and shall not permit any member of the Borrower Group to, make Consolidated Capital Expenditures exceeding the amount set forth in Section E of Schedule 6.6 for any Fiscal Year; provided, that (i) so long as no Event of Default or Potential Event of Default shall exist and be continuing or would result therefrom, to the extent that any portion of any amount set forth in Section E of Schedule 6.6 is not expended in the Fiscal Year for which it is permitted in Section E of Schedule 6.6, fifteen percent (15%) of such unused amount (the “Carryover Amount”) may be carried over for expenditure in the immediately succeeding Fiscal Year, (ii) the Carryover Amount for any Fiscal Year shall not exceed fifteen percent (15%) of the amount of permitted Consolidated Capital Expenditures set forth in Section E of Schedule 6.6 for any Fiscal Year, and (iii) Consolidated Capital Expenditures made during a Fiscal Year shall be allocated first to the amount of permitted Consolidated Capital Expenditures set forth above opposite such Fiscal Year and second to the Carryover Amount.

Section 6.7. Restriction on Fundamental Changes; Asset Sales and Acquisitions.

The Borrower shall not, and shall not permit any member of the Borrower Group to, Dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (including any issuance or sale by any member of the Borrower Group of Equity Interests in any of their respective Restricted Subsidiaries), except:

(i) the members of the Borrower Group may Dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Borrower Group to the extent made in the ordinary course of business, provided that either (a) such Disposal does not materially adversely affect any portion of such Person’s business, or (b) prior to or within twelve months following such Disposal, any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any security of any other Person, subject only to Permitted Liens, and by such removal and replacement the members of the Borrower Group shall be deemed to have subjected such replacement property to the lien of the Collateral Documents in favor of the Secured Parties, as applicable, provided that the aggregate amount of proceeds that may be used to replace assets Disposed of pursuant to this clause (b) shall not exceed $2,000,000 in the aggregate for all such assets acquired after the Closing Date;

(ii) the members of the Borrower Group may sell or otherwise Dispose of assets in transactions that do not constitute Asset Sales, provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and provided, further, that the members of the Borrower Group may not lease or sublease to other Persons any portion of the interest of the applicable member of the Borrower Group in any of its Colocation Facilities, unless each such lease or sublease (a) is made in the ordinary course of business and is in connection with the provision of co-location services by any member of the Borrower Group and (b) does not interfere in any material respect with the ordinary conduct of the business of any member of the Borrower Group;

(iii) Dispositions pursuant to a Capital Lease permitted by Section 6.1 and Section 6.2;

(iv) in a transaction authorized by Section 6.18;

(v) any Permitted Investments, so long as (x) any acquisition of all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person is evidenced by an acquisition agreement in form and substance acceptable to the Required Lenders, and (y) the rights (but not the obligations) of the acquiring entity are collaterally assigned to the Administrative Agent as additional Collateral for the Obligations, pursuant to an assignment agreement in form and substance acceptable to the Administrative Agent; and

(vi) any Excluded Asset Sale; and

(vii) any Dispositions of assets of the Borrower Group occurring as a result of the closure of (x) any of those facilities that are identified in Schedule 1.1.A as closing or any facility the lease for which is the subject of any litigation referred to on Schedule 4.7 or (y) any other Colocation Facilities which have negative cash flow, so long as the amount of the assets that are Disposed of pursuant to this clause (y) does not exceed $1,000,000 (based on the greater of the fair market value of such assets at the time of such Disposition or the net proceeds from each such Disposition of such assets) after the Closing Date as a result of the closure of any individual facility and does not exceed $4,000,000 (based on the greater of the fair market value of such assets at the time of such Disposition or the net proceeds from each such Disposition of such assets) after the Closing Date as a result of the closure of all such facilities in the aggregate.

Notwithstanding the foregoing provisions of this Section 6.7, each of the clauses in this Section 6.7 shall be subject to the additional proviso that no Event of Default or Potential Event of Default shall exist and be continuing at the time of such transaction or would occur as a result of entering into such transaction (or immediately after any renewal or extension thereof at the option of any member of the Borrower Group). Further, the proceeds or the Net Asset Sale Proceeds of any lease or transaction of the nature described in each of the clauses to this Section 6.7 shall be applied in accordance with the provisions of Section 2.5.

Section 6.8. Sales and Lease-Backs.

The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any member of the Borrower Group has sold or transferred or is to sell or transfer to any other Person or (ii) which any member of the Borrower Group intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any member of the Borrower Group to any Person in connection with such lease.

Section 6.9. Sale or Discount of Receivables.

The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable. For the avoidance of doubt, this paragraph is not intended to prevent the Borrower from taking action in good faith in the ordinary course of its business in respect of the collection of accounts receivable owed by account debtors, to the extent that the compromise or settlement of any such accounts receivable that are owed by (a) an account debtor that is a debtor in bankruptcy or insolvency proceedings, or (b) other account debtors as to which the Borrower has taken a specific reserve on its balance sheet in accordance with GAAP for the accounts of such accounts debtors and as to which Borrower believes in good faith that the financial condition of the account debtor is impaired to an extent that the Borrower should agree to the recovery of the compromised or settlement amount (or the sale or discount thereof for such amount), provided that the amount of discounts agreed to under this clause (b) with respect to any account debtor shall not exceed the amount of such reserves that were taken in accordance with GAAP with respect to the accounts of such account debtor.

Section 6.10. Transactions with Shareholders and Affiliates.

The Borrower shall not, and shall not permit any member of the Borrower Group to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of any member of the Borrower Group or with any Affiliate thereof or of any such holder, except:

(i) transactions that are on terms that are not less favorable to such member of the Borrower Group, than those that might be obtained at the time from Persons who are not such a holder or Affiliate as long as (a) the Borrower has delivered to the Administrative Agent (1) with respect to any transaction involving an amount in excess of $1,000,000 an Officer’s Certificate certifying that such transaction complies with this Section 6.10 at the time such transaction is entered into, (2) with respect to any transaction involving an amount in excess of $2,000,000 a resolution adopted by a majority of the disinterested non-employee directors of the applicable member of the Borrower Group approving such transaction and an Officer’s Certificate certifying that such transaction complies with this Section 6.10 at the time such transaction is entered into and (b) with respect to any such transaction that involves aggregate payments in excess of $5,000,000, either (1) an opinion as to the fairness to the applicable member of the Borrower Group from a financial point of view issued by a qualified independent accounting or appraisal firm of nationally recognized standing at the time such transaction is entered into or (2) the receipt of the prior written consent of the Required Lenders;

(ii) any Material Contract that was in existence as of the Prior Amendment Date;

(iii) any employment, indemnification, noncompetition or confidentiality agreement entered into by any member of the Borrower Group with their employees or directors in the ordinary course of business, provided that no such agreement with a Person that is also (x) a shareholder or other equityholder of the Parent or (y) an employee, officer, director or manager of any such shareholder or other equityholder or any Affiliate thereof, other than an employee, officer, director or manager of one or more members of the Borrower Group, shall provide for the payment of compensation or other amounts in excess of the amounts payable to any such Person pursuant to agreements in effect on the Prior Amendment Date (without giving effect to any subsequent amendments thereof);

(iv) the payment of normal compensation, fees and reimbursement of expenses of officers and directors of the members of the Borrower Group who are not employees thereof, provided that no such agreement with a Person that is also (x) a shareholder or other equityholder of the Parent or (y) an employee, officer, director or manager of any such shareholder or other equityholder or any Affiliate thereof, other than an employee, officer, director or manager of one or more members of the Borrower Group, shall provide for the payment of compensation or other amounts in excess of the amounts payable to any such Person pursuant to agreements in effect on the Closing Date (without giving effect to any subsequent amendments thereof);

(v) transactions between or among the members of the Borrower Group and any of their respective direct or indirect Wholly-Owned Subsidiaries that are members of the Borrower Group; and

(vi) transactions set forth in the Material Contracts listed on Schedule 4.9.

Section 6.11. Certain Restrictions on Changes to Charter Documents.

The Borrower shall not, and shall not permit any member of the Borrower Group to, amend, supplement or otherwise modify, or permit the amendment, modification or supplementation of its certificate or articles of incorporation, certificate of formation or by-laws or other organizational documents (including any limited liability company agreement) in a manner which is inconsistent with or violates the terms of or could reasonably be expected to prevent compliance with any of the terms of any Loan Document or any Material Contract or could reasonably be expected to result in a Material Adverse Effect.

Section 6.12. Certain Restrictions in Respect of Material Contracts.

A. Termination, amendment or modification. The Borrower shall not, and shall not permit any member of the Borrower Group to, agree to any amendment, modification or termination of any Material Contract if such amendment, modification or termination could reasonably be expected to have a Material Adverse Effect, except (i) that amendments, modifications or terminations made in connection with the closure of those facilities that (x) are identified in Schedule 1.1.A as closing or (y) the lease for which is the subject of any litigation referred to on Schedule 4.7 shall not be deemed to be prohibited by this Section and (ii) the termination of the Material Contracts identified on Schedule 6.12. In addition, the Borrower shall not, and shall not permit any member of the Borrower Group to, assign or transfer any of its material rights or obligations under any of the Material Contracts, other than an assignment or transfer to another member (other than the Canadian Subsidiaries) of the Borrower Group.

B. Security Interest in Material Contracts. The Borrower shall not, and shall not permit any member of the Borrower Group to, enter into any Material Contract (other than the Security Agreements) if such agreement (i) prohibits the granting to the Administrative Agent or any Lender a lien thereon or (ii) otherwise unreasonably restricts or inhibits the Administrative Agent’s or any Lender’s ability to realize the benefit of any lien on any of the Collateral. The Borrower shall not, and shall not permit any member of the Borrower Group to, enter into contracts if such agreements (i) prohibit the granting to the Administrative Agent or any Lender a lien thereon or (ii) otherwise unreasonably restrict or inhibit the Administrative Agent’s or any Lender’s ability to realize the benefit of any lien on any of the Collateral which, taken as a whole, would have a Material Adverse Effect.

Section 6.13. Limitations on Restricted Actions.

Except as provided herein, the Borrower shall not, and shall not permit any member of the Borrower Group to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by any member of the Borrower Group, (ii) repay or prepay any Indebtedness owed by any member of the Borrower Group, (iii) make loans or advances to the Borrower, or (iv) transfer any of its property or assets to the Borrower other than as provided for herein or in the other Loan Documents (other than pursuant to any agreement or instrument governing Indebtedness permitted pursuant to Section 6.1(iv) or Section 6.1(v) that prohibits or otherwise restricts the transfer of any asset acquired or maintained utilizing the proceeds of such Indebtedness).

Section 6.14. Nature of Business.

No member of the Borrower Group (other than Parent) shall engage in any material respect in any business activity other than those activities specifically described in the definition of “Permitted Business.” Parent shall not engage in any business activity other than as a holding company of the Borrower.

Section 6.15. Fiscal Year.

No member of the Borrower Group shall change the end of its Fiscal Year from December 31.

Section 6.16. Restricted Payments.

The Borrower shall not, and shall not permit any member of the Borrower Group to, declare or make any Restricted Payment or any payment in connection with any tax sharing arrangement except for (a) Restricted Payments by any member of the Borrower Group (other than Parent) to any parent (other than Parent and the Canadian Subsidiaries) that is also a member of the Borrower Group; (b) dividends or other distributions, direct or indirect, to Parent

(i) for the purchase of Equity Interests of Parent from officers and employees of any member of the Borrower Group pursuant to employee stock option plans and any similar agreements in an aggregate amount not to exceed $2,500,000 in any fiscal year, and (ii) for the payment of Taxes due and payable by the Parent in respect of Parent’s income and/or the business of the Borrower Group; and (c) distributions by any member of the Borrower Group (other than Parent) in respect of its Equity Interests which are payable solely in additional Equity Interests which are subject to a First Priority Lien in favor of the Administrative Agent (or, in the case of distributions by a Canadian Subsidiary any Equity Interests of which are owned by an entity organized in the United States, sixty-five percent (65%) of which is subject to such First Priority Lien in favor of the Administrative Agent).

Section 6.17. Accounts.

Except as otherwise provided in Section 5.11, the Borrower shall not, and shall not permit any member of the Borrower Group to, create or open any deposit account or securities account (each within the meaning of the UCC) (other than any Account subject to a Control Agreement or a Blocked Account subject to a Blocked Account Agreement) and other than any account maintained by any member of the Borrower Group to hold security deposits from counterparties to the revenue generating contracts entered into by the members of the Borrower Group.

Section 6.18. Funding of Foreign Subsidiaries.

The Borrower shall not, and shall not permit any member of the Borrower Group to, (a) except for capital expenditures by a Canadian Subsidiary for its own account, make Consolidated Capital Expenditures on behalf of any members of the Borrower Group organized under the laws of any jurisdiction located outside of the United States or (b) make any capital contribution to or transfer any asset to any members of the Borrower Group organized under the laws of any jurisdiction located outside of the United States in an amount exceeding $10,000 in any fiscal year except for the Canadian Subsidiary Contribution.

Section 6.19. Termination of Real Estate Leases; Lease Litigation Cost.

The Borrower shall not, and shall not permit the Borrower Group to, incur cash costs in an aggregate amount greater than $4,000,000 in the aggregate after the Closing Date in connection with (a) the termination or cancellation, prior to their stated expiration dates, of any real estate leases and (b) any litigation or settlement regarding any such termination or cancellation or any claim relating thereto.

Section 6.20. Limitations on Unrestricted Subsidiaries.

Borrower shall not, permit Parent or any of its Subsidiaries that are not members of the Borrower Group, to be party to any contract, lease or other agreement which is, or own any assets which are, material to the business, assets, operations, results of operations or condition (financial or otherwise) of any member of the Borrower Group, other than:

(i) any contract pursuant to which any member of the Borrower Group is also a party if such contract provides that all rights and benefits (including the right to receive payments) provided to such member of the Borrower Group party thereto shall run in favor of only the member of the Borrower Group party thereto (and that the Parent or any Unrestricted Subsidiary shall have no right, title or interest in or to any such right or benefit);

(ii) any contract that is a guarantee of the obligations of any member of the Borrower Group under any contract to which it is a party; and

(iii) any contract or other agreement in respect of the issuance by the Parent of its Equity Interests or debt securities, agreements in respect of Indebtedness or the issuance of equity of, or the contribution of capital to, any member of the Borrower Group, to the extent that such contract or other agreement is not otherwise prohibited by this Agreement or any of the other Loan Documents.

Section 6.21. Limitations on Uses of Proceeds of Canadian Subsidiary Contribution and Canadian Revolver Note.

Borrower shall not, and shall not permit any member of the Borrower Group (including, for the avoidance of doubt, any Canadian Subsidiary), to use the proceeds of (i) the Canadian Subsidiary Contribution for any purpose other than capital expenditures in respect of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) of any Canadian Subsidiary and (ii) the Canadian Revolver Note for any purpose other than general working capital and other general corporate purposes by the Canadian Subsidiaries.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following events or occurrences set forth in Section 7.1 through Section 7.15 shall constitute an “Event of Default”:

Section 7.1. Failure to Make Payments When Due.

The Borrower shall fail to pay any scheduled principal of any Loan when and as the same shall become due and payable; or the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days; or the Borrower or any other member of the Borrower Group shall fail to pay any other unscheduled principal amount or amount payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or

Section 7.2. Default Under Other Indebtedness.

Any member of the Borrower Group (i) shall fail to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1) in an individual or aggregate principal amount of $2,500,000 or more beyond the end of any grace period provided therefor; or (ii) shall breach or default in its obligations with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

Section 7.3. Breach of Warranty.

Any representation or warranty made or deemed made by the Borrower or any Loan Party in this Agreement, or in any other Loan Document to which it is a party or in any certificate delivered by the Borrower or any Loan Party pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect as of the time made or deemed made; or

Section 7.4. Involuntary Bankruptcy Proceeding, Etc.

An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or, in any such case, its debts, or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

Section 7.5. Voluntary Bankruptcy Proceeding, Etc.

Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in Section 7.4, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

Section 7.6. Judgments.

Any judgment or judgments (i) for the payment of money in an aggregate amount (not paid or entirely covered by insurance) in excess of $6,000,000 shall be entered or filed against any Loan Party or any of its assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than five days prior to the date of any proposed sale of the respective assets thereunder), or (ii) shall be entered in the form of an injunction or similar form of relief requiring suspension or abandonment of a Permitted Business by any Loan Party and such injunction or similar relief requiring suspension or abandonment of a Permitted Business by any Loan Party and such injunction or similar relief shall not have been stayed, discharged or vacated within 45 days; or

Section 7.7. Dissolution.

Any order, judgment or decree shall be entered against (a) any member or members of the Borrower Group that in the aggregate account for $7,000,000 or more of the Net Revenue of the Borrower Group (other than as a result of or in connection with the closure of (i) those facilities that are identified in Schedule 1.1.A as closing or (ii) those facilities the lease for which is the subject of any litigation referred to on Schedule 4.7), (b) the Borrower, or (c) the Parent, decreeing the dissolution or split up of such Person or Persons, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

Section 7.8. Change in Control.

A Change in Control shall have occurred; or

Section 7.9. Non-Performance of Certain Covenants and Obligations.

(i) Any Loan Party shall fail to perform any of its negative covenants (including all of the covenants set forth in Article VI of this Agreement) or agreements contained in any Loan Document to which it is a party; or

(ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in Section 7.1 and Section 7.3 above or in clause (i) of this Section 7.9), and such failure in any case shall continue unremedied or unwaived for a period of 30 days after the earlier of (x) such Loan Party receives written notice thereof from the Administrative Agent and (y) an officer of such Loan Party becomes aware of such failure; or

Section 7.10. Impairment of Material Contract.

Any Material Contract shall cease to be valid and binding and in full force and effect (other than as a result of any termination due to the occurrence of the stated expiration date of such material contract) and such condition shall continue unremedied or unwaived for a period of 30 days; provided that, an Event of Default shall occur under this Section only if the failure of such other Material Contract to remain valid and binding and in full force and effect could reasonably be expected to have a Material Adverse Effect; or

Section 7.11. Default Under or Termination of Material Contracts.

Any of the Material Contracts shall terminate or be terminated or canceled prior to its stated expiration date or any Loan Party shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any of the Material Contracts and such condition shall continue unremedied or unwaived for a period of 30 days; provided that a default under or termination or cancellation of any Material Contracts shall constitute an Event of Default hereunder only if the termination of such Material Contract could reasonably be expected to have a Material Adverse Effect; or

Section 7.12. Default Under or Termination of Governmental Actions.

The members of the Borrower Group shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the material terms, provisions, agreements, covenants or conditions attaching to or under any material Governmental Action held by such member of the Borrower Group, or any such Governmental Action or any material provision thereof shall be terminated or fail to be in full force and effect, or any Governmental Instrumentality shall challenge or seek to revoke any such Governmental Action, if such failure to observe, satisfy or perform, breach or termination or challenge or revocation could reasonably be expected to have a Material Adverse Effect and such condition shall continue unremedied or unwaived for a period of 30 days; or

Section 7.13. Failure of Guaranty or Other Loan Document; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any material provision of any Loan Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of a Loan Document in accordance with the terms hereof or thereof) or any Loan Document shall be declared null and void by a Governmental Instrumentality of competent jurisdiction, (ii) the Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material portion of the Collateral for any reason, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the indefeasible payment in full of all Obligations and the termination of all Commitments, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

Section 7.14. Criminal Proceeding.

A criminal proceeding shall be commenced or a criminal indictment shall be filed against any member of the Borrower Group, which proceeding or indictment, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or

Section 7.15. ERISA.

Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Pension Plan, or any lien shall arise on the assets of any Loan Party or any ERISA Affiliate in favor of the PBGC or a Pension Plan; (ii) an ERISA Event shall occur with respect to a Pension Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan which is, in the reasonable opinion of the Administrative Agent, likely to result in (a) the termination of such Plan for purposes of Title IV of ERISA, or (b) any Loan Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Loan Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Loan Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

Section 7.16. Initial Remedies.

Upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, each of (i) the unpaid principal amount of and accrued interest on the Loans and all fees, expenses and indemnities payable hereunder and (ii) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the Commitments and obligation of each Lender to make any Loan or the Issuing Bank to issue any Letter of Credit shall thereupon terminate. Upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, and upon the written request or with the written consent of the Required Lenders shall, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (i) and (ii) above to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the members of the Borrower Group, and the Commitments and obligation of each Lender to make any Loan or the Issuing Bank to issue any Letter of Credit shall thereupon terminate. Any amounts described in clause (ii) above which are unliquidated or contingent when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent, to secure the Obligations. Nothing herein shall limit the right of the Administrative Agent, for the benefit of the Secured Parties, to exercise any other rights or remedies available to it or the Secured Parties at law or in equity, including without limitation all rights and remedies under the Collateral Documents and this Agreement. The Administrative Agent agrees that it will not issue any entitlement orders, directions and instructions with respect to any Blocked Account or the financial assets credited thereto until the occurrence and during the continuance of an Event of Default.

Furthermore, upon the occurrence of any Event of Default, the Administrative Agent may, and upon the written request or with the written consent of the Required Lenders shall, direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice by the Borrower, or upon the occurrence of an Event of Default under either Section 7.4 or Section 7.5 the Borrower shall immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent as cash collateral, for the benefit of the Lenders, as additional security for the Letter of Credit Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 105% of the Letter of Credit Obligations.

ARTICLE VIII.

AGENTS

Section 8.1. Appointment.

A. Appointment of Agents. (i) RBC is hereby appointed administrative agent and (ii) RBC is hereby appointed documentation agent, in each case under this Agreement and under the other Loan Documents. Each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Agents each agree to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8.1 are solely for the benefit of the Agents and the Lenders. The Borrower shall have no rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each of the Agents shall act solely as an agent of the Lenders for the Secured Parties and each Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the members of the Borrower Group.

B. Appointment of Supplemental Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, (ii) the Administrative Agent shall have the right to remove any Supplemental Agent with or without cause at any time, and (iii) the provisions of this Section 8.1 and of Sections 9.2 and 9.3 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 8.2. Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of the Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower Group or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, no Agent shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C. Exculpatory Provisions. The Agents shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.6) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without limiting the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the members of the Borrower Group), accountants, experts and other professional advisors selected by it and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.6).

D. Agents Entitled to Act as Lender. The agencies hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans or Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or the “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with any member of the Borrower Group or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the members of the Borrower Group for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

E. No Documentation Agent and Syndication Agent Duties. Notwithstanding anything to the contrary herein, the Documentation Agent and the Syndication Agent shall have no duties or obligations under this Agreement or the other Loan Documents.

Section 8.3. Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.

Each Lender represents and warrants to the Agents and each other Lender that it has made its own independent investigation of the financial condition and affairs of the members of the Borrower Group in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the members of the Borrower Group. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

Section 8.4. Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that each Agent shall not have been reimbursed by the Borrower or any member of the Borrower Group, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Section 8.5. Successor Agents.

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Agent (provided that such successor is or simultaneously therewith becomes a Lender). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 8.6. Collateral Documents and Subsidiary Guaranties.

Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to enter into each Collateral Document as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document; provided that the Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision of any Collateral Document, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of the Required Lenders (or, if required pursuant to Section 9.6, all the Lenders); provided, further, however, that, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Subsidiary from its Guaranty Agreement to the extent all of the stock of such Subsidiary is sold in a transaction permitted under this Agreement or otherwise consented to by the Required Lenders in accordance with Section 9.6 (or by all Lenders, if required by Section 9.6) and (ii) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which the Required Lenders have otherwise consented in accordance with Section 9.6 (or to which all Lenders have consented, if required by Section 9.6). Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or the Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 8.7. Application of Proceeds.

Following the occurrence of an Event of Default, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant to the Collateral Documents, and any other cash at the time of such collection, sale or other realization held by or on behalf of the Administrative Agent under the Collateral Documents or this Section, shall be applied by the Administrative Agent in the following order or priority and, with the exception of clause (i) below, shall be based upon information furnished to the Administrative Agent by the appropriate Secured Party:

(i) first, to the payment of (a) all costs and expenses relating to the sale of the Collateral and the collection of all amounts owing hereunder (including reasonable attorneys’ fees and actual expenses and the reasonable compensation of the Administrative Agent for services rendered in connection therewith or in connection with any proceeding to sell if a sale is not completed, in each case, whether arising hereunder or under the Loan Documents), (b) all charges, expenses and advances incurred or made by the Administrative Agent in order to protect the Liens of the Collateral Documents or the security afforded thereby, (c) all liabilities (including those specified in clauses (a) and (b) immediately above) incurred by the Administrative Agent regardless of whether such liabilities arise out of the sale of Collateral or the collection of amounts owing hereunder and (d) all expenses owed to the Agents pursuant to Section 9.2 hereof, together with interest thereon at the rate per annum equal to the Default Rate computed on the basis of the actual number of days elapsed and a year of 360 days;

(ii) second, to the payment of accrued and unpaid interest on principal of the Obligations, ratably, in an amount necessary to make the Secured Parties current on interest on overdue principal due under the Loan Documents to the same proportionate extent as the other Secured Parties are then current on interest on overdue principal due under the Loan Documents;

(iii) third, to the payment to each of the Secured Parties of any accrued but unpaid commitment fees or other fees owed to such Person, pro rata in accordance with the amount of such unpaid fees owed to such Person;

(iv) fourth, to the payment to each of the Secured Parties of the remaining principal, premium, interest, fees and other Obligations (including the provision of cash collateral in respect of the outstanding Letters of Credit in an amount equal to 105% of such Letter of Credit Obligations) owed to such Person, pro rata in accordance with the amount of principal, premium, interest, fees and other Obligations owed to such Person, to be applied by each such Person in accordance with the respective Loan Documents or Interest Rate Agreement pursuant to which such Obligations were incurred; and

(v) fifth, to such other Person or Persons as may be entitled thereto.

As used herein, “proceeds” of Collateral shall mean cash, Cash Equivalents, securities and other property realized in respect of, and distributions in kind of, Collateral, including any cash, securities and other property received under any reorganization, liquidation or adjustment of indebtedness of any member of the Borrower Group or any other issuer of or obligor on any of the Collateral.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Assignments and Participations in Loans.

A. General. Subject to Section 9.1.B, any Lender shall have the right at any time to:

(i) sell, assign or transfer to any Eligible Assignee, or

(ii) sell participations to any Eligible Assignee or to any other Person in,

all or any part of its Commitments or any Loan or Loans made by it or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by and recorded by the Administrative Agent in the Register as provided in Section 9.1.B(ii). Except as otherwise provided in this Section 9.1, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans or participations therein, or the other Obligations owed to such Lender.

B. Assignments.

(i) Amounts and Terms of Assignments. Each Commitment, Loan, or participation therein, or other Obligation, may:

(a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or an Approved Fund, with the giving of notice to the Borrower and the Administrative Agent, or

(b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, and other Obligations of the assigning Lender) to any other Eligible Assignee (i) with the consent of the Borrower and the Administrative Agent (which consent shall not, in each such case, be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required with respect to any assignment by any of the Agents, in their capacities as Lenders, during the forty-five (45) day period commencing on the Closing Date, or (ii) upon the occurrence and during the continuance of an Event of Default or Potential Event of Default, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

(c) To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, or participations therein, or other Obligations or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 (other than with respect to an assignment to an Affiliate of the assignor or to an Approved Fund with respect to the assignor) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.7.B. Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 9.9) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning

Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to the Administrative Agent for cancellation, and thereupon a new Note shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit M-1, M-2 or M-3 hereto, as applicable, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 9.1.B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.7.B, the Administrative Agent shall, if the Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant Section 9.1.B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrower. An assignment shall not be effective until properly recorded in the Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by the Administrative Agent as provided in this Section 9.1.B(ii).

C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrower hereunder (including amounts payable to such Lender pursuant to Sections 2.6.D and 2.7) shall be determined as if such Lender had not sold such participation. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of Sections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of the Borrower to the participant and (b) the participant shall be considered to be a “Lender.”

D. Pledges of Loans. In addition to the assignments and participations permitted under the foregoing provisions of this Section 9.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes (i) to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board and any operating circular issued by such Federal Reserve Bank, and/or (ii) with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), to any trustee, collateral agent or creditor that is providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or such creditor, as the case may be; provided that (i) no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge, (ii) in no event shall such Federal Reserve Bank or such trustee, collateral agent or other creditor be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder, and (iii) no such pledgee referred to in this paragraph shall have the right to become a Lender or to further transfer all or any portion of the Loans or other rights pledged to or granted to it, whether by means of foreclosure or otherwise, except in compliance with the assignment provisions (including any required consents and notices) set forth in this Agreement.

E. Information. Each Lender may furnish any information concerning the members of the Borrower Group, the Loan Documents, and any related documents or information in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

F. Representations of the Lenders. Each Lender hereby represents and warrants that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this Section 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement or Joinder Agreement shall be deemed to agree that the representations and warranties of such Lender contained in such Assignment Agreement or Joinder Agreement are incorporated herein by this reference.

Section 9.2. Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly:

(i) all the actual and reasonable costs and expenses of negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto (whether or not such costs were incurred prior to or after the Closing Date);

(ii) all the costs of furnishing all opinions by counsel for the members of the Borrower Group, including any opinions requested by the Lenders as to any legal matters arising hereunder and of the performance of and compliance by the member of the Borrower Group with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements;

(iii) the reasonable fees, expenses and disbursements of counsel to any Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower;

(iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent on behalf of the Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent may request in respect of the Collateral Documents or the Liens created pursuant thereto;

(v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements) of any auditors, accountants or appraisers and any environmental or other consultants, any advisors and agents employed or retained by the Administrative Agent or any Supplemental Agent pursuant to this Agreement or any other Loan Document (including, without limitation, any financial advisor for the purpose of evaluating the projections and business plan of the Borrower Group or undertaking a valuation opinion and/or a liquidation analysis);

(vi) costs and expenses relating to the custody or preservation of any of the Collateral;

(vii) all other actual and reasonable costs and expenses incurred by the Agents in connection with the syndication of the Commitments; and

(viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by each Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

Section 9.3. Indemnity.

In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend, indemnify, pay and hold harmless each Agent, the Lead Arrangers and the Lenders, and the officers, directors, employees, agents, advisors and affiliates of each Agent, the Lead Arrangers and the Lenders (collectively, the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity as required by applicable Environmental Laws), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, the Material Contracts, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty), (ii) the statements contained in the Commitment Letter delivered by any Lender to the Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any member of the Borrower Group, but excluding any Environmental Claim to the extent arising solely as a result of the gross negligence of any Indemnitee during the course of any investigations of the Borrower Group’s sites or operations by such Indemnitee pursuant to Section 5.9.A of this Agreement.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

Section 9.4. Set-Off; Security Interest in Deposit Accounts.

Subject to the last sentence of this Section 9.4, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to that Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article VII and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Borrower hereby further grants to the Administrative Agent and each Lender a security interest in all deposits and accounts maintained with the Administrative Agent or such Lender as security for the Obligations. Notwithstanding anything to the contrary herein or in any other Loan Document, the Lenders hereby agree among themselves that no Lender shall exercise any right of setoff or banker’s lien, collect any payments due from any Loan Party hereunder or under any of the other Loan Documents, or otherwise exercise any of their rights in respect of the Collateral hereunder or under any of the other Loan Documents without the prior written consent of either the Administrative Agent or the Required Lenders.

Section 9.5. Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other the Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all the Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 9.6. Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that any such amendment, modification, termination, waiver or consent which:

(i) increases the aggregate amount of the Commitments of any Class of Loans (other than as a result of a waiver of an Event of Default) or reduces the principal amount of any of the Loans;

(ii) changes in any manner the definition of “Pro Rata Shares” or the definition of “Required Lenders” or any provision to the extent that it provides for Loans to be made (or for indemnities or other obligations of the Lenders to be shared) on a pro rata basis or for payments to be allocated to a Class of Loans on a pro rata basis; provided, that notwithstanding the foregoing, the Incremental Term Loans shall be subject to the terms and provisions of Section 2.9;

(iii) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders;

(iv) increases the maximum duration of Interest Periods permitted hereunder;

(v) changes in any manner the provisions contained in Section 9.1 or this Section 9.6; or

(vi) releases or subordinates any Lien (other than in accordance with the Loan Documents) granted in favor of the Administrative Agent with respect to all or substantially all of the Collateral;

shall be effective only if evidenced by a writing signed by all of the Lenders; and provided further that any amendment, modification, termination, waiver or consent in respect of any Class of Loans which:

(i) postpones the scheduled final maturity date of such Class of Loans;

(ii) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of such Class of Loans or any scheduled reduction in Commitments thereof;

(iii) postpones the date on which any interest or any fees or other amounts are payable;

(iv) decreases the interest rate or the amount of interest borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.3.E) or the amount of any fees or other amounts payable hereunder;

shall be effective only if evidenced by a writing signed by all of the Lenders of such Class of Loans. In addition, notwithstanding anything else herein to the contrary, (i) no amendment, modification, termination or waiver of any provision of any Note or of the amount of any Commitment by a Lender shall be effective without the written concurrence of the Lender which is the holder of that Note or which made such Commitment, (ii) no amendment, modification, termination or waiver of any provision of Article VIII or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent, (iii) no amendment, modification, termination or waiver of any right or obligation of any Issuing Bank or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of any Issuing Bank shall be effective without the written concurrence of such Issuing Bank, and (iv) no amendment, modification, termination or waiver of any condition set forth in Section 3.2 (including without limitation any waiver of an Event of Default or Potential Event of Default for the purpose of satisfying the conditions of such sections, even though such Event of Default or Potential Event of Default may be waived by the Required Lenders for other purposes) with respect to the making of a Revolving Loan or issuing a Letter of Credit shall be effective without the written concurrence of the Supermajority Lenders. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

If any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 9.6 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Potential Event of Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, its Letter of Credit Obligations, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.6) from the assignee (to the extent of such outstanding principal, Letter of Credit Obligations and accrued interest and fees) or the Borrower (in the case of all other amounts), in each case, concurrently with such assignment. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.1 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto).

Section 9.7. Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Section 9.8. Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing addressed to the respective party as set forth below or on Schedule 2.1 and may be personally served, telexed, or sent by telefacsimile, overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern Standard Time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if delivered by United States mail, three Business Days after deposit in the United States mail, with postage prepaid and properly addressed; provided, however, that notices to the Administrative Agent shall not be effective until received.

If to the Administrative Agent:

Royal Bank of Canada

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto, Ontario M5J 2W7

Attention:        Manager Agency Services

Telecopy:         (416) 842-4023

If to the Borrower:

Switch & Data Holdings, Inc.

1715 N. Westshore Blvd., Suite 650

Tampa, FL 35607

Attention:        Chief Financial Officer

Telecopy:         (813) 207-7802

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section.

Section 9.9. Survival of Representations, Warranties and Agreements.

A. All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, (i) the agreements of the Borrower set forth in Sections 2.2.J, 2.6.D, 2.7, 9.2, 9.3 and 9.4 and the agreements of the Lenders set forth in Sections 8.2.C, 8.4, and 9.5 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement, and (ii) amounts which are payable under the Sections listed in clause (i) of this paragraph under the Original Credit Agreement shall continue to be payable, for the benefit of the current Lenders and all former Lenders, as applicable, under this Agreement.

Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11. Marshaling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.12. Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.13. Obligations Several; Independent Nature of the Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.14. Effectiveness.

This Agreement shall become effective, and the Original Credit Agreement shall be amended and restated, on the Effective Date.

Section 9.15. Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 9.16. Governing Law; Entire Agreement.

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 9.17. Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to Section 9.1). None of the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all the Lenders.

Section 9.18. Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any other Loan Document, or any obligations thereunder, may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, an Assignment Agreement a or Joinder Agreement, each party irrevocably:

(i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(ii) waives any defense of forum non conveniens;

(iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address provided in accordance with Section 9.8, an Assignment Agreement or a Joinder Agreement;

(iv) with respect to the Borrower, agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over the Borrower in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect;

(v) with respect to the Borrower, agrees that Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against the Borrower in the courts of any other jurisdiction; and

(vi) agrees that the provisions of this Section 9.18 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law Section 5-1402 or otherwise.

Section 9.19. Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 9.20. Limited Recourse.

There shall be full recourse to the members of the Borrower Group for the liabilities of the members of the Borrower Group under this Agreement and the other Loan Documents, but in no event shall any holder of any equity interest in the Parent (or any officer or director of such holder or any officer or director of any member of the Borrower Group, in its capacity as such) be personally liable or obligated for such liabilities of the members of the Borrower Group except to the extent set forth in any Loan Document to which it is a party.

Section 9.21. Limitation of Liability.

No claim shall be made by the Borrower or any of its Affiliates against any of the Agents, the Lead Arranger, any of the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement, the other Loan Documents, the Material Contracts or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.22. Satisfaction.

Upon the indefeasible payment (whether in Cash and/or other consideration which is satisfactory to all Lenders in their sole discretion) and performance in full of the Obligations and termination of all of the Commitments hereunder, and the termination of all Interest Rate Agreements to which any Secured Party is a party (i) each of the Collateral Documents and the security interest created thereby shall terminate and (ii) upon written request of the Borrower, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense and without representation or warranty by or recourse to the Administrative Agent or the Secured Parties, all certificates, representations or evidences of the Pledged Shares (as defined in the Pledge Agreements) together with all other Pledged Collateral (as defined in the Pledge Agreements) held by the Administrative Agent under any of the Collateral Documents and such documents as the Borrower shall reasonably request to evidence such termination, and the Borrower shall deliver to the Administrative Agent a general release of all of the Administrative Agent’s and the Secured Parties’ liabilities and Obligations under all Loan Documents and an acknowledgment that the same have been terminated.

Section 9.23. Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

Section 9.24. Confidentiality.

In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Agents, the Issuing Bank and the Lenders (each a “Recipient”), written information which is identified to the Recipient in writing when delivered as confidential (such information, other than any such information which (i) was publicly available or otherwise known to the Recipient at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient, or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as “Confidential Information”). The Recipient shall maintain the confidentiality of any Confidential Information in accordance with such procedures as the Recipient applies generally to information of that nature. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with current or prospective participants in, assignees of, or counterparties (or their advisors) to any swap, securitization or derivative transaction referencing the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such prospective participant’s, assignee’s or counterparty’s entering into a written agreement as to confidentiality that is similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required or requested:

(i) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities;

(ii) pursuant to court order, subpoena or other legal process or in connection with any pending or threatened litigation;

(iii) otherwise as required by law; or

(iv) in order to protect its interest or its rights or remedies hereunder or under the other Loan Documents.

(v) In the event of any required disclosure under clause (ii) or (iii) above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable.

Notwithstanding anything herein to the contrary, the Administrative Agent and each Lender may disclose to any Persons any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement, and all materials of any kind, including opinions or other tax analyses, that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure.

Section 9.25. Amounts in Canadian Dollars; Judgment Currency.

(a) Any limitation or amount that is referred to herein with respect to the Canadian Subsidiaries that is denominated herein in Dollars which is received or paid by a Canadian Subsidiary in Canadian Dollars, including any distribution of income to another member of the Borrower Group that is to be included in the Consolidated Net Income of the Borrower and its Subsidiaries pursuant to clause (iii) of the definition of Consolidated Net Income, shall be valued for the purposes hereof at the Dollar Equivalent of such Canadian Dollar amount on the date that such amount is received or paid by such Canadian Subsidiary (i.e. with respect to the amounts included in Consolidated Net Income pursuant to clause (iii) of the definition thereof, the Dollar Equivalent on the date of the payment of the applicable amount to another member of the Borrower Group).

(b) Borrower waives any right it may have in any jurisdiction to pay any amount with respect to the Obligations in a currency other than Dollars. Notwithstanding the foregoing, if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by applicable Legal Requirements, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due from them to the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that, on the Business Day following receipt thereof by the

Administrative Agent, the Administrative Agent may in accordance with normal banking procedures purchase Dollars with such other currency in which judgment was rendered; if the amount of Dollars, so purchased exceeds the sum originally due to the Administrative Agent in the former currency, the Administrative Agent agrees to remit to the Borrower such excess.

Section 9.26. USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC., as Borrower

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

LENDERS:

ROYAL BANK OF CANADA

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

CIBC INC.

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

CIT BANK

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

CIT LENDING SERVICES CORPORATION

By:

Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

RAYMOND JAMES BANK, FSB

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

WELLS FARGO FOOTHILL, LLC

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

SCHEDULE 2.1

LENDERS’ COMMITMENTS

Lender	Revolving Loan Commitment	Term Loan A Commitment	Delayed Draw Term Loan Commitment	Total
Royal Bank of Canada	$1,800,000.00	$24,300,000.00	$3,900,000.00	$30,000,000.00
CIBC Inc	$800,000.00	$10,100,000.00	$1,600,000.00	$12,500,000.00
CIT Bank	$0.00	$25,000,000.00	$0.00	$25,000,000.00
CIT Lending Services Corporation	$2,500,000.00	$0.00	$7,500,000.00	$10,000,000.00
General Electric Capital Corporation	$2,300,000.00	$28,300,000.00	$4,400,000.00	$35,000,000.00
Raymond James Bank, FSB	$1,300,000.00	$16,200,000.00	$2,500,000.00	$20,000,000.00
Wells Fargo Foothill, LLC	$1,000,000.00	$12,100,000.00	$1,900,000.00	$15,000,000.00
Wachovia Bank, National Association	$5,000,000.00	$0.00	$0.00	$5,000,000.00
Deutsche Bank Trust Company Americas	$300,000.00	$4,000,000.00	$700,000.00	$5,000,000.00
Total:	$15,000,000.00	$120,000,000.00	$22,500,000.00	$157,500,000.00

SCHEDULE 6.6

FINANCIAL COVENANTS

A.	Consolidated Total Leverage Ratio. As of the last day of each Fiscal Quarter set forth below, the Consolidated Total Leverage Ratio shall not exceed the ratios set forth below:

Fiscal Quarter Ending	Ratio
March 31, 2008, and June 30, 2008	5.00 to 1.00

September 30, 2008, and December 31, 2008	4.75 to 1.00

March 31, 2009	4.50 to 1.00

June 30, 2009	4.25 to 1.00

September 30, 2009	4.00 to 1.00

December 31, 2009	3.75 to 1.00

March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010	3.50 to 1.00

March 31, 2011 and thereafter	3.00 to 1.00

Sched. 6.6 - 1

B.	Consolidated Senior Leverage Ratio. As of the last day of each Fiscal Quarter set forth below, the Consolidated Senior Leverage Ratio shall not exceed the ratios set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
March 31, 2008, and June 30, 2008	4.00 to 1.00

September 30, 2008, and December 31, 2008	3.75 to 1.00

March 31, 2009	3.50 to 1.00

June 30, 2009	3.25 to 1.00

September 30, 2009	3.00 to 1.00

December 31, 2009	2.75 to 1.00

March 31, 2010 and thereafter	2.50 to 1.00

C.	Annualized Consolidated Interest Coverage Ratio. As of the last day of each Fiscal Quarter, Annualized Consolidated Interest Coverage Ratio shall not be less than the ratios set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009	2.50 to 1.00

June 30, 2009 and September 30, 2009	2.75 to 1.00

December 31, 2009 and thereafter	3.00 to 1.00

Sched. 6.6 - 2

D.	Annualized Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter set forth below, the Annualized Consolidated Fixed Charge Coverage Ratio shall not be less than the ratio set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
June 30, 2009	0.30 to 1.00

September 30, 2009	0.40 to 1.00

December 31, 2009	0.70 to 1.00

March 31, 2010	1.00 to 1.00

June 30, 2010	1.20 to 1.00

September 30, 2010 and thereafter	1.35 to 1.00

E.	Consolidated Capital Expenditures. As of the last day of each Fiscal Year set forth below, the Consolidated Capital Expenditures shall not be greater than the amount set forth below for such Fiscal Year:

Fiscal Year	Amount
Fiscal Year 2008	$170,000,000
Fiscal Year 2009	$65,000,000
Fiscal Year 2010	$24,000,000
Fiscal Year 2011	$28,000,000
Fiscal Year 2012	$31,000,000
Fiscal Year 2013	$34,000,000

Sched. 6.6 - 3

Schedule A

Pre-effective date Indebtedness

LENDER	REVOLVING CREDIT	TERM LOAN B	TOTAL
DEUTSCHE BK AG,HOST BK	2,500,000.00	1,023,187.19	3,523,187.19
BABSON CLO LTD 2004-I	—	1,003,988.35	1,003,988.35
BABSON CLO LTD 2006-I	—	667,946.70	667,946.70
BABSON CLO LTD. 2003-1	—	573,948.90	573,948.90
BABSON CLO LTD. 2004-II	—	291,956.06	291,956.06
BABSON CLO LTD. 2005-I	—	291,956.06	291,956.06
BABSON CLO LTD. 2005-II	—	1,018,366.67	1,018,366.67
BABSON CLO LTD. 2005-III	—	757,077.20	757,077.20
BNP PARIBAS**	2,500,000.00	1,023,187.19	3,523,187.19
CERBERUS - A3 FUNDING	—	1,061,613.83	1,061,613.83
CERBERUS - A4 FUNDING LP	—	4,246,455.36	4,246,455.36
CERBERUS - ABLECO FINANCE LLC	—	2,614,422.13	2,614,422.13
CIBC	1,000,000.00	—	1,000,000.00
CIT LENDING SERVICES	2,000,000.00	3,504,329.04	5,504,329.04
FRIEDBERG MILSTEIN LEV CAP FD1	—	1,527,550.00	1,527,550.00
FRIEDBERG MILSTEIN PRIV CAP	—	509,183.33	509,183.33
GENESIS CLO 2007-2	—	1,643,514.49	1,643,514.49
GSC PARTNERS CDO FUND IV	—	3,849,722.03	3,849,722.03
GSC PARTNERS CDO FUND V	—	2,066,751.39	2,066,751.39
GSC PARTNERS CDO FUND VII	—	3,046,072.14	3,046,072.14

Schedule A-1

GSC PARTNERS GEMINI FUND	—	2,222,933.61	2,222,933.61
JFIN CLO 2007 LTD	—	1,018,366.67	1,018,366.67
ROYAL BK CAN	2,000,000.00	661,938.33	2,661,938.33
TRS THEBE LLC	—	3,564,283.33	3,564,283.33
Total	10,000,000.00	38,188,750.00	48,188,750.00

There is no pre-effective date indebtedness with respect to Term Loan A (as defined in the Original Credit Agreement), which was paid off in full with the proceeds of Switch & Data Facilities Company, Inc.’s initial public offering on February 13, 2007.

Schedule 1.1.B-2

SCHEDULE 1.1.A

COLOCATION FACILITIES

No.	Entity Name	City
1.	Switch & Data AZ One LLC	Phoenix, AZ
2.	Switch & Data CA One LLC	Los Angeles, CA
3.	Switch & Data CA Two LLC	San Jose, CA
4.	Switch and Data CA Nine LLC	Palo Alto, CA
5.	Switch and Data CA Eleven LLC	Sunnyvale, CA
6.	Switch & Data CO One LLC	Englewood, CO
7.	Switch & Data FL One LLC	Miami, FL
8.	Switch & Data FL Two LLC	Tampa, FL
9.	Switch and Data FL Seven LLC	Miami, FL
10.	Switch & Data GA One LLC	Atlanta, GA
11.	Switch and Data GA Three LLC	Atlanta, GA
12.	Switch & Data IL One LLC	Chicago, IL
13.	Switch & Data IN One LLC	Indianapolis, IN
14.	Switch & Data MA One LLC	Waltham, MA
15.	Switch & Data MI One LLC	Southfield, MI
16.	Switch & Data MO One LLC	St. Louis, MO
17.	Switch and Data NJ Two LLC	N. Bergen, NJ
18.	Switch & Data NY One LLC	New York, NY
19.	Switch and Data NY Four LLC	Buffalo, NY
20.	Switch and Data NY Five LLC	New York, NY
21.	Switch & Data OH One LLC	Cleveland, OH
22.	Switch & Data PA Two LLC	Pittsburgh, PA
23.	Switch and Data PA Three LLC	Philadelphia, PA
24.	Switch and Data PA Four LLC	Philadelphia, PA
25.	Switch & Data TN Two LLC	Nashville, TN
26.	Switch and Data TX Five LP	Dallas, TX
27.	Switch & Data TX One LLC	Dallas, TX
28.	Switch & Data VA One LLC	Vienna, VA
29.	Switch & Data VA Two LLC	Reston, VA
30.	Switch and Data VA Four LLC	Vienna, VA
31.	Switch & Data WA One LLC	Seattle, WA
32.	Switch and Data WA Three LLC	Seattle, WA
33.	Switch & Data/NY Facilities Company LLC	New York, NY

Schedule 1.1.A-1

SCHEDULE 1.1.B

COLOCATION LEASES

No.	Entity	Address	Landlord	Lease Date

1.	Switch & Data AZ One LLC	3110 North Central Avenue, Bldg 1, Suite 115 Phoenix, AZ 85012	Mall SPE, LLC (subsidiary of Park Central Mall, LLC)	February 23, 2000

2.	Switch & Data CA One LLC	The Garland Center 1200 West 7th Street Lower Level 1-120 Los Angeles, CA 90071	Wells Fargo Bank	November 1, 1998

3.	Switch & Data CA Two LLC	534 Stockton Ave., 1st Floor San Jose, CA 95126-2430	Kosich Construction Co. LP	effective as of August 22, 1999

4.	Switch and Data CA Nine LLC	529 Bryant Street Palo Alto, CA 94301	529 Bryant Street Partners	January 31, 2005

5.	Switch and Data CA Eleven LLC	444 Toyama Drive Sunnyvale, CA 94089	444 Toyama Venture, LLC	August 10, 2007

6.	Switch & Data CO One LLC	9706 E. Easter Avenue, Suite 120; 150 Englewood, CO 80112	9706 LLC	May 20, 2000

7.	Switch & Data FL One LLC	1 NE 1st Street, 5th Floor Miami, FL 33132	Metromall Partners, Ltd.	June 29, 1999

8.	Switch & Data FL Two LLC	655 N. Franklin Street, #1000 Tampa, FL 33602	TWC Fifty-Eight, Ltd.	December 15, 1999

9.	Switch and Data FL Seven LLC	36 NE 2nd Street, Suite 120 & 550 Miami, FL 33132	Global Miami Acquisition Company	May 1, 1999

10.	Switch & Data GA One LLC	56 Marietta Street, 6th Floor Atlanta, GA 30303	Colo Properties Atlanta LLC	May 7, 1999

11.	Switch and Data GA Three LLC	56 Marietta Street, 5th Flr Atlanta, GA 30303	Colo Properties Atlanta LLC	Original Lease January 13, 2000; Sublease March 13, 2003

Schedule 1.1.B-1

No.	Entity	Address	Landlord	Lease Date

12.	Switch & Data IL One LLC	427 S. LaSalle, 4th Fl #400 & 405 Chicago, IL 60605	427 S. LaSalle LLC	October 20, 1999; First Amendment to Lease extending term and Assignment of Lease for Suite 400 both May 31, 2006.

13.	Switch & Data IN One LLC	701 West Henry Street Indianapolis, IN 46225	Indy Telcom Center, Inc.	November 5, 1999

14.	Switch & Data LA One LLC	1340 Poydras Street New Orleans, LA 70112	Continental Poydras Corp.	May 26, 2000

15.	Switch & Data MA One LLC	74-76 West Street Waltham, MA 02451-1110	Atlantic-Waltham Realty LLC	December 17, 1999

16.	Switch & Data MI One LLC	24660 Lahser Road Southfield, MI 48034-3239	Ten Lahser, LLC	December 30, 1999

17.	Switch & Data MO One LLC	210 N. Tucker Street, Suite 400 St. Louis, MO 63101	Digital Realty Trust, LP	December 8, 1999

18.	Switch and Data NJ Two LLC	5851 West Side Ave. N. Bergen, NJ 07047	5851 West Side Associates LLC	October 26, 2007

19.	Switch & Data NY One LLC	65 Broadway, 3rd Floor New York, NY 10006	65 Broadway Co., LLC	October 18, 1999

20.	Switch and Data NY Four LLC	350 Main Street Main Place Tower, Portions of 18 and 19th floors Buffalo, NY 14202	Loeb Partners Realty	350 Main St –; January 1, 2007.

21.	Switch and Data NY Four LLC	390 Main Street Mall Level Buffalo, NY 14202	Loeb Partners Realty	September 8, 2004

Schedule 1.1.B-2

No.	Entity	Address	Landlord	Lease Date

22.	Switch and Data NY Five LLC	60 Hudson Street, portions of 15th and 16th floors; Suite 1904 New York, NY 10013	Hudson Telegraph Associates	16th Floor – March 30, 1990; 19th Floor – November 25, 1997; December 22, 2004 Assignment of Savvis Lease

23.	Switch & Data OH One LLC	1255 Euclid Avenue, 2nd floor Cleveland, OH 44115	Sterling Telecom Office Building LLC	February 24, 2000

24.	Switch & Data PA Two LLC	100 South Commons, #126 Pittsburgh, PA 15212	Allegheny Center Associates	June 21, 2000; September 29, 2006 extension.

25.	Switch and Data PA Three LLC	3701 Market Street, 5th floor Philadelphia, PA	3701 University City Science Center Associates, LP	September 1, 2000; October 31, 2007.

26.	Switch and Data PA Four LLC	401 N. Broad Street, 9th floor Philadelphia, PA 19130	Callowhill Management, Inc./Benlo LLC	February, 1998; May 21, 2007.

27.	Switch & Data TN Two LLC	147 4th Avenue North, 8th floor Nashville, TN 37219	SunTrust Bank	December 28, 2007.

28.	Switch & Data TX One LLC	4101 & 4107 Bryan St., 1st Floor Dallas, TX 75204	Willow Building 3800, Ltd	effective as of July 1, 1999

29.	Switch & Data TX One LLC	4109 Bryan Street, 1st. Floor Dallas, TX 75204	Mrs. Rosie Ventura	April 18, 1999

30.	Switch and Data TX Five LP	1950 Stemmons Fway, Suite 1039A-A2; Suite 2048 Dallas, TX 75207	DCI Technology Informant, LP	March 13, 2003; July 16, 2007.

31.	Switch and Data TX Five LP	2323 Bryan Street Suite 1400 Dallas, TX 75201	TelX-Dallas, LLC	May 19, 2000.

32.	Switch and Data Toronto Ltd.	151 Front St., West, Suite 706; 514; 600 Toronto, ON M5J 2N1	151 Front Street West Holding Ltd.	December 19, 1995; October 2, 2007

33.	Switch & Data VA One LLC	8502-A-B Tyco Road, 1st Floor Vienna, VA 22182	Tyco Road Limited Partnership II, LLP	May 4, 1999

Schedule 1.1.B-3

No.	Entity	Address	Landlord	Lease Date

34.	Switch & Data VA Two LLC	11513, 11515, 11517, 11519 Sunset Hills Road Fairfax Co. Reston, VA 20190	Solus, LLC	November 1, 1999; December 21, 2006.

35.	Switch and Data VA Four LLC	7990 Science Applications Ct. Vienna, VA 22182	Campus Point Realty Corporation II	September 10, 1999; February 1, 2008.

36.	Switch & Data WA One LLC	Westin Bldg., Ste. 1100; 1150; 1202; 13th Floor 2001 Sixth Avenue Seattle, WA 98121	Sixth & Virginia Properties	June 23, 1999 (Expansion – May 24, 2000); February 15, 2007.

37.	Switch and Data WA Three LLC	2001 6th Avenue, Suite 1200 Seattle, WA 98121	Sixth & Virginia Properties	6th Ave – September 1, 1999 (original lease); 3rd Ave – March 23, 2004; February 15, 2007.

38.	Switch and Data WA Three	1914 Third Ave. Mezzanine Level Seattle, WA 98101	Washington Securities Company LLC	March 23, 2004

39.	Switch & Data/NY Facilities Company LLC	111 8th Avenue, 5th & 15th Floor New York, NY 10011	111 Chelsea Commerce LP	June 30, 1998; August 3, 2005 First Amendment of Lease extension of term to 2015o.

40.	Switch & Data/NY Facilities Company LLC	111 8th Avenue, 7th Floor New York, NY 10011	111 Chelsea Commerce LP	April 23, 1999

41.	Switch & Data/NY Facilities Company LLC	111 8th Ave., portions of second floor New York, NY 10011	Global Crossing Telecommunications, Inc.	November 21, 2005 Sublease. Three amendments adding space last dated June 20, 2007.

Schedule 1.1.B-4

SCHEDULE 1.1.D

PERMITTED INVESTMENTS

2) Investments held in Securities Account shown on Schedule 4.6 which is the following account:

1.	Switch & Data Facilities Company, Inc.	Jefferies	Investment Money Market	101-00333

Schedule 1.1.D-1

SCHEDULE 1.1.E

PERMITTED LIENS

1.	SunTrust Bank for specific equipment, property and assets scheduled for Nashville, TN site Form UCC-1 filed in Tennessee February 20, 2004 (permitted landlord lien).

2.	Violet Realty, Inc. for the 350 Main Street Lease, Buffalo, NY Form UCC-1 filed in New York June 9, 2004 (permitted landlord lien).

3.	Wells Fargo Financial Leasing for Switch & Data Facilities Company LLC filed in Delaware on November 12, 2002 for specific property (copier).

4.	American Express Business Finance for Switch & Data Facilities Company LLC filed in Delaware on December 8, 2004 for certain equipment and property relating to specific lease agreement (for copier).

5.	Tax lien by Miami-Dade County, Florida against Switch & Data FL One LLC dated 02/08/2008 in the amount of $17,258.78.

6.	Tax lien by Dallas County, Texas against Switch and Data TX Five LP dated 06/04/2007 in the amount of $2,093.61.

7.	Tax lien by State of New York against Switch & Data NY One LLC dated 01/29/2002 in the amount of : $1,643.98.

8.	Tax liens by Marion County, Indiana against Switch & Data IN One LLC as follows:

•	Date: 11/30/2001 Amount: $1,969.22.

•	Date: 04/03/2002 Amount: $585.95.

•	Date: 05/09/2003 Amount: $31.95.

•	Date: 09/02/2005 Amount: $64.90.

Schedule 1.1.E-1

SCHEDULE 2.1

LENDERS’ COMMITMENTS

Lender	Revolving Loan	Term Loan A	Term Loan B	Total
DEUTSCHE BANK AG NEW YORK BRANCH	$3,000,000.00	$9,084,795.13	$38,685,990.04	$50,770,785.17
BNP PARIBAS	$2,500,000.00	$5,800,000.00	$2,009,467.19	$10,309,467.19
CIT LENDING SERVICES CORPORATION	$1,500,000.00	$3,915,204.87	$3,446,770.53	$8,861,975.40
ROYAL BANK OF CANADA	$2,000,000.00	$4,000,000.00	$1,300,000.00	$7,300,000.00
CANADIAN IMPERIAL BANK OF COMMERCE	$1,000,000.00	$2,200,000.00	$1,000,000.00	$4,200,000.00
GSC PARTNERS CDO FUND III, LTD., GSC PARTNERS CDO FUND IV, GSC PARTNERS CDO II, and GSC PARTNERS CDO IV			$12,998,560.48	$12,998,560.48
A3 FUNDING LP, A4 FUNDING LP, and ABLECO FINANCE LLC			$15,559,211.76	$15,559,211.76
Total:	$10,000,000.00	$25,000,000.00	$75,000,000.00	$110,000,000.00

Schedule 2.1-1

SCHEDULE 3.1.A

PLEDGED ACCOUNTS

None.

Schedule 3.1.A-1

SCHEDULE 3.1.B

BLOCKED ACCOUNTS

	Entity Name	Account Holder	Type	Account No.
2.	Switch and Data Management Company LLC	Wachovia Bank, N.A.	Operating Account	2000015215668

Schedule 3.1.B-1

SCHEDULE 4.1.C

CAPITAL STRUCTURE

Active Subsidiaries

No.	Company	Ownership	Relationship
1.	Switch & Data Holdings, Inc. (“SD Holdings”)	100% owned by SDFC Inc.	Borrower
2.	Switch & Data Facilities Company, Inc. (“SDFC Inc.”)	Parent Company	Parent Company
3.	Switch & Data AZ One LLC	100% owned by SDFC LLC	Restricted Subsidiary
4.	Switch & Data CA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
5.	Switch & Data CA Two LLC	100% owned by SDFC LLC	Restricted Subsidiary
6.	Switch and Data CA Nine LLC	100% owned by SDOC LLC	Restricted Subsidiary
7.	Switch and Data CA Eleven LLC	100% owned by SDOC LLC	Restricted Subsidiary
8.	Switch & Data CO One LLC	100% owned by SDFC LLC	Restricted Subsidiary
9.	Switch and Data Enterprises, Inc. (“SD Enterprises”)	100% owned by SD Holdings	Restricted Subsidiary
10.	Switch & Data Facilities Company LLC (“SDFC LLC”)	100% owned by SD Enterprises	Restricted Subsidiary
11.	Switch & Data FL One LLC	100% owned by SDFC LLC	Restricted Subsidiary
12.	Switch & Data FL Two LLC	100% owned by SDFC LLC	Restricted Subsidiary
13.	Switch and Data FL Seven LLC	100% owned by SDOC LLC	Restricted Subsidiary
14.	Switch & Data GA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
15.	Switch and Data GA Three LLC	100% owned by SDOC LLC	Restricted Subsidiary
16.	Switch & Data IL One LLC	100% owned by SDFC LLC	Restricted Subsidiary
17.	Switch & Data IN One LLC	100% owned by SDFC LLC	Restricted Subsidiary
18.	Switch & Data LA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
19.	Switch & Data MA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
20.	Switch and Data Management Company LLC	100% owned by SD Enterprises	Restricted Subsidiary
21.	Switch & Data MI One LLC	100% owned by SDFC LLC	Restricted Subsidiary
22.	Switch & Data MO One LLC	100% owned by SDFC LLC	Restricted Subsidiary
23.	Switch and Data NJ Two LLC	100% owned by SDOC LLC	Restricted Subsidiary
24.	Switch & Data NY One LLC	100% owned by SDFC LLC	Restricted Subsidiary
25.	Switch & Data/NY Facilities Company LLC	100% owned by SDOC LLC	Restricted Subsidiary
26.	Switch and Data NY Four LLC	100% owned by SDOC LLC	Restricted Subsidiary
27.	Switch and Data NY Five LLC	100% owned by SDOC LLC	Restricted Subsidiary
28.	Switch & Data OH One LLC	100% owned by SDFC LLC	Restricted Subsidiary
29.	Switch and Data Operating Company LLC (“SDOC”)	100% owned by SD Enterprises	Restricted Subsidiary
30.	Switch & Data PA Two LLC	100% owned by SDFC LLC	Restricted Subsidiary
31.	Switch and Data PA Three LLC	100% owned by SDOC LLC	Restricted Subsidiary
32.	Switch and Data PA Four LLC	100% owned by SDOC LLC	Restricted Subsidiary
33.	Switch & Data TN Two LLC	100% owned by SDFC LLC	Restricted Subsidiary

Schedule 4.1.C-1

No.	Company	Ownership	Relationship
34.	Switch and Data Toronto Ltd.	100% owned by SD Enterprises Inc.	Restricted Subsidiary
35.	Switch and Data Dallas Holdings I LLC	100% owned by SDOC LLC	Restricted Subsidiary
36.	Switch and Data Dallas Holdings II LLC	100% owned by SDOC LLC	Restricted Subsidiary
37.	Switch & Data TX One LLC	100% owned by SDFC LLC	Restricted Subsidiary
38.	Switch and Data TX Five LP	• Switch and Data Dallas Holdings I LLC holds 1% of the units as the General Partner • Switch and Data Dallas Holdings II LLC holds 99% of the units as a limited partner	Restricted Subsidiary
39.	Switch & Data VA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
40.	Switch & Data VA Two LLC	100% owned by SDFC LLC	Restricted Subsidiary
41.	Switch and Data VA Four LLC	100% owned by SDOC LLC	Restricted Subsidiary
42.	Switch & Data WA One LLC	100% owned by SDFC LLC	Restricted Subsidiary
43.	Switch and Data WA Three LLC	100% owned by SDOC LLC	Restricted Subsidiary

Defunct Subsidiaries

No.	Company
1.	ColoServ, LLC
2.	SD Philadelphia LLC
3.	SDOC Acquisition, Inc. f/k/a Telx Acquisition, Inc.
4.	Switch & Data Acquisition Company, LLC
5.	Switch and Data Acquisition Company, Inc.
6.	Switch & Data AR One LLC
7.	Switch & Data AZ Two LLC
8.	Switch & Data CA Three LLC
9.	Switch & Data CA Four LLC
10.	Switch and Data CA Five LLC
11.	Switch & Data CA Six LLC
12.	Switch & Data CA Seven LLC
13.	Switch & Data CA Eight LLC
14.	Switch and Data CA Ten LLC
15.	Switch & Data CO Two LLC
16.	Switch and Data Communications LLC
17.	Switch & Data CT One LLC
18.	Switch & Data CT Two LLC
19.	Switch & Data CT Three LLC
20.	Switch & Data (Europe) ApS
21.	Switch and Data Facilities Corp.
22.	Switch & Data Facilities (Milan) S.p.A.

Schedule 4.1.C-2

No.	Company
23.	Switch & Data Facilities Site Two, L.P.
24.	Switch and Data FL Three LLC
25.	Switch and Data FL Four LLC
26.	Switch & Data FL Five LLC
27.	Switch & Data FL Six LLC
28.	Switch & Data GA Two LLC
29.	Switch & Data IA One LLC
30.	Switch and Data IL Two LLC
31.	Switch & Data IL Three LLC
32.	Switch and Data IL Four LLC
33.	Switch and Data IL Five LLC
34.	Switch & Data KY One LLC
35.	Switch & Data MI Two LLC
36.	Switch & Data MN One LLC
37.	Switch & Data MO Two LLC
38.	Switch & Data NC One LLC
39.	Switch & Data NC Two LLC
40.	Switch & Data NE One LLC
41.	Switch & Data Nevada Holdings Inc.
42.	Switch & Data NJ One LLC
43.	Switch & Data NM One LLC
44.	Switch & Data NY Two LLC
45.	Switch & Data NY Three LLC
46.	Switch and Data NV One LLC
47.	Switch & Data OH Two LLC
48.	Switch and Data OH Three LLC
49.	Switch & Data OK One LLC
50.	Switch & Data OK Two LLC
51.	Switch & Data OR One LLC
52.	Switch and Data Southwest, Inc.
53.	Switch and Data TN One LLC
54.	Switch & Data TX Two LLC
55.	Switch & Data TX Three LLC
56.	Switch & Data TX Four LLC
57.	Switch and Data TX Six LLC
58.	Switch & Data Texas Holdings LLC
59.	Switch & Data Texas Partners, L.P.
60.	Switch & Data UT One LLC
61.	Switch & Data VA Three LLC
62.	Switch & Data WA Two LLC
63.	Switch & Data WI One LLC

Schedule 4.1.C-3

No.	Company
64.	Switch & Data Facilities (Germany) GmbH
65.	Switch and Data Facilities UK, Ltd
66.	LayerOne Acquisition, Inc.
67.	LayerOne Holdings, Inc.
68.	RACO LLC
69.	RACO International, Inc.
70.	RACO NYC, Inc.
71.	RACO Remote Access Company, Ltd.
Remote Access of WNY, Inc.

Schedule 4.1.C-4

SCHEDULE 4.1.D

OPTIONS, WARRANTS, SPECIAL JUNIOR STOCK

Classes and Series

Common Stock

Warrants and Options

1.	Switch & Data Facilities Company, Inc. has issued the following options as of March 14, 2008:

Options	Options Holder	Number of Options Issued
Common	Employees and Directors as a group	3,499,351*

*	This does not take into account exercises and is strictly the number issued.

2.	The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the classes and series of the Company’s capital stock set forth in the Fifth Amended and Restated Certificate of Incorporation.

Schedule 4.1.D-1

SCHEDULE 4.2

GOVERNMENT ACTIONS

1.	Filing of Financing Statements in Appropriate Filing Offices

•	See Schedule 4.15.A.

Schedule 4.2-1

SCHEDULE 4.4

CONTINGENT OBLIGATIONS, LIABILITIES AND TAXES

1.	See Schedule 4.7 regarding ongoing litigation and potential liabilities with respect thereto.

2.	See Schedule 4.9 regarding potential defaults under various leases and potential liabilities with respect thereto.

Schedule 4.4-1

SCHEDULE 4.6

TITLE TO PROPERTY; LIENS; REAL PROPERTY; ACCOUNTS

1.	Real Property: See Schedule 4.9 for list of real estate leases.

2.	Accounts.

	Entity Name	Account Holder	Type	Account No.
1.	Switch & Data Facilities Company, Inc.	Wachovia	Operating Account	2000006662000

3.	Switch & Data Facilities Company, Inc.	Deutsche	Stock Transfer Account	5ZP-103730

4.	Switch & Data Facilities Company, Inc.	Jefferies	Investment Money Market	101-00333

5.	Switch & Data Holdings, Inc.	Wachovia	Operating Account	2000014833355

6.	Switch and Data Enterprises, Inc.	Wachovia	Operating Account	2000016871988

7.	Switch and Data Enterprises, Inc.	Wachovia	Positive Pay Account	2079900474121

8.	Switch and Data Management Company LLC	Wachovia	Operating Account	2000015215668

9.	Switch and Data Management Company LLC	Wachovia	Positive Pay Account	2079900470552

10.	Switch and Data Management Company LLC	Wachovia	FSA	2000022992330

11.	Switch and Data Operating Company LLC	Wachovia	Operating Account	2000014833342

12.	Switch and Data Operating Company LLC	Wachovia	Positive Pay Account	2079900471603

13.	Switch and Data Toronto Ltd.	RBC	USD Operating Cash Account	400-994-0

14.	Switch and Data Toronto Ltd.	RBC	USD Positive Pay Account	400-995-7

15.	Switch and Data Toronto Ltd.	RBC	CAD Operating Cash Account	103-743-1

16.	Switch and Data Toronto Ltd.	RBC	CAD Positive Pay Account	103-744-9

17.	Switch & Data Facilities Company LLC	Wachovia	Master Account - Operating	2000007273540

18.	Switch & Data Facilities Company LLC	Wachovia	Controlled Disbursement Account	2079940008829

Schedule 4.6-1

SCHEDULE 4.7

LITIGATION; ADVERSE FACTS

No.	Entity Name	Location
1.	Switch & Data LA One LLC	1340 Poydras Street New Orleans, LA 70112

2.	Switch & Data Facilities Company LLC and Switch & Data Facilities Company, Inc.	625 N. Milwaukee St. Milwaukee, WI

I.	Continental Poydras Corporation v. Switch & Data LA One, L.L.C. a Delaware Limited Liability Company; Switch & Data Facilities Company LLC, a Delaware Limited Liability Company, Case No. 2001-17831

•

Breach of Contract regarding lease agreement for our New Orleans, LA facility. Tenant notified landlord that it was terminating the lease due to landlord’s failure to reimburse tenant for tenant’s demolition costs which costs tenant claimed were reimbursable under the lease. Plaintiff denies tenant had a right to terminate the lease and is seeking damages for tenant’s alleged lease default. SDFC guarantied tenant’s obligations under the lease up to a maximum amount of 1,000,000. Tenant answered and counterclaimed for reimbursement of demolition costs in the approximate amount of $350,000. Plaintiff offered to settle its claim for $530,000. After being dormant for about a year, Plaintiff filed some discovery requests in the Fall of 2003 and SDFC replied. No additional activity has occurred. It is believed that the discovery request was simply to keep from being dismissed for lack of prosecution. Due to Hurricane Katrina, rules were revised regarding dismissal for lack of prosecution.

II.	625 Milwaukee LLC and Aviad Investments, Inc. v. Switch & Data Facilities Company, LLC and Switch & Data Facilities Company, Inc. Milwaukee County, Wisconsin. Case No. 06CV004586. Filed May 16, 2006. Jury trial demanded.

•

Claims of Fraud; Breach of Contract; Negligent Misrepresentation; Promissory Estoppel; Unfair Trade practices [subsequently dismissed]; Misrepresentation – Strict responsibility (twice); all arising from the failure of the company to execute a lease for a building (that was to be purchased by James Lavin through a Switch and Data entity but the purchase agreement was assigned to the Plaintiffs allegedly on the promise of Lavin to execute a lease). An original (and complaining minority) shareholder of Switch and Data, Reuben Taub, is an officer and part owner of Aviad Investments.

The case was removed to Federal Court. The Court entered the Order Granting our Motion to Dismiss Count V on the Unfair Trade Practices Act noting that opposing counsel conceded dated July 21, 2006. As a result there is no claim for attorneys’ fees or treble damages.

The Plaintiff’s Rule 26 disclosure outlines claimed rent damages of $3,666,348 plus they are claiming $750,000 loss on the sale of the building for a total of $4,416,348. They

Schedule 4.7-1

also claim $150,000 in attorney’s fees but we do not believe they are entitled to attorneys’ fees since the count on the Unfair Trade Practices Act has been dismissed. Motions for partial summary judgment are pending. A trial date has been set for June 9, 2008 but is expected to be delayed pending rulings on the pending motions for partial judgment.

III.	See Schedule 4.9 regarding potential defaults under various leases.

Schedule 4.6-2

SCHEDULE 4.9

MATERIAL CONTRACTS

Real Estate Leases

See Schedule 1.1.B.

Master Service Agreements (total contract value > $5 million)*

No.	S&D Customer	Contract Value Remaining as of 3/1/08
1	Limelight	$14,252,000 (through 9/30/2010)
2	Qwest	$5,944,000 (through 10/10/2010)

*	Total contract value is determined by multiplying the monthly recurring license revenue by the number of months specified in the contract. These contract values are based on all service orders under the MSA.

Other Agreements (total contract value >$5 million)

1.	The Sunnyvale construction contract PO26211 dated 11/28/07 with Meade Construction Group, Inc. for $5,190,072.

2.	The Dallas construction contract PO27155 dated 3/3/2008 with FBE Construction Ltd. for $5,215,952.

3.	The Vienna Science Applications construction contract PO27154 with Total Site Solutions for $9,848,202.

Defaults under Material Contracts

1.	See Litigation Schedule 4.7, which refers to various leases under which defaults may exist.

Schedule 4.9-1

SCHEDULE 4.9.B

SPECIFIED MATERIAL CONTRACTS

Real Estate Leases

See Schedule 1.1.B.

Master Service Agreements (total contract value > $5 million)*

No.	S&D Customer	Contract Value Remaining
1	Limelight	$14,252,000 (through 9/30/2010)
2	Qwest	$5,944,000 (through 10/10/2010)

*	Total contract value is determined by multiplying the monthly recurring license revenue by the number of months specified in the contract. These contract values are based on all service orders under the MSA.

Schedule 4.9.B-1

SCHEDULE 4.12

LABOR MATTERS

None.

Schedule 4.12-1

SCHEDULE 4.13

BROKER’S FEES

None.

Schedule 4.13-1

SCHEDULE 4.14

ENVIRONMENTAL MATTERS

None.

Schedule 4.14-1

SCHEDULE 4.15.A

FILINGS AND OTHER ACTIONS

I.	Initial UCC Financing Statements filed with respect to the various Loan Parties in the referenced jurisdictions:

1.	Switch & Data Facilities Company, Inc.

Initial Financing Statement naming Switch & Data Facilities Company, Inc. as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

2.	Switch & Data Holdings, Inc.

Initial Financing Statement naming Switch & Data Holdings, Inc. as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

3.	Switch and Data Enterprises, Inc.

Initial Financing Statement naming Switch and Data Enterprises, Inc. as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

4.	Switch & Data Facilities Company LLC

Initial Financing Statement naming Switch & Data Facilities Company LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

5.	Switch and Data Operating Company LLC

Initial Financing Statement naming Switch and Data Operating Company LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

6.	Switch and Data Management Company LLC

Initial Financing Statement naming Switch and Data Management Company LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

7.	Switch & Data AZ One LLC

Initial Financing Statement naming Switch & Data AZ One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

Schedule 4.15.A-1

8.	Switch & Data CA One LLC

Initial Financing Statement naming Switch & Data CA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

9.	Switch & Data CA Two LLC

Initial Financing Statement naming Switch & Data CA Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

10.	Switch and Data CA Nine LLC

Initial Financing Statement naming Switch and Data CA Nine LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

11.	Switch and Data CA Eleven LLC

Initial Financing Statement naming Switch and Data CA Eleven LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

12.	Switch & Data CO One LLC

Initial Financing Statement naming Switch & Data CO One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

13.	Switch & Data FL One LLC

Initial Financing Statement naming Switch & Data FL One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

14.	Switch & Data FL Two LLC

Initial Financing Statement naming Switch & Data FL Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

15.	Switch and Data FL Seven LLC

Initial Financing Statement naming Switch and Data FL Seven LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Texas.

Schedule 4.15.A-2

16.	Switch & Data GA One LLC

Initial Financing Statement naming Switch & Data GA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

17.	Switch and Data GA Three LLC

Initial Financing Statement naming Switch and Data GA Three LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

18.	Switch & Data IL One LLC

Initial Financing Statement naming Switch & Data IL One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

19.	Switch & Data IN One LLC

Initial Financing Statement naming Switch & Data IN One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

20.	Switch & Data LA One LLC

Initial Financing Statement naming Switch & Data LA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

21.	Switch & Data MA One LLC

Initial Financing Statement naming Switch & Data MA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

22.	Switch & Data MI One LLC

Initial Financing Statement naming Switch & Data MI One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

23.	Switch & Data MO One LLC

Initial Financing Statement naming Switch & Data MO One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

Schedule 4.15.A-3

24.	Switch and Data NJ Two LLC

Initial Financing Statement naming Switch and Data NJ Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

25.	Switch & Data NY One LLC

Initial Financing Statement naming Switch & Data NY One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

26.	Switch and Data NY Four LLC

Initial Financing Statement naming Switch and Data NY Four LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

27.	Switch and Data NY Five LLC

Initial Financing Statement naming Switch and Data NY Five LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

28.	Switch & Data/NY Facilities Company LLC

Initial Financing Statement naming Switch & Data/NY Facilities Company LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

29.	Switch & Data OH One LLC

Initial Financing Statement naming Switch & Data OH One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

30.	Switch & Data PA Two LLC

Initial Financing Statement naming Switch & Data PA Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

31.	Switch and Data PA Three LLC

Initial Financing Statement naming Switch and Data PA Three LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

Schedule 4.15.A-4

32.	Switch and Data PA Four LLC

Initial Financing Statement naming Switch and Data PA Four LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

33.	Switch & Data TN Two LLC

Initial Financing Statement naming Switch & Data TN Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

34.	Switch & Data TX One LLC

Initial Financing Statement naming Switch & Data TX One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

35.	Switch and Data TX Five LP

Initial Financing Statement naming Switch and Data TX Five LP as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

36.	Switch and Data Dallas Holdings I LLC

Initial Financing Statement naming Switch and Data Dallas Holdings I LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

37.	Switch and Data Dallas Holdings II LLC

Initial Financing Statement naming Switch and Data Dallas Holdings II LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

38.	Switch & Data VA One LLC

Initial Financing Statement naming Switch & Data VA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

39.	Switch & Data VA Two LLC

Initial Financing Statement naming Switch & Data VA Two LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

Schedule 4.15.A-5

40.	Switch and Data VA Four LLC

Initial Financing Statement naming Switch and Data VA Four LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

41.	Switch & Data WA One LLC

Initial Financing Statement naming Switch & Data WA One LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

42.	Switch and Data WA Three LLC

Initial Financing Statement naming Switch and Data WA Three LLC as debtor and Royal Bank of Canada, as Administrative Agent, as secured party, filed in the office of the Secretary of State of the State of Delaware.

II.	UCC Financing Statement Statements of Change assigning each filed or recorded initial UCC Financing Statement that names a Loan Party as a debtor, and Deutsche Bank AG New York, as Administrative Agent, as secured party, to Royal Bank of Canada, as Administrative Agent, as secured party.

III.	Delivery to the Administrative Agent, on behalf of the Secured Parties, of the following certificated equity interests, together with executed powers of attorney in blank:

1.	Certificates representing all of Switch & Data Facilities Company, Inc.’s certificates representing equity interests in Switch & Data Holdings, Inc.

2.	Certificates representing all of Switch & Data Holdings, Inc.’s equity interests in Switch and Data Enterprises, Inc.

3.	Certificates representing all of Switch and Data Enterprises, Inc.’s equity interests in the following entities:

•	Switch & Data Facilities Company LLC (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

•	Switch and Data Operating Company LLC

•	Switch and Data Management Company LLC

4.	Certificates representing 65% of Switch and Data Enterprises, Inc.’s equity interests in Switch and Data Toronto Ltd. (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

Schedule 4.15.A-6

5.	Certificates representing all of Switch & Data Facilities Company LLC’s equity interests in the following entities:

•	Switch & Data AZ One LLC

•	Switch & Data CA One LLC

•	Switch & Data CA Two LLC

•	Switch & Data CO One LLC

•	Switch & Data FL One LLC

•	Switch & Data FL Two LLC

•	Switch & Data GA One LLC

•	Switch & Data IL One LLC

•	Switch & Data IN One LLC

•	Switch & Data LA One LLC

•	Switch & Data MA One LLC

•	Switch & Data MI One LLC

•	Switch & Data MO One LLC

•	Switch & Data NY One LLC

•	Switch & Data OH One LLC

•	Switch & Data PA Two LLC

•	Switch & Data TN Two LLC (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

•	Switch & Data TX One LLC

•	Switch & Data VA One LLC

•	Switch & Data VA Two LLC (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

•	Switch & Data WA One LLC

6.	Certificates representing all of Switch and Data Operating Company LLC’s equity interests in the following:

•	Switch and Data CA Nine LLC

•	Switch & Data/NY Facilities Company LLC

•	Switch and Data VA Four LLC

•	Switch and Data WA Three LLC

•	Switch and Data GA Three LLC

•	Switch and Data Dallas Holdings I LLC

•	Switch and Data Dallas Holdings II LLC

•	Switch and Data PA Three LLC

•	Switch and Data PA Four LLC

•	Switch and Data FL Seven LLC (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

Schedule 4.15.A-7

•	Switch and Data NY Four LLC

•	Switch and Data NY Five LLC

7.	All of Switch and Data Dallas Holdings I LLC's equity interest in Switch and Data TX Five LP (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

8.	All of Switch and Data Dallas Holdings II LLC's equity interest in Switch and Data TX Five LP (Note – these interests are not UCC Article 8 securities, so delivery of certificates will not accomplish perfection)

IV.	Assignment or Endorsement by Deutsche Bank AG New York, as administrative agent, to the Administrative Agent, on behalf of the Secured Parties, of the following original promissory notes for which Switch and Data Enterprises, Inc. is payee, together with executed endorsements or assignments in blank (together with assignment of the related Amended and Restated Pledge and Security Agreement):

1.	2004 Canadian Investment Note.

2.	2005 Canadian Investment Note.

3.	2007 Canadian Investment Note.

4.	Canadian Revolving Credit Note.

V.	Control Agreements or Blocked Account Agreements

See Schedule 4.6 for accounts in which security interests are perfected by Control Agreements or Blocked Account Agreements.

VI.	Intellectual Property

Certain filings must be made with the USPTO to perfect an interest in the trademarks.

Schedule 4.15.A-8

SCHEDULE 4.15.D

CHIEF EXECUTIVE OFFICES

No.	Company	Chief Executive Office	Principal Place of Business	Jurisdiction of Formation
1.	Switch and Data Operating Company LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

2.	Switch and Data Management Company LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

3.	Switch and Data Enterprises, Inc.	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650, Tampa, FL 33607	Delaware

4.	Switch & Data Holdings, Inc.	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

5.	Switch & Data Facilities Company LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

6.	Switch & Data AZ One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	3110 North Central Avenue Phoenix, AZ 85012	Delaware

7.	Switch & Data CA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	The Garland Center 1200 West 7th Street, Lower Level 1-120 Los Angeles, CA 90071	Delaware

8.	Switch & Data CA Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	534 Stockton Ave., 1st Floor San Jose, CA 95126-2430	Delaware

9.	Switch and Data CA Nine LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	529 Bryant Street Palo Alto, CA 94301	Delaware

Schedule 4.15.D-1

No.	Company	Chief Executive Office	Principal Place of Business	Jurisdiction of Formation
10.	Switch and Data CA Eleven LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	444 Toyama Drive Sunnyvale, CA 94089	Delaware

11.	Switch & Data CO One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	9706 E. Easter Avenue, Suite 150 Englewood, CO 80112	Delaware

12.	Switch & Data Dallas Holdings I LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

13.	Switch & Data Dallas Holdings II LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Delaware

14.	Switch & Data FL One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1 NE 1st Street, 5th Floor Miami, FL 33132	Delaware

15.	Switch & Data FL Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	655 N. Franklin Street, #1000 Tampa, FL 33602	Delaware

16.	Switch and Data FL Seven LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	36 NE Second Street, Suite 100 Miami, FL 33132	Texas

17.	Switch & Data GA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	56 Marietta Street, 6th Floor Atlanta, GA 30303	Delaware

18.	Switch and Data GA Three LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	56 Marietta Street, 5th and 7th Floors Atlanta, GA 30303	Delaware

19.	Switch & Data IL One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	427 S. LaSalle, 4th Floor, #405 Chicago, IL 60605	Delaware

20.	Switch & Data IN One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	701 West Henry Street Indianapolis, IN 46225	Delaware

Schedule 4.15.D-2

No.	Company	Chief Executive Office	Principal Place of Business	Jurisdiction of Formation
21.	Switch & Data LA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1340 Poydras St., New Orleans, LA 70112	Delaware

22.	Switch & Data MA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	74-76 West Street Waltham, MA 02451-1110	Delaware

23.	Switch & Data MI One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	24660 Lahser Road Southfield, MI 48034-3239	Delaware

24.	Switch & Data MO One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	210 N. Tucker Street, Suite 400 St. Louis, MO 63101	Delaware

25.	Switch and Data NJ Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	5851 West Side Ave. N. Bergen, NJ 07047	Delaware

26.	Switch & Data NY One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	65 Broadway, 3rd Floor New York, NY 10006	Delaware

27.	Switch & Data/NY Facilities Company LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	111 8th Avenue New York, NY	Delaware

28.	Switch and Data NY Four LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	350 Main Street Main Place Tower, Suite 1709 Buffalo, NY 14202	Delaware

29.	Switch and Data NY Five LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	60 Hudson Street, Suite 1904 New York, NY 10013	Delaware

30.	Switch & Data OH One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1255 Euclid Avenue Cleveland, OH 44115	Delaware

31.	Switch & Data PA Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Alleghany Center Office Concourse Plaza Level Pittsburgh, PA 15212	Delaware

Schedule 4.15.D-3

No.	Company	Chief Executive Office	Principal Place of Business	Jurisdiction of Formation
32.	Switch and Data PA Three LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	3701 Market Street, 5th Floor Philadelphia, PA	Delaware

33.	Switch and Data PA Four LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	401 North Broad Street, 9th Floor Philadelphia, PA 19108	Delaware

34.	Switch & Data TN Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	147 Fourth Ave. N., 8th Fl., Nashville, TN 37219	Delaware

35.	Switch and Data Toronto Ltd.	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	151 Front Street West, Suite 706 Toronto, ON M5J 2N1, Canada	Ontario, Canada

36.	Switch & Data TX One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	4101 & 4107 Bryan St., 1st Floor Dallas, TX 75204	Delaware

37.	Switch and Data TX Five LP	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	1950 Stemmons Fway, Suite 1039A Dallas, TX 75207	Delaware

38.	Switch & Data VA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	8502-A Tyco Road, 1st Floor Vienna, VA 22182	Delaware

39.	Switch & Data VA Two LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	11513, 11515, 11517, 11519 Sunset Hills Road Fairfax Co. Reston, VA 20190	Delaware

40.	Switch and Data VA Four LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	7990 Science Application Ct. Vienna, VA 22182	Delaware

41.	Switch & Data WA One LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	Westin Bldg., 13th Floor 2001 Sixth Avenue Seattle, WA 98121	Delaware

Schedule 4.15.D-4

No.	Company	Chief Executive Office	Principal Place of Business	Jurisdiction of Formation
42.	Switch and Data WA Three LLC	1715 N. Westshore Blvd., Suite 650 Tampa, FL 33607	2001 6th Avenue, Suite 1200 Seattle, WA 98121	Delaware

Schedule 4.15.D-5

SCHEDULE 4.17

INTELLECTUAL PROPERTY

Owner	Registered Service Marks	Date Reg. New
Switch & Data Facilities Company, Inc.	“SINGLECNXT” (Reg. No. 2,777,927)	10/28/2003

Switch & Data Facilities Company, Inc.	The “PAIX orbital X logo” (Reg. No. 2,680,021)	01/28/2003

Switch & Data Facilities Company, Inc.	“PAIX” (Reg. No. 2,812,118)	02/10/2004

Switch & Data Facilities Company, Inc.	METROPAIX” (Reg. No. 3,010,242	11/1/2005

Switch & Data Facilities Company, Inc.	“SECURE CO-LOCATION POWERED BY CHOICE” (Reg. No. 2,705,900)	04/15/2003

Switch & Data Facilities Company, Inc.	“SELECTCONNECT” (Reg. No. 2,627,283)	10/01/2002

Switch & Data Facilities Company, Inc.	“SWITCH AND DATA” (Reg. No. 2,984,759)	08/16/2005

Switch & Data Facilities Company, Inc.	“SWITCH AND DATA” (Reg. No. 3,037,269)	01/3/2006

Switch & Data Holdings, Inc.	“SWITCH AND DATA” (Canadian Reg. No. TMA697,791	10/05/2007

Switch & Data Facilities Company, Inc.	“IP EXCHANGE CENTER” (Reg. No. 2,574,692)	05/28/2002

Switch & Data Facilities Company, Inc.	“TECHSMART” (Reg. No. 2,569,329)	05/14/2002

Switch & Data Facilities Company, Inc.	“IPEC” (Reg. No. 2,687,833)	02/18/2003

Pending Service Marks

None.

Schedule 4.17-1

Common Law Trademarks

“Peering by PAIX and the associated logo

“Secure.Reliable.Neutral.Connected”

“MetroPAIX”

“Virtual Network Interconnect”

“Switch & Data Facilities Company”

“Switch and Data”

Domain Names

Network Solutions:

Switchanddata.us

Switchanddata.com

sdfc.net

switchanddata.org

singleconnect.net

switchandata.us

switchandata.org

switchandata.net

switchandata.info

switchandata.com

switchandata.biz

l1-ip.net

peering.com

peering.net

peering.org

Paix.net

bandwidthforless.com

bandwidthforless.org

SDXC.biz

SDXC.org

SDXC.us

switchfacilities.com

Answerable.com

SDXC.com

Domain Monger

switchanddata.biz

Schedule 4.17-2

Domain Names

switchanddata.ca

switchanddata.info

switchandata.co.uk

switchanddata.co.uk

peeringandinternexchange.biz

peeringandinternetexchange.ca

peeringandinternetexchange.com

peeringandinternetexchange.co.uk

peeringandinternetexchange.info

peeringandinternetexchange.net

peeringandinternetexchange.org

peeringandinternetexchange.us

SDXC.ca

singlecnxt.info

singlecnxt.biz

singlecnxt.org

singlecnxt.net

singlecnxt.com

singlecnxt.us

singlecnxt-i.com

singlecnxt-i.net

singlecnxt-i.org

singlecnxt-i.biz

singlecnxt-i.info

singlecnxt-i.us

singlecnxt-i.ca

singlecnxt-i.co.uk

singlecnxt-t.co.uk

singlecnxt-t.net

singlecnxt-t.org

singlecnxt-t.biz

singlecnxt-t.info

singlecnxt-t.us

singlecnxt-t.ca

Schedule 4.17-3

SCHEDULE 5.6

INSURANCE

Policy	Carrier	Policy Number	Policy Limits	Deductible

Package Policy	St. Paul Fire & Marine	TE06401941	Property Blanket Contents $151,179,167 Blanket Building $1,000,000 General Liability Aggregate $2,000,000 Per Occurrence $1,000,000	$100,000 Earthquake $250,000 or 5%, whichever is greater

Canadian Package	St. Paul Fire & Marine	UXCPC70249	Contents $4,319,207 Business Income $6,166,617 General Liability Aggregate $2,000,000 Per Occurrence $1,000,000	$10,000

Umbrella	Travelers	QI06400537	Per Occurrence and Aggregate $10,000,000	Self Insured Retention $10,000

Workers Compensation	The Phoenix Insurance Company	HNUB-4409C20-1-07	Employers Liability Limits $500,000/$500,000/$500,000	N/A

Pollution	Commerce & Industry Insurance Company	FPL3776713#5	$1,000,000 Each Loss $1,000,000 Each Policy Period	$5,000 Each Incident

Crime	American Home Assurance Company	742-01-26	Employee Theft $2,000,000, Forgery/Alteration $2,000,000, Loss In/Outside Premises $500,000, Computer Fraud $2,000,000	Employee Theft $20,000, Forgery/Alteration $20,000, Loss In/Outside Premises $5,000, Computer Fraud $20,000

Fiduciary	Federal Insurance Company	8185-1978	$2,000,000 Each Loss $2,000,000 Each Policy Period	$5,000 Each Claim

Directors & Officers	Navigators Insurance Company	NY07DOL872500NV	$10,000,000 Each Claim and Aggregate	$150,000 Each Insured Entity Claims $250,000 Each Securities Claims

Excess Directors and Officers	American Home Assurance Company	966-62-76	$10,000,000 (in excess of $10,000,000) Follows Form	N/A

Employment Practices Liability	Philadelphia Indemnity Insurance Company	PHSD252209	$5,000,000 Each Claim and $5,000,000 Policy Aggregate	$25,000 Each Claim

Schedule 5.6-1

Employee Plans	Provider
Health	Aetna
Dental	MetLife
Vision	Advantica Eyecare
401K	Transamerica Retirement Services
FSA	ADP
Life and Accident Death and Dismemberment	The Standard
Short Term Disability	The Standard
Long Term Disability	The Standard

Schedule 5.6-2

SCHEDULE 6.1

INDEBTEDNESS

Guarantees by Switch & Data Facilities Company LLC

Entity	Guarantee Amount	Guarantee Party – Landlord
Switch & Data IL One, LLC	Unconditional guarantee of all obligations	427 S. LaSalle LLC
Switch & Data LA One LLC	Payment of rent for original 10 year term of lease - maximum $1,000,000.	Continental Poydras Corp.
Switch & Data MI One, LLC	Full obligations of the lease	Ten Lahser, LLC
Switch & Data TN Two LLC	All lease obligations	Suntrust Bank

Guarantees by Switch & Data Facilities Company, Inc.

Entity	Guarantee Amount	Guarantee Party – Landlord
Switch and Data CA Nine, LLC	All lease obligations	529 Bryant St. Partners L.P.
Switch and Data VA Four, LLC	All lease obligations	Campus Point Realty Corporation II
Switch and Data NJ Two LLC	All lease obligations	5851 Westside Avenue Associates LLC

Guarantees by Switch and Data Operating Company LLC

Entity	Guarantee Amount	Guarantee Party – Landlord
N/A	N/A	N/A

US intercompany debt

All US intercompany debt eliminates upon consolidation.

Schedule 6.1-1

SCHEDULE 6.12

TERMINATION OF MATERIAL CONTRACTS

None except for

any other Material Contract that expires pursuant to it own terms.

Schedule 6.12-1

EXHIBIT A

[FORM OF ASSIGNMENT AGREEMENT]1

Date             ,

This Assignment Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swing Line Loans) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1. Assignor:	___________________
[2. Assignee:	___________________][2]

[2][3]. Credit Agreement:	Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008, among Switch & Data Holdings, Inc., a Delaware corporation, the financial institutions from time to time party thereto as lenders, Royal Bank of Canada, as administrative agent and General Electric Capital Corporation, as the syndication agent for the Lenders.

[1]	This Form of Assignment Agreement should be used by for an assignment to or from a single Assignee or to or from funds managed by the same or related investment managers.

[2]

Item 1 and Item 2 should be filled in as appropriate. In the case of an assignment to or from funds managed by the same or related investment managers, the Assignees or Assignors should be listed in bracketed item 3 as applicable.

Exhibit A-1

[3.	Assigned Interest:[3]

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
[Name of Assignee]		______________	______________
[Name of Assignee]		______________	______________

[4.	Assigned Interest:[4]

Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
	$______________	$______________

Effective Date             , 20

[3]	Insert this chart if this Form of Assignment Agreement is being used for assignment to or from funds managed by the same or related investment managers.

[4]	Insert this chart if this Form of Assignment Agreement is being used by a Lender for an assignment to a single Assignee.

Exhibit A-2

ASSIGNOR INFORMATION

Payment Instructions:	______________________
______________________
______________________
______________________

Reference:

Notice Instructions:	______________________
______________________
______________________

Reference:

ASSIGNEE INFORMATION

Payment Instructions:	______________________
______________________
______________________
______________________

Reference:

Notice Instructions:	______________________
______________________
______________________

Reference:

Exhibit A-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][5]

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and][6] Accepted:
ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

SWITCH & DATA HOLDINGS, INC.[6],

By:
Name:	George Pollock, Jr.
Title:	Treasurer

[5]	Add additional signature blocks, as needed, if this Form of Assignment Agreement is being used by funds managed by the same or related investment managers.

[6]

Insert only if assignment is being made to an Assignee other than an Affiliate or another Lender or an Approved Fund, unless (a) during the forty-five (45) day period following the Closing Date or (b) after the occurrence or during the continuance of an Event of Default or Potential Event of Default.

Exhibit A-4

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

1.2. Assignee. [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) has sent to Borrower if required to be delivered to Borrower or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Borrower and/or Administrative Agent pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan

Exhibit A-5

Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payment. Subject to the terms of the Credit Agreement, from and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

Exhibit A-6

EXHIBIT B

[FORM OF CERTIFICATE REGARDING NON-BANK STATUS]

[Letterhead of Non-US Lender]

Certificate Date:                              , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.

Ladies and Gentlemen:

This Certificate Regarding Non-Bank Status is delivered to you pursuant to Section 2.7.B(iii) of the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate Regarding Non-Bank Status shall have the meaning assigned to them in the Credit Agreement. [Insert Name of Non-U.S. Lender] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.7.B(iii) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants as follows:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

Exhibit B-1

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10 percent shareholder of either Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate Regarding Non-Bank Status by its respective authorized representative as of the day and year first above written.

[INSERT NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF CLOSING DATE CERTIFICATE]

[Letterhead of Borrower]

Certificate Date:                              , 2008

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.
Financial Officer’s Certificate

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, capitalized terms used in this Closing Date Certificate shall have the meaning assigned to them in the Credit Agreement.

I, [Insert name of Responsible Officer], am the [Insert Title] of the Borrower. I am delivering this Closing Date Certificate pursuant to Section 3.1.R. of the Credit Agreement and do hereby certify on behalf of the Borrower, as of Closing Date, as follows:

(1) all representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects as of the Closing Date (unless any such representation or warranty relates solely to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

(2) after due inquiry and to the best of my knowledge, all representations and warranties made by each other Loan Party in any Loan Document are true and correct in all material respects as of the Closing Date (unless any such representation or warranty relates solely to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

Exhibit C-1

(3) no Event of Default or Potential Event of Default has occurred and is continuing as of the Closing Date;

(4) the Consolidated Total Leverage Ratio as of the Closing Date is less than or equal to 5.00 to 1.00; and

(5) the Consolidated Senior Leverage Ratio as of the Closing Date is less than or equal to 4.00 to 1.00.

Exhibit C-2

IN WITNESS WHEREOF, the undersigned has duly executed this Closing Date Certificate by its respective authorized representative as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Closing Date Certificate

EXHIBIT D

[FORM OF COMPLIANCE CERTIFICATE]

[Letterhead of the Borrower]

Certificate Date:                              , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.
Compliance Certificate

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate shall have the meaning assigned to them in the Credit Agreement.

I, [Insert name of Responsible Person], am [Chief Financial Officer] [Treasurer] of the Borrower. I am delivering this Compliance Certificate pursuant to Section 5.1 of the Credit Agreement and do hereby certify on behalf of the Borrower Group, as of [the Fiscal Quarter ended [Insert applicable date]] [the Fiscal Year ended December 31, [Insert year]] (the “Report Date”), as follows:

1. I have reviewed the terms of the Credit Agreement and have made a review in reasonable detail of the transactions and condition of the Borrower and its respective Subsidiaries during the [Fiscal Quarter][Fiscal Year] ending on the Report Date [(the “Report Quarter”)] [(the “Report Year”)].

2. After due inquiry and to my knowledge, there was not in existence during or at the end of the above described accounting period, and there is not in existence as at the date

Exhibit D-1

hereof, any condition or event that constitutes an Event of Default or a Potential Event of Default, except as described on Exhibit A hereto. Exhibit A describes, in detail, each such condition or event, the period during which it has existed and the action which the Borrower has taken, is taking and proposes to take with respect to such condition or event.

3. Each member of the Borrower Group has complied with all covenants set forth in Article V and Article VI of the Credit Agreement during the [Report Quarter][Report Year]. In respect of such covenants, after due inquiry and to my knowledge, the following information is accurate as of the Report Date:

(a) No member of the Borrower Group has at any time during or at the end of such [Report Quarter] [Report Year], except as specifically described in Exhibit A, done any of the following:

(i) Permitted or suffered to exist any Lien or other encumbrance on any of its properties, whether real or personal, other than as specifically permitted pursuant to Section 6.2 of the Credit Agreement.

(ii) Reorganized under the laws of a different jurisdiction other than as specifically permitted pursuant to Section 6.3 of the Credit Agreement.

(iii) Changed its name or organizational structure, other than as specifically permitted pursuant to Section 6.4 of the Credit Agreement.

(iv) Made or owned, whether directly or indirectly, any Investment in any Person, including any Joint Venture other than as specifically permitted pursuant to Section 6.5.

(v) Failed to maintain its legal existence and all rights, licenses, privileges and franchises necessary in the normal conduct of its business, other than as explicitly permitted pursuant to Section 5.4 and Section 6.7 of the Credit Agreement.

(vi) Disposed, transferred or sold, in one transaction or a series of transactions, any of its assets, other than as specifically permitted pursuant to Section 6.7 of the Credit Agreement.

(vii) Acquired all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, other than as specifically permitted pursuant to Section 6.7 of the Credit Agreement.

(viii) Entered into any merger, consolidation, liquidation or dissolution, other than as specifically permitted pursuant to Section 6.7 of the Credit Agreement.

(ix) Amended, supplemented or otherwise modified, or permitted the amendment, modification or supplementation of its certificate or articles of incorporation or by-laws or other organizational documents), other than as specifically permitted pursuant to Section 6.11 of the Credit Agreement.

Exhibit D-2

(x) Entered into any amendment, modification or termination of any Material Contract if such amendment, modification or termination could reasonably be expected to have a Material Adverse Effect, or assigned or transferred any of its material rights or obligations under any of the Material Contracts, other than as specifically permitted pursuant to Section 6.12 of the Credit Agreement.

(xi) Entered into any Material Contract (other than the Security Agreements) if such agreement (i) prohibits the granting to the Administrative Agent or any Lender a lien thereon or (ii) otherwise unreasonably restricts or inhibits the Administrative Agent’s or any Lender’s ability to realize the benefit of any lien on any Collateral.

(xii) Entered into any contract if such agreement (i) prohibits the granting to the Administrative Agent or any Lender a lien thereon or (ii) otherwise unreasonably restricts or inhibits the Administrative Agent’s or any Lender’s ability to realize the benefit of any lien on the Collateral which, taken as a whole, would have a Material Adverse Effect.

(xiii) Created, or otherwise caused or suffered to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any member of the Borrower Group to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by any member of the Borrower Group, (ii) repay or prepay any Indebtedness owed by any member of the Borrower Group, (iii) make loans or advances to the Borrower, or (iv) transfer any of its property or assets to the Borrower, other than as specifically permitted pursuant to Section 6.13 of the Credit Agreement.

(xiv) Declared or made any Restricted Payment or any payment in connection with any tax sharing arrangement other than as specifically permitted pursuant to Section 6.16 of the Credit Agreement.

(xv) Managed or created or opened any deposit account or securities account in a manner other than in accordance with Section 6.17 of the Credit Agreement.

(xvi) Opened any Accounts other than as permitted pursuant to Section 5.11 of the Credit Agreement.

(xvii) Used the proceeds of the Canadian Revolving Note, the 2005 Canadian Investment Note, the 2004 Canadian Investment Note or the 2007 Canadian Investment Note other than in accordance with Section 6.21 of the Credit Agreement.

Exhibit D-3

(b) Each member of the Borrower Group has at all times during or at the end of such [Report Quarter][Report Year], except as specifically described in Exhibit A, performed all of the following:

(i) Performed in all material respects all obligations under the terms of all Material Contracts, other than as specifically excepted pursuant to Section 5.2 of the Credit Agreement.

(ii) Maintained or caused to be maintained in good repair, working order and condition all material properties of the members of the Borrower Group other than as specifically excepted in Section 5.6 of the Credit Agreement.

(iii) Complied in all material respects with all applicable Legal Requirements and has obtained all applicable governmental actions and all private party rights of way, franchises, licenses, consents and approvals, other than as specifically excepted pursuant to Section 5.8 of the Credit Agreement.

(iv) Complied with Section 5.11 of the Credit Agreement in connection with (a) its opening, creation or acquisition of any Account or a deposit account, and (b) its acquisition, issuance or creation of any Equity Interests in any Person that constitutes a Restricted Subsidiary.

(v) Used the proceeds of the Loans solely for the Permitted Purposes as specifically described in Section 5.13 of the Credit Agreement.

(vi) Used reasonable efforts to obtain from relevant lessors with respect to each Colocation Lease a Landlord Consent and Estoppel Agreement in favor of the Administrative Agent as described in Section 5.16 of the Credit Agreement.

(vii) Complied with Section 5.17 of the Credit Agreement in connection with the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

4. Each member of the Borrower Group has complied with the indebtedness and financial covenants set forth in Sections 6.1 and 6.6 of the Credit Agreement during the [Report Quarter][Report Year]. Delivered herewith, and attached hereto as Exhibit B, are detailed calculations demonstrating compliance by the Borrower Group with the financial covenants contained in Section 6.6 of the Credit Agreement as of the end of the fiscal period referred to above.

5. The financial statements delivered to Administrative Agent in connection with this Compliance Certificate and pursuant to Section 5.1 of the Credit Agreement, and this Compliance Certificate have been prepared in accordance with GAAP.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit D-4

IN WITNESS WHEREOF, the undersigned has caused Compliance Certificate to be duly executed and delivered by its officer thereunto duly authorized as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

Exhibit D-5

Exhibit A to Compliance Certificate

Exceptions to Certifications

[To Be Provided By Borrower]

Exhibit D-6

Exhibit B to Compliance Certificate

Financial Covenant Calculations

[To Be Provided By Borrower]

Exhibit D-7

EXHIBIT E

FORM OF SECURITIES ACCOUNT AGREEMENT

[To be inserted]

Exhibit E-1

EXHIBIT F

[FORM OF LOAN/LETTER OF CREDIT CERTIFICATE]

[Letterhead of the Borrower]

Certificate Date:                              , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

[Insert the following with Letter of Credit requests:]

[            ]

[            ]

[            ]

Re:	Switch & Data Holdings, Inc.
[Loan] [Letter of Credit] Certificate

Ladies and Gentlemen:

This [Loan] [Letter of Credit] Certificate is delivered to you pursuant to [Section 2.1.B] [Section 2.2.B] of the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”)and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The Borrower submitted a [Loan] [Letter of Credit] Request to the Administrative Agent on [Insert applicable date] which requested that a [Loan be made] [Letter of Credit be issued] on the date hereof, and, in connection therewith and pursuant to [Section 2.1.B] [Section 2.2.B] and Article III of the Credit Agreement the Borrower hereby certifies that:

(a) the representations and warranties made by the Borrower and each other Loan Party in any Loan Document are true and correct in all material respects as of the date hereof (unless any such representation or warranty relates solely to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

Exhibit F-1

(b) as of the date hereof, no Potential Event of Default or Event of Default has occurred or is continuing;

(c) [the intended use of the proceeds of the Loans is [describe intended use of the Loans] which is in accordance with Section 5.13 of the Credit Agreement.] [the Letters of Credit requested hereby will be used solely for [describe intended use of the Letters of Credit] which is in accordance with Section 5.13 of the Credit Agreement.]

(d) immediately before and after giving effect to the [making of the Loan] [issuance of the Letter of Credit] and the intended application of the proceeds therefrom, the Borrower Group is in pro forma compliance with the covenants set forth in Section 6.6, in each case, calculated based on the most recent quarterly financial statements delivered to the Administrative Agent pursuant to Section 5.1 of the Credit Agreement and the related consolidated statements of income of the members of the Borrower Group at the end of the month prior to the [Letter of Credit Date] [Loan Date]. Annex I hereto sets forth in reasonable detail the calculations used as the basis for making this certification.]

Exhibit F-2

IN WITNESS WHEREOF, the undersigned has caused this [Loan] [Letter of Credit] Certificate to be duly executed and delivered by its officer thereunto duly authorized as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

Exhibit F-3

ANNEX I

Compliance with Financial Covenants

[To Be Provided By Borrower]

Exhibit F-4

EXHIBIT G

[FORM OF LOAN/LETTER OF CREDIT REQUEST]

[Letterhead of Borrower]

Certificate Date:                          , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.
[Loan] [Letter of Credit] Request

Ladies and Gentlemen:

This [Loan] [Letter of Credit] Request is delivered to you pursuant to [Section 2.1.B] [Section 2.2.B] of the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby gives you notice in accordance with [Section 2.1.B] [Section 2.2.B] of the Credit Agreement that the Borrower irrevocably requests that the following [Loan be made] [Letter of Credit be issued] on [Insert applicable date] (which is a [Loan Date] [Letter of Credit Date]), as described below:

[(a)	The Borrower hereby requests that the Term Loan A loan be made:

(i)	in an aggregate principal amount of [$ ];

(ii)	which shall be comprised of [$ ] of ABR Loans, [$ ] of LIBOR Rate Loans with an initial Interest Period of [one] [two] [three] [six] month[s]; and

(iii)	which shall be deposited in or credited to [Insert payment instructions.]

Exhibit G-1

[(b)	The Borrower hereby requests that the Delayed Draw Term Loan be made:

(i)	in an aggregate principal amount of [$ ];

(ii)	which shall be comprised of [$ ] of ABR Loans, [$ ] of LIBOR Rate Loans with an initial Interest Period of [one] [two] [three] [six] month[s]; and

(iii)	which shall be deposited in or credited to [Insert payment instructions].

[(c)	The Borrower hereby requests that the Incremental Term Loan be made:

(i)	in an aggregate principal amount of [$ ];

(ii)	which shall be comprised of [$ ] of ABR Loans, [$ ] of LIBOR Rate Loans with an initial Interest Period of [one] [two] [three] [six] month[s]; and

(iii)	which shall be deposited in or credited to [Insert payment instructions].

[(d)	The Borrower hereby requests that Revolving Loans be made:

(i)	in an aggregate principal amount of [$ ];

(ii)	which shall be comprised of [$ ] of ABR Loans, [$ ] of LIBOR Rate Loans with an initial Interest Period of [one] [two] [three] [six] month[s]; and

(iii)	which shall be deposited in or credited to [Insert payment instructions].

[(e)	The Borrower hereby requests that a Letter of Credit be issued:

(i)	in an aggregate principal amount of [$ ];

(ii)	in favor of [ ]

Exhibit G-2

IN WITNESS WHEREOF, the undersigned has duly executed this [Loan] [Letter of Credit] Request by its respective authorized representative as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

Exhibit G-3

EXHIBIT H

[FORM OF NOTICE OF CONTINUATION/CONVERSION]

[Letterhead of Borrower]

Certificate Date:                          , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.
Notice of Continuation/Conversion

Ladies and Gentlemen:

This Notice of Continuation/Conversion is delivered to you pursuant to Section 2.3.D of the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.3.D of the Credit Agreement, that the Borrower hereby requests a [conversion][continuation] of Loans under the Credit Agreement and, in connection therewith, sets forth below the information relating to such [conversion] [continuation] (the “Proposed Conversion/Continuation”) as required by Section 2.3.D of the Credit Agreement.

[(a)	The Borrower hereby requests that the Term Loan A loans be [converted] [continued] as follows:

(i)	The effective date of the Proposed Conversion/Continuation is , (which is a Business Day).

[(ii)	$ of the currently outstanding principal amount of the Term Loan A loans currently being maintained as LIBOR Rate Loans with an

Exhibit H-1

Interest Period of month(s), the last day of which is the date of the Proposed Conversion/Continuation referred to in clause (i) above, should be:

(A)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s);

(B)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of ABR Loans.]

[(iii)	$ of the currently outstanding principal amount of the Term Loan A loans currently being maintained as ABR Loans should be:

(A)	Continued as $ of ABR Loans;

(B)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s).]

[(b)	The Borrower hereby requests that the Delayed Draw Term Loan be [converted] [continued] as follows:

(i)	The effective date of the Proposed Conversion/Continuation is , (which is a Business Day).

[(ii)	$ of the currently outstanding principal amount of the Delayed Draw Term Loan currently being maintained as LIBOR Rate Loans with an Interest Period of month(s), the last day of which is the date of the Proposed Conversion/Continuation referred to in clause (i) above, should be:

(A)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s);

(B)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of ABR Loans.]

[(iii)	$ of the currently outstanding principal amount of the Delayed Draw Term Loan currently being maintained as ABR Loans should be:

(A)	Continued as $ of ABR Loans;

Exhibit H-2

(B)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s).]

[(c)	The Borrower hereby requests that the Incremental Term Loan be [converted] [continued] as follows:

(i)	The effective date of the Proposed Conversion/Continuation is , (which is a Business Day).

[(ii)	$ of the currently outstanding principal amount of the Incremental Term Loan currently being maintained as LIBOR Rate Loans with an Interest Period of month(s), the last day of which is the date of the Proposed Conversion/Continuation referred to in clause (i) above, should be:

(A)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s);

(B)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of ABR Loans.]

[(iii)	$ of the currently outstanding principal amount of the Incremental Term Loan currently being maintained as ABR Loans should be:

(A)	Continued as $ of ABR Loans;

(B)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s).]

[(d)	The Borrower hereby requests that the Revolving Loans be [converted] [continued] as follows:

(i)	The effective date of the Proposed Conversion/Continuation is , (which is a Business Day).

Exhibit H-3

[(ii)	$ of the currently outstanding principal amount of the Revolving Loans currently being maintained as LIBOR Rate Loans with an Interest Period of month(s), the last day of which is the date of the Proposed Conversion/Continuation referred to in clause (i) above, should be:

(A)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s);

(B)	Continued as $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of ABR Loans.]

[(iii)	$ of the currently outstanding principal amount of the Revolving Loans currently being maintained as ABR Loans should be:

(A)	Continued as $ of ABR Loans;

(B)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s); and

(C)	Converted into $ of LIBOR Rate Loans with an Interest Period of month(s).]

[(d)	[Include the following if the proposed conversion or continuation is a conversion to, or a continuation of, a LIBOR Rate Loan:] [The Borrower hereby certifies that, as of the date hereof, no Potential Event of Default or Event of Default has occurred or is continuing.]

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit H-4

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Continuation/Conversion by its respective authorized representative as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

Exhibit H-5

EXHIBIT I

[FORM OF SOLVENCY CERTIFICATE]

[Letterhead of Borrower]

Certificate Date:                          , 20

Royal Bank of Canada,

as the Administrative Agent

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Re:	Switch & Data Holdings, Inc.
Solvency Certificate

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Unless otherwise defined herein, capitalized terms used in this Solvency Certificate shall have the meaning assigned to them in the Credit Agreement.

I, [Insert name of Responsible Officer], am the [Insert Title] of each of the Material Subsidiaries and the Parent, or of such entity’s direct or indirect manager, as the case may be, as set forth on the signature pages hereof. I am delivering this Solvency Certificate pursuant to Section 3.1.S of the Credit Agreement and do hereby certify on behalf of the Material Subsidiaries and the Parent, as of the Closing Date as follows:

(1) After giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents:

(a) each of the Material Subsidiaries and the Parent is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business;

Exhibit I-1

(b) each of the Material Subsidiaries and the Parent does not intend to, and does not believe that it will, incur debts or liabilities beyond such member’s ability to pay as such debts and liabilities mature in their ordinary course;

(c) each of the Material Subsidiaries and the Parent is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such member’s property or assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such member is engaged or is to engage;

(d) the fair value of the assets of each of the Material Subsidiaries and the Parent is greater than the total amount of liabilities of each such Person; and

(e) the present fair salable value of the assets of each of the Material Subsidiaries and the Parent, each as a going concern, is not less than the amount that will be required to pay the probable liability of each such Person on its debts as they become absolute and matured.

(2) In making the certifications set forth above, the undersigned has considered or taken the following actions, among other things:

(a) the audited balance sheets of the members of the Borrower Group for the Fiscal Year ending December 31, 2007 (the “Financial Statements”);

(b) the values of real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, licenses, leases and all other property of each member of the Borrower Group, real and personal, tangible and intangible;

(c) consulted with officers of the Borrower Group concerning, among other matters, pending and threatened litigation, uninsured risks, guaranties of obligations of any other Person and other contingent obligations and have, using my best judgment, also taken into account the maximum realistic exposure of each member of the Borrower Group to liabilities which would not be included in reserves otherwise reflected on the Financial Statements; and

(d) made such other investigations and inquiries as I have, to the best of my experience, deemed appropriate and have taken into account the nature of the particular business anticipated to be conducted by the Borrower Group after consummation of the transaction.

Exhibit I-2

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate by its respective authorized representative as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:
Name:
Title:

SWITCH & DATA FACILITIES COMPANY, INC.

By:
Name:	George Pollock, Jr.
Title:	Treasurer

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Solvency Certificate

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS HOLDINGS I LLC

SWITCH AND DATA DALLAS HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By:	Switch and Data Operating Company LLC, as Manager

By:
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Solvency Certificate

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By:	Switch & Data Facilities Company LLC, as Manager

By:
	Name:	George Pollock, Jr.
	Title:	Treasurer

Signature Page to Solvency Certificate

SWITCH AND DATA TX FIVE LP

By:	Switch and Data Dallas Holdings I LLC, as General Partner

By: Switch and Data Operating Company LLC, as Manager

By:
	Name:	George Pollock, Jr.
	Title:	Treasurer

Signature Page to Solvency Certificate

EXHIBIT J

[FORM OF SECOND AMENDED AND RESTATED GUARANTY AGREEMENT]

[MASTER AGREEMENT]

This SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), entered into as of March [__] 2008, by each entity identified on the signature pages attached hereto and each additional Guarantor which becomes a party hereto pursuant to Section 5.15 hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of ROYAL BANK OF CANADA, as administrative agent (together with any successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties (as defined in the Credit Agreement referenced below).

RECITALS

A. Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES THERETO AS LENDERS (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, as the syndication agent for the Lenders (in such capacity the “Syndication Agent”);

B. Each Guarantor (other than any additional Guarantor which becomes a party hereto pursuant to Section 5.15 hereof) and the Administrative Agent are party to a Guaranty Agreement (each as amended and in effect from time to time, and collectively, the “Existing Guaranty Agreements”), pursuant to which such Guarantor guaranteed the payment and performance obligations of the Borrower’s Obligations under, and as defined in, Third Amended and Restated Credit Agreement, dated as of October 13, 2005, the Second Amended and Restated Credit Agreement, dated as of March 4, 2004, the Amended and Restated Credit Agreement, dated as of March 14, 2003, and/or the Credit Agreement, dated as of January 16, 2001 (each as amended and in effect from time to time, and collectively, the “Existing Credit Agreements”);

C. The Credit Agreement requires that each Guarantor execute and deliver this Guaranty;

D. Each Guarantor will derive substantial direct and indirect benefits from the Loans made to the Borrower, and the Letters of Credit issued for the benefit of the Borrower, from time to time pursuant to the Credit Agreement; and

E. The Administrative Agent and each of the Lenders is willing to amend and restate the Credit Agreement on the condition that each Guarantor execute and deliver this Guaranty.

Exhibit J-1

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Credit Agreement Definitions; Principles of Interpretation.

Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement (including the principles of interpretation set forth in Section 1.3 of the Credit Agreement). All references herein to any rights or interests granted hereby to the Administrative Agent shall be deemed to be rights or interests granted to the Administrative Agent for the benefit of each of the Secured Parties, whether or not specifically so stated.

ARTICLE II

GUARANTY PROVISIONS

Section 2.1 Guaranty.

Each Guarantor (other than any additional Guarantor which becomes a party hereto pursuant to Section 5.15 hereof) hereby confirms that pursuant to its Existing Guaranty Agreement, such Guarantor guaranteed the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower under the Existing Credit Agreements. Each such Guarantor hereby ratifies, restates and reaffirms such guaranty, and each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations, provided, however, that each Guarantor shall be liable under this Guaranty only for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (or similar concepts under foreign law), and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not merely of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Loan Party (or any other Person) before or as a condition to the performance of the obligations of each Guarantor hereunder.

Section 2.2 Acceleration of Guaranty.

If an Event of Default of the nature set forth in Section 7.4 or Section 7.5 of the Credit Agreement shall occur and be continuing, all of the Obligations shall, as set forth in Section 7.16 of the Credit Agreement, be immediately due and payable, and, accordingly, each Guarantor shall be required to pay, jointly and severally, as principal obligor and not as Guarantor only, to the Administrative Agent, for the benefit of the Secured Parties, forthwith an amount equal to all of the Obligations.

Exhibit J-2

Section 2.3 Guaranty Absolute, Etc.

This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations have been paid in full in cash, all obligations of each Guarantor hereunder have been paid in full in cash, all Interest Rate Agreements to which any Secured Party is a party have been terminated and all Commitments have been terminated. Each Guarantor guarantees, jointly and severally, that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise. All rights of the Administrative Agent and the liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, irrespective of:

(a) any lack of validity, legality or enforceability of the Credit Agreement, any Note, any other Loan Document or any Interest Rate Agreement;

(b) the failure of any Secured Party:

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any Note, any other Loan Document, any Interest Rate Agreement or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension or renewal of any Obligation of the Borrower or any other Loan Party;

(d) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and each Guarantor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any Note, any other Loan Document or any Interest Rate Agreement;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty held by any Secured Party or securing any of the Obligations; or

Exhibit J-3

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety or any guarantor.

Section 2.4 Reinstatement, Etc.

Each Guarantor, jointly and severally, agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, all as though such payment had not been made.

Section 2.5 Waiver, Indemnification, Etc.

Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be. Each Guarantor hereby, jointly and severally, agrees to indemnify and hold harmless the Administrative Agent and each other Secured Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred in enforcing any right under this Guaranty.

Section 2.6 Subordination.

Except as otherwise specifically provided in, or permitted by, this Guaranty or the Credit Agreement, all existing and future indebtedness of, or other obligations owed by, the Borrower to any Guarantor are hereby subordinated to all obligations and liabilities hereby guaranteed. Without the prior written consent of the Administrative Agent, such subordinated indebtedness shall not be paid or withdrawn in whole or in part, nor shall any Guarantor accept any payment of or on account of any such indebtedness, after the occurrence and during the continuance of an Event of Default under the Credit Agreement. Any payment by the Borrower in violation of this Guaranty shall be received by such Guarantor in trust for the Administrative Agent, and such Guarantor shall cause the same to be paid to the Administrative Agent immediately upon demand by the Administrative Agent on account of the Borrower’s obligations and liabilities hereby guaranteed. No Guarantor shall assign all or any portion of such indebtedness while this Guaranty remains in effect except upon prior written notice to the Administrative Agent by which the assignee of any such indebtedness agrees that the assignment is made subject to the terms of this Guaranty, and that any attempted assignment of such indebtedness in violation of the provisions hereof shall be void.

Exhibit J-4

Section 2.7 Postponement of Subrogation.

Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments. Any amount paid to any Guarantor on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrower and each other Loan Party, whether matured or unmatured, such order as the Administrative Agent shall elect; provided, however, that if:

(a) any Guarantor has made payment to the Secured Parties of all or any part of the Obligations, and

(b) all Obligations have been paid in full in cash, all Interest Rate Agreements to which any Secured Party is a party have been terminated and all Commitments have been permanently terminated,

then, at such Guarantor’s request, the Administrative Agent, on behalf of the Secured Parties, will execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, such Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Loan Party (or any of its or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party, except that such Guarantor may file a proof of claim in a bankruptcy proceeding with respect to the Borrower or any other Loan Party in connection with any obligations owed by such Loan Party to such Guarantor in the event that the Administrative Agent has failed to file a proof of claim on such Guarantor’s behalf by the second business day before the due date for such filing.

Section 2.8 Successors, Transferees and Assigns; Transfers of Notes, Etc.

This Guaranty shall:

(a) be binding upon each Guarantor, and each Guarantor’s successors, transferees and assigns; and

(b) be enforceable by the Administrative Agent and its successors and assigns, for the benefit of the Secured Parties.

Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Loan, Note or Commitment held by it and other Obligations of the assigning Lender to any other Person or entity as permitted by, and in accordance with the terms of the Credit Agreement, and such other Person or entity shall thereupon become vested

Exhibit J-5

with all rights and benefits in respect thereof granted to such Lender or Issuing Bank under any Loan Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Sections 9.1 and 9.17 of the Credit Agreement.

Section 2.9 Payments Free and Clear of Taxes, Etc.

(a) All payments made by any Guarantor hereunder shall be made in accordance with Section 2.7B of the Credit Agreement as if such Section were incorporated herein substituting “Guarantor” in the place of “Borrower” in each place it appears in that Section.

(b) Without prejudice to the survival of any other agreement of any Guarantor hereunder, the agreements and obligations of each Guarantor contained in this Section shall survive the payment in full in cash of the principal of and interest on the Loans and all other Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby represents and warrants to the Administrative Agent for the benefit of the Secured Parties that the representations and warranties contained in Article IV of the Credit Agreement, insofar as such representations and warranties are applicable to such Guarantor and its properties, including all related definitions and ancillary provisions, are true and correct in all material respects.

ARTICLE IV

COVENANTS, ETC.

Each Guarantor covenants and agrees that, so long as any portion of the Obligations shall remain unpaid, any Interest Rate Agreements to which any Secured Party is a party shall remain in full force and effect or any Lender shall have any outstanding Commitment, such Guarantor shall, unless the Lenders shall otherwise consent in writing:

(a) perform, comply with and be bound by all of the agreements, covenants and obligations contained in Article V of the Credit Agreement, including all related definitions and ancillary provisions, which are applicable to such Guarantor or its properties, and

(b) perform, comply with and be bound by all of the agreements, covenants and obligations contained in Article VI of the Credit Agreement, including all related definitions and ancillary provisions, which are applicable to such Guarantor or its properties.

Exhibit J-6

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Binding on Successors, Transferees and Assigns; Assignment.

In addition to, and not in limitation of, Section 2.8, this Guaranty shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent and its successors, transferees and assigns for the benefit of the Secured Parties (to the full extent provided pursuant to Section 2.8); provided, however, that no Guarantor may assign any of its obligations or rights hereunder without the prior written consent of the Required Lenders.

Section 5.2 Delay and Waiver.

No failure or delay by the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 5.3 Setoff.

In addition to, and not in limitation of, any rights of any Secured Party under applicable law, each Secured Party shall, upon the occurrence of any Event of Default, have the right to appropriate and apply amounts to the payment of the obligations of each Guarantor owing to it hereunder, whether or not then due; provided, however, that any such appropriation and application shall be subject to the provisions of Section 9.4 of the Credit Agreement.

Section 5.4 Pari Passu Obligation.

The obligations of each Guarantor hereunder shall be at least pari passu with its obligations in connection with any other senior indebtedness or obligation incurred by each Guarantor.

Section 5.5 Notices.

Any communications between the parties hereto or notices provided herein to be given shall be sent in accordance with the provisions of, and to the addresses set forth in, Section 9.8 of the Credit Agreement, and if to any Guarantor, to the following address:

Each Guarantor:	[Guarantor’s Name]
c/o Switch & Data Facilities Company, Inc.
1715 N. Westshore Blvd., Suite 650
Tampa, Florida 33607
Attention: Chief Financial Officer
Telecopy: (813) 207-7802

Exhibit J-7

The Administrative Agent:	Royal Bank of Canada
12th Floor South Tower
Royal Bank Plaza
200 Bay Street
Toronto Ontario M5J 2W7
Attention: Manager Agency Services
Telecopy: (416) 842-4023

Section 5.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent and each Guarantor and shall comply with the provisions set forth in Section 9.6 of the Credit Agreement. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 5.7 Headings.

Section and subsection headings contained in this Guaranty are inserted for convenience of reference only, shall not be deemed to be a part of this Guaranty for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 5.8 Applicable Law; Entire Agreement.

This Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Guaranty and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 5.9 Severability.

The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Guaranty shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Guaranty or of such provision or obligation in any other jurisdiction.

Section 5.10 Consent to Jurisdiction.

Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court in respect thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in

Exhibit J-8

such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.10 shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or any of its properties in the courts of any jurisdiction. Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in this Section 5.10. Each Guarantor irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 5.5. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 5.11 Indemnity and Expenses.

Each Guarantor shall upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of its outside counsel and of any experts and agents, which the Administrative Agent may incur in connection with:

(a) the consideration of legal matters relevant to this Guaranty;

(b) the exercise or enforcement of any of the rights of the Administrative Agent hereunder; or

(c) the failure by any Guarantor to perform or observe any of the provisions hereof.

The provisions of this Section 5.11 shall survive termination of this Guaranty.

Section 5.12 Waiver of Jury Trial.

EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 5.13 Construction.

Each Guarantor and the Administrative Agent each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Guaranty with its legal counsel and that this Guaranty shall be construed as if jointly drafted by each Guarantor and the Administrative Agent.

Exhibit J-9

Section 5.14 Counterparts; Effectiveness.

This Guaranty and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Guaranty or to any amendments, waivers, consents or supplements hereof or thereof by telecopier shall be as effective as delivery of a manually executed counterpart thereof.

Section 5.15 Additional Guarantors.

Subsidiaries of Switch & Data Facilities Company, Inc., the parent of the Borrower (“Additional Guarantors”) may hereafter become parties to this Guaranty by executing a counterpart hereof, and there shall be no need to re-execute, amend or restate this Guaranty in connection therewith. Upon such execution and delivery by any Additional Guarantor, such Additional Guarantor shall be deemed to have made the representations and warranties set forth in Article III hereof, and shall be bound by all of the terms, covenants and conditions hereof to the same extent as if such Additional Guarantor had executed this Guaranty as of the Closing Date, and the Administrative Agent, for itself and the benefit of the Secured Parties, shall be entitled to all of the benefits of such Additional Guarantor’s obligations hereunder.

[Remainder of page intentionally left blank. Next page is signature page.]

Exhibit J-10

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed and delivered by their officers thereunto duly authorized as of the date first above written.

SWITCH & DATA FACILITIES COMPANY, INC.

By:
Name: George Pollock, Jr. Title: Treasurer

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:
Name: George Pollock, Jr. Title: Treasurer

Signature Page to Guaranty Agreement

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES

COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS

HOLDINGS I LLC

SWITCH AND DATA DALLAS

HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By:	Switch and Data Operating Company LLC, as Manager

By:
Name: George Pollock, Jr. Title: Treasurer

Signature Page to Guaranty Agreement

SWITCH & DATA AZ ONE LLC

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA LA ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TN TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By:	Switch & Data Facilities Company LLC, as Manager

By:
Name: George Pollock, Jr. Title: Treasurer

SWITCH AND DATA TX FIVE LP

By:	Switch and Data Dallas Holdings I LLC, as General Partner

	By:	Switch and Data Operating Company LLC, as Manager

By:
Name: George Pollock, Jr. Title: Treasurer

Signature Page to Guaranty Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name: Title:

Signature Page to Guaranty Agreement

EXHIBIT K

[FORM OF SECOND AMENDED AND RESTATED PLEDGE AGREEMENT]

[MASTER AGREEMENT]

This SECOND AMENDED AND RESTATED PLEDGE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Pledge Agreement”), is entered into as of March [__], 2008, by each entity identified on the signature pages attached hereto and each additional Pledgor who becomes a party hereto pursuant to Section 7.15 hereof (each a “Pledgor” and, collectively, the “Pledgors”), in favor of ROYAL BANK OF CANADA, as administrative agent (together with any successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties party (as defined in the Credit Agreement referenced below).

RECITALS

A. Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES THERETO AS LENDERS (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, as the syndication agent for the Lenders (in such capacity the “Syndication Agent”);

B. Each Pledgor (other than any additional Pledgor who becomes a party hereto pursuant to Section 7.15 hereof) and the Administrative Agent are party to a Pledge Agreement (each as amended and in effect from time to time, and collectively, the “Existing Pledge Agreements”), pursuant to which such Pledgor pledged to the Administrative Agent, for itself and the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as herein defined) to secure the payment and performance obligations of the Borrower’s Obligations under, and as defined in, the Third Amended and Restated Credit Agreement, dated as of October 13, 2005, the Second Amended and Restated Credit Agreement, dated as of March 4, 2004, the Amended and Restated Credit Agreement, dated as of March 14, 2003, and/or the Credit Agreement, dated as of January 16, 2001 (each as amended and in effect from time to time, and collectively, the “Existing Credit Agreements”);

C. The Credit Agreement requires that each Pledgor execute this Pledge Agreement; and

D. Each Pledgor will derive substantial direct and indirect benefits from the Loans made to the Borrower, and the Letters of Credit issued for the benefit of the Borrower, from time to time pursuant to the Credit Agreement.

Exhibit K-1

E. The Administrative Agent and each of the Lenders is willing to amend and restate the Credit Agreement on the condition that each Pledgor execute this Pledge Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

The following terms when used in this Pledge Agreement shall have the following meanings:

“Additional Pledgor” shall have the meaning assigned to such term in Section 7.15 hereof.

“Distributions” means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares of Equity Interests constituting Pledged Collateral, but shall not include Dividends or repurchases of redeemable shares.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Collateral which is not a liquidating dividend.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Note Issuer” means each Person identified in Item A of Attachment 1 hereto as the issuer of the Pledged Note identified opposite the name of such Person.

“Pledged Notes” means all notes (including, without limitation, promissory notes and notes evidencing indebtedness of a Subsidiary of any Pledgor to such Pledgor or any other

Exhibit K-2

Subsidiary of such Pledgor) of any Pledged Note Issuer which are required to be delivered by the Pledgor to the Administrative Agent as Pledged Collateral hereunder.

“Pledged Share Issuer” means each Person identified in Item B of Attachment 1 hereto as the issuer of the Pledged Shares identified opposite the name of such Person.

“Pledged Shares” means all Equity Interests of any Pledged Share Issuer which are required to be delivered by any Pledgor to the Administrative Agent as Pledged Collateral hereunder.

“Securities Act” shall have the meaning assigned to such term in Section 6.2.

“UCC” shall have the meaning assigned to such term in Section 1.3.

Section 1.2 Credit Agreement Definitions; Principles of Interpretation.

Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement (including the principles of interpretation set forth in Section 1.3 of the Credit Agreement). All references herein to any rights or interests granted hereby to the Administrative Agent shall be deemed to be rights or interests granted to the Administrative Agent for the benefit of each of the Secured Parties, whether or not specifically so stated.

Section 1.3 UCC Definitions.

Unless otherwise defined herein or in the Credit Agreement or unless the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code of the applicable jurisdiction (“UCC”) are used in this Pledge Agreement, including, without limitation, its preamble and recitals, with such meanings.

ARTICLE II

PLEDGE

Section 2.1 Grant of Security Interest.

Each Pledgor (other than any Additional Pledgor who becomes a party hereto pursuant to Section 7.15 hereof) hereby confirms that pursuant to its Existing Pledge Agreement, each Pledgor pledged, hypothecated, assigned, charged, mortgaged, delivered, and transferred to the Administrative Agent, for itself and the ratable benefit of each of the Secured Parties, a continuing security interest in the Pledged Collateral (as hereinafter defined). As security for the due and punctual payments in full in cash and performance in full of all Obligations, each such Pledgor hereby ratifies, restates and reaffirms such pledge, hypothecation, assignment, charge, mortgage, delivery, and transfer and each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties, a continuing security interest in all of the following property, to the extent owned by it (the “Pledged Collateral”):

(a)	all promissory notes of each Pledged Note Issuer identified in Item A of Attachment 1 hereto if any;

Exhibit K-3

(b)	all issued and outstanding Equity Interests of each Pledged Share Issuer identified in Item B of Attachment 1 hereto (except that in the case of Equity Interests of a Pledged Share Issuer organized in Canada, only sixty-five percent (65%) of such Equity Interests shall be pledged hereunder);

(c)	all securities, notes, certificates and instruments representing or evidencing the property referred to in this Section 2.1 or the ownership thereof and any interest of such Pledgor reflected in the books of any financial intermediary pertaining to the property referred to in this Section 2.1 or of any Pledged Share Issuer thereof and all non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the property referred to in this Section 2.1;

(d)	all additional Equity Interests of any Pledged Share Issuer from time to time held or acquired by such Pledgor in any manner (which shares shall be deemed to be part of the Pledged Collateral) (except that in the case of Equity Interests of a Pledged Share Issuer organized in Canada, only sixty-five percent (65%) of such Equity Interests shall be pledged hereunder), and all securities, certificates and instruments representing or evidencing such additional Equity Interests or the ownership thereof and any interest of such Pledgor reflected in the books of any financial intermediary pertaining to such additional Equity Interests or of the Pledged Share Issuer thereof, and all non-cash dividends, cash, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests;

(e)	all other property referred to in this Section 2.1, whether now or hereafter delivered to the Administrative Agent in connection with this Pledge Agreement;

(f)	all Dividends, Distributions, interest and other payments;

(g)	all other options, warrants and rights to subscribe for or purchase voting or nonvoting Equity Interests of any Pledged Share Issuer and any present or future notes, bonds, debentures or other evidences of indebtedness owned by such Pledgor that (i) are at any time convertible into Equity Interests of any Pledged Share Issuer, or (ii) have or at any time would have voting rights with respect to any Pledged Share Issuer;

(h)	all voting rights in respect of the property referred to in this Section 2.1; and

(i)	all proceeds of any of the foregoing.

Exhibit K-4

Section 2.2 Delivery of Pledged Collateral.

All certificates or instruments representing or evidencing any Pledged Collateral, including, without limitation, all Pledged Shares and all Pledged Notes, if any, shall be delivered to and held by or on behalf of and, in the case of any Pledged Notes, endorsed to the order of the Administrative Agent or its designee pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

Section 2.3 Continuing Security Interest; Transfer of Notes.

This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall:

(a) remain in full force and effect until payment in full in cash of all Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments,

(b) be binding upon each Pledgor and its successors, transferees and assigns, and

(c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent.

Without limiting the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note, Loan or Commitment held by it and any other Obligations to any other Person or entity as permitted by, and in accordance with the terms of, the Credit Agreement, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including, without limitation, this Pledge Agreement) or otherwise.

Section 2.4 Security Interest Absolute.

All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity, legality or enforceability of the Credit Agreement, any Note, or any other Loan Document or any Interest Rate Agreement;

(b) the failure of any Secured Party:

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other pledgor) under the provisions of the Credit Agreement, any Note, any other Loan Document, any Interest Rate Agreement or otherwise, or

(ii) to exercise any right or remedy against any other pledgor of, or collateral securing, any of the Obligations;

Exhibit K-5

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension or renewal of any Obligation of the Borrower or any other Loan Party;

(d) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and such Pledgor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any Note, any other Loan Document or any Interest Rate Agreement;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by any Secured Party securing any of the Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety or any pledgor.

Section 2.5 Postponement of Subrogation.

Each Pledgor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Pledge Agreement, by any payment made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments. Any amount paid to any Pledgor on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrower and each other Loan Party, whether matured or unmatured, such order as the Administrative Agent shall elect; provided, however, that if:

(a) any Pledgor has made payment to the Secured Parties of all or any part of the Obligations, and

(b) all Obligations have been paid in full in cash, all Interest Rate Agreements to which any Secured Party is a party have been terminated and all Commitments have been permanently terminated,

then, at such Pledgor’s request, the Administrative Agent, on behalf of the Secured Parties, will execute and deliver to such Pledgor appropriate documents (without recourse and without

Exhibit K-6

representation or warranty) necessary to evidence the transfer by subrogation to such Pledgor of an interest in the Obligations resulting from such payment by such Pledgor.

In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, such Pledgor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Loan Party (or any of its or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Pledge Agreement to any Secured Party, except that such Pledgor may file a proof of claim in a bankruptcy proceeding with respect to the Borrower or any other Loan Party in connection with any obligations owed by such Loan Party to such Pledgor in the event that the Administrative Agent has failed to file a proof of claim on such Pledgor’s behalf by the second business day before the due date for such filing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants to the Administrative Agent for the benefit of the Secured Parties as set forth in this Article.

Section 3.1 Ownership, No Liens, Etc.

Each Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign), its respective Pledged Collateral, free and clear of all Liens except Permitted Liens.

Section 3.2 Valid Security Interest.

This Pledge Agreement creates a valid security interest in the Pledged Collateral securing the payment of the Obligations.

When any certificates evidencing securities governed by Article 8 of the Uniform Commercial Code (as in effect in each applicable jurisdiction) or instruments evidencing promissory notes constituting the Pledged Collateral shall be delivered hereunder, and for so long as such certificates or instruments shall remain in the possession of the Administrative Agent, the security interest in such Pledged Collateral created hereby shall be perfected under the Uniform Commercial Code and such security interest, as so perfected, will be first priority.

With respect to any Equity Interests that are not securities governed by Article 8 of the Uniform Commercial Code (as in effect in each applicable jurisdiction), upon the filing of UCC financing statements in the filing offices identified on Schedule 4.15.A to the Credit Agreement, the security interests in such Pledged Collateral created hereby shall be perfected.

Section 3.3 As to Pledged Shares.

The Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute all of the issued and outstanding shares of Equity Interests of each Pledged Share Issuer, except as otherwise described in Item B of Attachment 1 to this Pledge Agreement.

Exhibit K-7

Section 3.4 As to Pledged Notes.

Each Pledged Note, if any, has been duly authorized, executed, endorsed, issued and delivered, and is the legal, valid and binding obligation of the issuer thereof, and such issuer is not in default thereunder.

Section 3.5 Authorization, Approval, etc.

No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required either:

(a) for the pledge by any Pledgor of any Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, and performance of this Pledge Agreement by such Pledgor, or

(b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement.

Section 3.6 Application of Representations and Warranties.

It is understood and agreed that the foregoing representations and warranties shall apply to the Pledged Collateral delivered on the date hereof and that, with respect to Pledged Collateral delivered thereafter, the foregoing representations and warranties shall be deemed made on the date of delivery of such additional Pledged Collateral.

ARTICLE IV

COVENANTS

Section 4.1 Protect Pledged Collateral.

Each Pledgor will not sell, assign, transfer, pledge, or encumber in any other manner the Pledged Collateral except in accordance with the Credit Agreement. Each Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Pledged Collateral (and all right, title, and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever.

Section 4.2 Stock Powers, Etc.

Each Pledgor agrees that all Pledged Shares delivered by each Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent. Each Pledgor shall, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments, and similar documents, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Pledged Collateral as the Administrative Agent may reasonably request and shall, from time to time upon the request of the Administrative Agent after the occurrence, and during the continuance, of any Event of Default, promptly transfer any Pledged Shares or other shares of common stock constituting Pledged Collateral into the name of any nominee designated by the Administrative Agent.

Exhibit K-8

Section 4.3 Continuous Pledge.

Until the termination of this Pledge Agreement in accordance with Section 7.4, each Pledgor shall, at all times, keep pledged to the Administrative Agent pursuant hereto all Pledged Shares, all Dividends and Distributions with respect thereto, all Pledged Notes if any, all interest, principal and other proceeds received by the Administrative Agent with respect to any Pledged Notes, and all other Pledged Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to such Pledgor in respect of any Pledged Collateral and will not permit any Pledged Share Issuer to issue any Equity Interests which shall not have been immediately duly pledged hereunder on a first priority perfected basis.

Section 4.4 Voting Rights, Dividends, Etc.

(a) If any Event of Default shall have occurred and be continuing, promptly upon receipt of notice thereof by each Pledgor, each Pledgor shall deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent, without any request herefore by the Administrative Agent, all Dividends, all Distributions, all interest, all principal, all other cash payments, and all proceeds of the Pledged Collateral, all of which shall be held by the Administrative Agent as additional Pledged Collateral for use in accordance with Section 6.4.

(b) If any Event of Default shall have occurred and be continuing, and the Administrative Agent shall have notified each Pledgor of the Administrative Agent’s intention to exercise its right under this Section 4.4(b) to exercise (to the exclusion of such Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, each Pledgor hereby grants to the Administrative Agent, effective upon the giving of such notice and without the execution or delivery of any other documents, an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Pledged Collateral; provided that, at the request of the Administrative Agent, and without affecting the intent that the proxy granted herein shall be effective without the execution or delivery of any additional documents, each Pledgor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be deemed by the Administrative Agent to be necessary or advisable to allow the Administrative Agent to effectively exercise such voting power.

(c) All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by each Pledgor but which such Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, pursuant to Section 4.4(a) above, be held by such Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless any Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.4(b), each Pledgor shall have the exclusive voting power with respect to any Equity Interests (including, without limitation, any of the Pledged Shares) constituting

Exhibit K-9

Pledged Collateral and the Administrative Agent shall, upon the written request of any Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Pledgor which are necessary to allow such Pledgor to exercise voting power with respect to any such share of Equity Interests (including, without limitation, any of the Pledged Shares) constituting Pledged Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Pledgor that would be inconsistent with or violate any provision of any Loan Document.

Section 4.5 Additional Undertakings.

Each Pledgor shall not, without the prior written consent of the Administrative Agent:

(a) enter into any agreement amending, supplementing, or waiving any provision of any Pledged Note (including, without limitation, any underlying instrument pursuant to which such Pledged Note is issued) or compromising or releasing or extending the time for payment of any obligation of the maker thereof;

(b) take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Pledged Note or other instrument constituting Pledged Collateral (unless permitted by the Credit Agreement); or

(c) take or omit to take any action which would result in such Pledgor ceasing to own directly all of the Equity Interests of the Pledged Share Issuer.

ARTICLE V

THE ADMINISTRATIVE AGENT

Section 5.1 Administrative Agent Appointed Attorney-in-Fact.

Each Pledgor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuation of any Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Administrative Agent with

Exhibit K-10

respect to any of the Pledged Collateral; provided that, with respect to this clause (c), such rights shall be exercised in accordance with Section 6.1; and

(d) to perform the affirmative Obligations of such Pledgor hereunder or under any other Loan Document.

Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.1 is irrevocable and coupled with an interest.

Section 5.2 Administrative Agent May Perform.

The Administrative Agent may from time to time, at its option, perform or cause to be performed any act which any Pledgor agrees hereunder to perform and which any Pledgor fails to perform. In addition, the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein. Expenses incurred by the Administrative Agent pursuant to this Section 5.2 shall be payable by the Pledgors pursuant to Section 6.5.

Section 5.3 Administrative Agent Has No Duty.

The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for the reasonable care of any Pledged Collateral (subject to Section 5.4) in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

Section 5.4 Reasonable Care.

The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Pledged Collateral in its possession; provided, however, the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Collateral if it takes such action for that purpose as any Pledgor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

Exhibit K-11

ARTICLE VI

REMEDIES

Section 6.1 Certain Remedies.

If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and also may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed herefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Administrative Agent may:

(i) transfer all or any part of the Pledged Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Pledged Collateral is subject to the lien and security interest granted hereunder,

(ii) notify the parties obligated on any of the Pledged Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

(iii) enforce collection of any of the Pledged Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any Obligations of any nature of any party with respect thereto,

(iv) endorse any checks, drafts, or other writings in any Pledgor’s name to allow collection of the Pledged Collateral,

(v) take control of any proceeds of the Pledged Collateral, and

(vi) execute (in the name, place and stead of any Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.

All rights and remedies provided for in this Pledge Agreement are cumulative, and not exclusive of any other rights or remedies. No failure or delay by the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Exhibit K-12

Section 6.2 Securities Laws.

If the Administrative Agent shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to Section 6.1, each Pledgor shall, upon the request of the Administrative Agent, at the expense of such Pledgor:

(a) execute and deliver, and cause each issuer of the Pledged Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary to register such Pledged Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and to cause the registration statement, relating thereto, if any, to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(b) use its best efforts to qualify the Pledged Collateral under the state securities or “Blue Sky” laws, and to obtain all necessary governmental approvals for the sale of the Pledged Collateral, as reasonably requested by the Administrative Agent;

(c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

(d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

Section 6.3 Compliance with Restrictions.

Each Pledgor agrees that in any sale of any of the Pledged Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary:

(a) in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that prospective bidders and purchasers have certain qualifications, and restrict prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Pledged Collateral), or

(b) in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official.

Each Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable or accountable to any Pledgor for any discount allowed by reason of the fact that such Pledged Collateral is sold in compliance with any such limitation or restriction.

Exhibit K-13

Section 6.4 Application of Proceeds.

All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral pursuant to this Article VI may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied in accordance with Section 8.7 of the Credit Agreement. Each Pledgor shall remain jointly and severally liable for any deficiency. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full in cash of all the Obligations, the termination of all Interest Rate Agreements to which a Secured Party is a party and the termination of all Commitments shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

Section 6.5 Indemnity and Expenses.

Each Pledgor shall, jointly and severally, upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of its outside counsel and of any experts and agents, which the Administrative Agent may incur in connection with:

(a) the consideration of legal matters relevant to this Pledge Agreement;

(b) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent hereunder; or

(d) the failure by any Pledgor to perform or observe any of the provisions hereof.

The provisions of this Section 6.5 shall survive termination of this Pledge Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Additional Actions and Documents.

Each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments, and take all further action that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Exhibit K-14

Section 7.2 Notices.

Any communications between the parties hereto or notices provided herein to be given shall be sent in accordance with the provisions of, and to the addresses set forth in, Section 9.8 of the Credit Agreement, and if to any Pledgor, to the following address:

[Insert Name of Pledgor]

c/o Switch & Data Facilities Company, Inc

1715 N. Westshore Blvd., Suite 650

Tampa, Florida 33607

Attn: Chief Financial Officer

Telecopy: (813) 207-7802

Section 7.3 Setoff.

In addition to, and not in limitation of, any rights of any Secured Party under applicable law, each Secured Party shall, upon the occurrence of any Event of Default, have the right to appropriate and apply amounts to the payment of the obligations of each Pledgor owing to it hereunder, whether or not then due; provided, however, that any such appropriation and application shall be subject to the provisions of Section 9.4 of the Credit Agreement.

Section 7.4 Release and Satisfaction.

Upon the indefeasible payment (whether in cash and/or other consideration which is satisfactory to the Lenders in their sole discretion) and performance in full of the Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments (i) this Pledge Agreement and the security interest created hereby shall terminate, and (ii) upon written request of any Pledgor, the Administrative Agent shall execute and deliver to such Pledgor, at such Pledgor’s expense and without representation or warranty by or recourse to the Administrative Agent or the Secured Parties, all certificates, representations or evidences of the Pledged Shares and all Pledged Notes, together with all other Pledged Collateral held by the Administrative Agent hereunder and such documents as such Pledgor shall reasonably request to evidence such termination, and such Pledgor shall deliver to the Administrative Agent a general release of all of the Administrative Agent’s liabilities and Obligations under all Loan Documents and an acknowledgment that the same have been terminated.

Section 7.5 Benefit.

This Pledge Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, the Secured Parties and their respective successors, legal representatives and permitted assigns. No Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Required Lenders.

Section 7.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Pledge Agreement, or consent to any departure by the Administrative Agent therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent and each Pledgor and shall comply with the provisions set forth in Section 9.6 of the Credit Agreement;

Exhibit K-15

provided, however, that upon the execution of this Pledge Agreement by any Additional Pledgor pursuant to Section 7.15 hereof, the Administrative Agent and/or Additional Pledgor may update Attachment 1 hereto. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 7.7 Headings.

Section and subsection headings contained in this Pledge Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Pledge Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 7.8 Applicable Law; Entire Agreement.

This Pledge Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), except to the extent that the validity or perfection of the security interest hereunder, or exercise of remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the State of New York. This Pledge Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 7.9 Severability.

The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Pledge Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Pledge Agreement or of such provision or obligation in any other jurisdiction.

Section 7.10 Consent to Jurisdiction.

Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court in respect thereof, in any action or proceeding arising out of or relating to this Pledge Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7.10 shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Pledge Agreement against any Pledgor or any of its properties in the courts of any jurisdiction. Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Exhibit K-16

Pledge Agreement in any court referred to in this Section 7.10. Each Pledgor irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Pledgor irrevocably consents to service of process in any manner provided for notices in Section 7.2. Nothing in this Pledge Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 7.11 Construction.

Each Pledgor and the Administrative Agent each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Pledge Agreement with its legal counsel and that this Pledge Agreement shall be construed as if jointly drafted by the each Pledgor and the Administrative Agent.

Section 7.12 Waiver of Jury Trial.

EACH PLEDGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.13 Survival.

All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Pledge Agreement. Notwithstanding anything in this Pledge Agreement or implied by law to the contrary, the agreements set forth in Section 6.5 shall survive the payment of the Obligations and the termination of this Pledge Agreement.

Section 7.14 Counterparts; Effectiveness.

This Pledge Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Pledge Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Delivery of an executed counterpart of a signature page to this Pledge Agreement or to any amendments, waivers, consents or supplements hereof by telecopier shall be as effective as delivery of a manually executed counterpart thereof.

Section 7.15 Additional Pledgors.

Subsidiaries of Switch & Data Facilities Company, Inc., the parent of the Borrower (“Additional Pledgors”) may hereafter become parties to this Pledge Agreement by executing a counterpart hereof, and there shall be no need to re-execute, amend or restate this Pledge Agreement in connection therewith. Upon such execution and delivery by any Additional Pledgor, such Additional Pledgor shall be deemed to have made the representations and

Exhibit K-17

warranties set forth in Article III hereof, and shall be bound by all of the terms, covenants and conditions hereof to the same extent as if such Additional Pledgor had executed this Pledge Agreement as of the Closing Date, and the Administrative Agent, for itself and the benefit of the Secured Parties, shall be entitled to all of the benefits of such Additional Pledgor’s obligations hereunder.

[Remainder of page intentionally left blank. Next page is signature page.]

Exhibit K-18

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

SWITCH & DATA HOLDINGS, INC.

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

SWITCH & DATA FACILITIES COMPANY, INC.

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Pledge Agreement

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES

COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS

HOLDINGS I LLC

SWITCH AND DATA DALLAS

HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By: Switch and Data Operating Company LLC, as Manager

By:_____________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Pledge Agreement

SWITCH & DATA AZ ONE LLC

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA LA ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TN TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By: Switch & Data Facilities Company LLC, as Manager

By:__________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

SWITCH AND DATA TX FIVE LP

By: Switch and Data Dallas Holdings I LLC, as General Partner

By: Switch and Data Operating Company LLC, as Manager

By:__________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Pledge Agreement

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF	)
	)	ss.
COUNTY OF	)

Before me, the undersigned, a Notary Public in and for the state aforesaid, on this              day of     ,             , personally appeared George Pollock, Jr., to me known personally, or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and who, being by me duly sworn deposes and says that he is the authorized officer of SWITCH & DATA HOLDINGS, INC., SWITCH & DATA FACILITIES COMPANY, INC., SWITCH AND DATA ENTERPRISES, INC., SWITCH AND DATA MANAGEMENT COMPANY LLC, SWITCH AND DATA OPERATING COMPANY LLC, for itself, as Manager of Switch and Data Dallas Holdings I LLC, General Partner of SWITCH AND DATA TX FIVE LP, and as Manager of SWITCH AND DATA CA NINE LLC, SWITCH AND DATA CA ELEVEN LLC, SWITCH AND DATA FL SEVEN LLC, SWITCH AND DATA GA THREE LLC, SWITCH AND DATA NJ TWO LLC, SWITCH AND DATA NY FOUR LLC, SWITCH AND DATA NY FIVE LLC, SWITCH & DATA/NY FACILITIES COMPANY LLC, SWITCH AND DATA PA THREE LLC, SWITCH AND DATA PA FOUR LLC, SWITCH AND DATA DALLAS HOLDINGS I LLC, SWITCH AND DATA DALLAS HOLDINGS II LLC, SWITCH AND DATA VA FOUR LLC and SWITCH AND DATA WA THREE LLC, SWITCH & DATA FACILITIES COMPANY LLC, for itself and as Manager of SWITCH & DATA AZ ONE LLC, SWITCH & DATA CA ONE LLC, SWITCH & DATA CA TWO LLC, SWITCH & DATA CO ONE LLC, SWITCH & DATA FL ONE LLC, SWITCH & DATA FL TWO LLC, SWITCH & DATA GA ONE LLC, SWITCH & DATA IL ONE LLC, SWITCH & DATA IN ONE LLC, SWITCH & DATA LA ONE LLC, SWITCH & DATA MA ONE LLC, SWITCH & DATA MI ONE LLC, SWITCH & DATA MO ONE LLC, SWITCH & DATA NY ONE LLC, SWITCH & DATA OH ONE LLC, SWITCH & DATA PA TWO LLC, SWITCH & DATA TN TWO LLC, SWITCH & DATA TX ONE LLC, SWITCH & DATA VA ONE LLC, SWITCH & DATA VA TWO LLC and SWITCH & DATA WA ONE LLC, and that said instrument was signed and sealed on behalf of said company, and said officer acknowledged said instrument to be the free act and deed of each said company.

Notary Public
My commission expires:

Signature Page to Pledge Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Signature Page to Pledge Agreement

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF	)
	)	ss.
COUNTY OF	)

Before me, the undersigned, a Notary Public in and for the state aforesaid, on this              day of                     , 2008, personally appeared                      to me known personally, or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and who, being by me duly sworn, deposes and says that he/she is the                      of Royal Bank of Canada, and that said instrument was signed and sealed on behalf of said bank, and said officer acknowledged said instrument to be the free act and deed of said bank.

Notary Public
My commission expires:

Signature Page to Pledge Agreement

Attachment 1 to Pledge Agreement

Item A.	Pledged Notes

Pledgor	Pledged Note Issuer	Description of Pledged Notes
Switch and Data Enterprises, Inc.	Switch and Data Toronto Ltd.	Canadian Investment Note, dated as of March 11, 2004
Switch and Data Enterprises, Inc.	Switch and Data Toronto Ltd.	Canadian Investment Note, dated as of October 13, 2005
Switch and Data Enterprises, Inc.	Switch and Data Toronto Ltd.	Canadian Revolving Note, dated as of March 11, 2004, as amended and restated as of October 13, 2005
Switch and Data Enterprises, Inc.	Switch and Data Toronto Ltd.	Canadian Investment Note, dated as of December 12, 2007

Item B.	Pledged Shares

Pledgor	Pledged Share Issuer	Percentage of Outstanding Shares Pledged
Switch & Data Facilities Company, Inc.	Switch & Data Holdings, Inc	100%
Switch & Data Facilities Company LLC	Switch & Data AZ One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data CA One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data CA Two LLC	100%
Switch and Data Operating Company LLC	Switch and Data CA Nine LLC	100%
Switch and Data Operating Company LLC	Switch and Data CA Eleven LLC	100%*
Switch & Data Facilities Company LLC	Switch & Data CO One LLC	100%
Switch & Data Holdings, Inc.	Switch and Data Enterprises, Inc.	100%
Switch and Data Enterprises, Inc.	Switch & Data Facilities Company LLC	100%
Switch & Data Facilities Company LLC	Switch & Data FL One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data FL Two LLC	100%
Switch and Data Operating Company LLC	Switch and Data FL Seven LLC	100%
Switch & Data Facilities Company LLC	Switch & Data GA One LLC	100%

Pledgor	Pledged Share Issuer	Percentage of Outstanding Shares Pledged
Switch and Data Operating Company LLC	Switch and Data GA Three LLC	100%
Switch & Data Facilities Company LLC	Switch & Data IL One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data IN One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data LA One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data MA One LLC	100%
Switch and Data Enterprises, Inc.	Switch and Data Management Company LLC	100%
Switch & Data Facilities Company LLC	Switch & Data MI One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data MO One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data NY One LLC	100%
Switch and Data Operating Company LLC	Switch and Data NJ Two LLC	100%*
Switch and Data Operating Company LLC	Switch & Data/NY Facilities Company LLC	100%
Switch and Data Operating Company LLC	Switch and Data NY Four LLC	100%
Switch and Data Operating Company LLC	Switch and Data NY Five LLC	100%
Switch & Data Facilities Company LLC	Switch & Data OH One LLC	100%
Switch and Data Enterprises, Inc.	Switch and Data Operating Company LLC	100%
Switch & Data Facilities Company LLC	Switch & Data PA Two LLC	100%
Switch and Data Operating Company LLC	Switch and Data PA Three LLC	100%
Switch and Data Operating Company LLC	Switch and Data PA Four LLC	100%
Switch & Data Facilities Company LLC	Switch & Data TN Two LLC	100%
Switch and Data Enterprises, Inc.	Switch and Data Toronto Ltd.	65%
Switch and Data Operating Company LLC	Switch and Data Dallas Holdings I LLC	100%
Switch and Data Operating Company LLC	Switch and Data Dallas Holdings II LLC	100%
Switch & Data Facilities Company LLC	Switch & Data TX One LLC	100%
Switch and Data Dallas Holdings I LLC and Switch and Data Dallas Holdings II LLC	Switch and Data TX Five LP	100%
Switch & Data Facilities Company LLC	Switch & Data VA One LLC	100%
Switch & Data Facilities Company LLC	Switch & Data VA Two LLC	100%
Switch and Data Operating Company LLC	Switch and Data VA Four LLC	100%
Switch & Data Facilities Company LLC	Switch & Data WA One LLC	100%
Switch and Data Operating Company LLC	Switch and Data WA Three LLC	100%

*	Pledge of uncertificated Equity Interests.

EXHIBIT L

[FORM OF THIRD AMENDED AND RESTATED SECURITY AGREEMENT]

[MASTER AGREEMENT]

This THIRD AMENDED AND RESTATED SECURITY AGREEMENT (as amended, supplemented, and restated or otherwise modified from time to time, this “Security Agreement”), is entered into as of March [__], 2008, by each entity identified on the signature pages attached hereto and each Additional Grantor who becomes a party hereto pursuant to Section 6.6 hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of ROYAL BANK OF CANADA, as administrative agent (together with any successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties (as defined in the Credit Agreement referenced below).

RECITALS

A. Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES THERETO AS LENDERS (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, as the syndication agent for the Lenders (in such capacity the “Syndication Agent”);

B. Each Grantor (other than any Additional Grantor who becomes a party hereto pursuant to Section 6.6 hereof) and the Administrative Agent are party to a Second Amended and Restated Security Agreement, an Amended and Restated Security Agreement and/or a Security Agreement (each as amended and in effect from time to time, and collectively, the “Existing Security Agreements”), pursuant to which such Grantor granted to the Administrative Agent, for itself and for the benefit of the Secured Parties, a security interest in and lien on all of such Grantor’s Collateral (as defined herein) to secure the payment and performance obligations of the Borrower’s Obligations under, and as defined in, the Third Amended and Restated Credit Agreement, dated as of October 13, 2005, the Second Amended and Restated Credit Agreement, dated as of March 4, 2004, the Amended and Restated Credit Agreement, dated as of March 14, 2003 and/or the Credit Agreement, dated as of January 16, 2001 (each as amended and in effect from time to time, and collectively, the “Existing Credit Agreements”);

C. The Credit Agreement requires that each Grantor execute this Security Agreement; and

D. The Administrative Agent and each of the Lenders is willing to amend and restate the Credit Agreement on the condition that each Grantor execute this Security Agreement.

Exhibit L-1

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE VIII

DEFINITIONS

Section 8.1 Defined Terms.

Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms as in the Credit Agreement:

“Additional Grantor” shall have the meaning assigned to such term in Section 6.6 hereof.

“Collateral” shall have the meaning set forth in Section 2.1.

“Contracts” means, collectively, all contracts to which each Grantor now is, or hereafter will be, bound, or a party, beneficiary or assignee, including, without limitation, (a) the Material Contracts, all escrow agreements that may be entered into by such Grantor, and all other instruments, agreements and documents executed and delivered with respect to such contracts, any guarantees or letters of credit provided to such Grantor to assure the performance by any party to any contract and all revenues, damages, rentals, proceeds and other sums of money due and to become due from any of the foregoing, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof, and (b) any interest rate swap, cap or other interest rate hedging arrangement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Permits” shall have the meaning set forth in Section 2.1.

“Receivables” shall have the meaning set forth in Section 2.1.

“Related Contracts” shall have the meaning set forth in Section 2.1.

Section 8.2 Credit Agreement Definitions; Principles of Interpretation.

Unless otherwise defined herein or unless the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement (including the principles of interpretation set forth in Section 1.3 of the Credit Agreement). All references herein to the security interest granted to, assignment or pledge to or other rights or interests granted hereby to the Administrative Agent shall be deemed to be rights or interests granted to the Administrative Agent for the benefit of each of the Secured Parties, whether or not specifically so stated.

Section 8.3 UCC Definitions.

Unless otherwise defined herein or in the Credit Agreement or unless the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code of the applicable jurisdiction (the “UCC”) are used in this Security Agreement, including, without limitation, its preamble and recitals, with such meanings.

ARTICLE IX

Section 9.1 Creation of Security Interest.

As security for the due and punctual payment in full in cash and performance in full of the Obligations, each Grantor (other than any Additional Grantor who becomes a party hereto pursuant to Section 6.6 hereto) hereby confirms that pursuant to its Existing Security Agreement(s), each Grantor pledged and assigned to the Administrative Agent for the benefit of the Secured Parties and granted to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in and lien on the Collateral. As collateral security for the payment and performance in full of all of the Obligations, each such Grantor which is a party to any Existing Security Agreement hereby ratifies, restates and reaffirms such pledge and security interest, and each Grantor hereby assigns and pledges to the Administrative Agent for the benefit of the Secured Parties, and unconditionally grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and lien on, all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter existing or acquired by such Grantor (collectively, the “Collateral”):

(a) all “accounts” (as defined in the UCC), Contracts and contract rights (including (i) rights of such Grantor to receive moneys due and to become due under or pursuant to any Contract (whether as contractual obligations, damages or otherwise), (ii) all rights of such Grantor to receive any proceeds of any insurance, indemnity, warranty, or guarantee with respect to any Contract, (iii) all rights of such Grantor with respect to claims, rights, powers, or privileges under any Contract, (iv) all rights of such Grantor to terminate, amend, supplement or modify any Contract, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of such Grantor under each Contract to make determinations, to exercise any election (including, but not limited to, the election of remedies) or option or to give or receive any notice, consent, waiver, or approval, together with full power and authority with respect to any Contract to demand, receive, enforce, collect or provide receipt for any of the foregoing rights or any property the subject of any of the Contracts, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which may be necessary or advisable in connection with any of the foregoing, and (vi) the rights of such Grantor to payment for goods or other property (including, the sale of capacity or any other use of the Colocation Facilities or a portion thereof) sold or leased or services performed by such Grantor), chattel paper (whether tangible or electronic), documents, and instruments of such Grantor, in all cases whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all of such Grantor’s right, title and interest in and to any goods, services or property represented by the foregoing prior to the sale thereof, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, letters of credit, guarantees and other contracts securing or otherwise relating to any such accounts, contracts, contract rights, chattel paper, documents, and instruments (any and all such accounts, contract rights as referred to above, chattel paper, documents and instruments being the “Receivables,” and any and all such security agreements, guaranties, leases and other contracts being the “Related Contracts”);

(b) all “general intangibles” (as defined in the UCC), including, to the extent assignable, all payment intangibles and all rights relating to design, development, operation, and use of any Colocation Facilities, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental agency in connection with the development, use, operation or management of any Colocation Facilities (the “Permits”), all construction, service, engineering, consulting, architectural and other similar contracts concerning the design, construction, operation, occupancy and/or use of any Colocation Facilities, all architectural drawings, plans, specifications, soil tests, appraisals, route surveys, engineering reports and similar materials relating to all or any portion of any Colocation Facilities, and all payment and performance bonds or warranties or guarantees relating to any Colocation Facilities; all rights under and in patents, patent licenses, rights in intellectual property, trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade secrets, service marks, logos, other source and business identifiers, trademark registrations and applications for registration used exclusively at or relating exclusively to any part of such Grantor’s business; all renewals, extensions and continuations-in-part of the items referred to above, including, without limitation, any of the trademarks set forth on Schedule 1 hereto; any written agreements granting to such Grantor any right to use any trademark or trademark registration at or in connection with such Grantor’s business; and the right of such Grantor to sue for past, present and future infringements of the foregoing; and the right in the name and on behalf of such Grantor to appear in and defend any action or proceeding brought with respect to any part of such Grantor’s real or personal property and to commence any action or proceeding to protect the interest of such Grantor in such Collateral;

(c) all books, records, writings, design documents, computer programs, printouts and other computer materials and records, data bases, software, information and other property relating to, used or useful in connection with, such Grantor’s business;

(d) to the extent not otherwise included in any of the classes or categories enumerated above, all deposit accounts, goods, equipment, inventory, documents, instruments, securities and chattel paper (as each of such terms is defined in the UCC);

(e) all personal property of whatever kind or nature whatsoever, including personal property used in the operation of such Grantor’s business, or in any way related to the land on which any Colocation Facility is located, any Colocation Facilities or any other improvements or fixtures on such land, whether located on or in, affixed to, or attached to such land or improvements or otherwise related thereto or arising therefrom, and whether tangible or intangible, direct or indirect, fully matured or contingent, and all extensions, additions, improvements, betterments, renewals, substitutions, and replacements to or of any of the foregoing;

(f) to the extent not otherwise included in any of the foregoing classes or categories of personal property, all proceeds (including all proceeds as defined in the UCC and all cash and non-cash proceeds as referred to in Section 552 of the United States Bankruptcy Code), products, offspring and profits of or from any of the foregoing;

(g) all motor vehicles and all rights under equipment leases and all bills of lading and warehouse receipts relating to the Collateral;

(h) all letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, investment property, supporting obligations, and rights to the payment of money, insurance claims and proceeds.

(i) any and all additions and accessions to the Collateral, and all proceeds thereof, including proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including all awards, all insurance proceeds, including any unearned premiums or refunds of premiums on any insurance policies covering all or any part of the Collateral and the right to receive and apply the proceeds of any insurance, or of any judgments or settlements made in lieu thereof for damage to or diminution of the Collateral;

provided, however, that with respect to the Contracts and Related Contracts, any such Contract or Related Contract shall only be deemed to be and treated as Collateral if (i) such Contract or Related Contract (other than Receivables) may lawfully be assigned (whether as an outright assignment or as collateral security) to the Administrative Agent, for the benefit of the Secured Parties, and (ii) the granting of a security interest in and lien on, all of such Grantor’s right, title and interest in such Contract or Related Contract (other than Receivables) will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under such Contract or Related Contract (other than Receivables), except that any such restriction on the granting of a security interest in and lien on such Contract or Related Contract (other than Receivables) shall not be applicable to (A) any such grant of a security interest therein which is effective under applicable law or (B) payment intangibles; and provided, further, that with respect to the Permits, any such Permit shall only be deemed to be and treated as Collateral if such Permit may lawfully be assigned (whether as an outright assignment or as collateral security) to the Administrative Agent, for the benefit of the Secured Parties.

Section 9.2 Additional Documents.

Each Grantor shall execute all assignments, certificates, and other documents and instruments with respect to the Collateral pursuant to the UCC and otherwise as may be necessary or reasonably requested by the Administrative Agent to perfect or from time to time to publish notice of, or continue or renew the security interests granted hereby (including, such certificates and other documents as may be necessary or reasonably requested to perfect a security interest in any additional property or rights hereafter acquired by such Grantor or in any replacements, products or proceeds thereof), in each case in form and substance reasonably satisfactory to the Administrative Agent. Each Grantor will pay the cost of filing the same and all financing statements filed by the Administrative Agent in all public offices where filing is necessary or reasonably requested by the Administrative Agent and will pay any and all recording, transfer or filing taxes that may be due in connection with any such filing. Each Grantor grants the Administrative Agent the right, at any time and at the Administrative Agent’s option, and at such Grantor’s expense, to file any or all such documents pursuant to the UCC and otherwise as the Administrative Agent reasonably may deem necessary or desirable.

Section 9.3 Other Actions.

Further to insure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s expense, to take the following actions with respect to the following Collateral and without limitation on such Grantor’s other obligations contained in this Agreement:

(a) Promissory Notes and Tangible Chattel Paper. If any Grantor shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(b) Deposit Accounts. Except to the extent expressly provided for otherwise in Section 5.11 of the Credit Agreement, for each deposit account that any Grantor, now or at any time hereafter, opens or maintains, such Grantor shall, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the depositary bank to agree to comply without further consent of such Grantor, at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Administrative Agent to become the customer of the depositary bank with respect to the deposit account, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such deposit account. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from the Grantor, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) a deposit account for which the Administrative Agent is the depositary bank and is in automatic control, and (ii) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Grantor’s salaried employees.

(c) Investment Property. If any Grantor shall, now or at any time hereafter, hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by such Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Administrative Agent as to such securities, or (b) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) cause such securities intermediary or commodity intermediary (as the case may be) to agree to comply, in each case without further consent of such Grantor or such nominee, at any time with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary.

(d) Collateral in the Possession of a Bailee. If any Collateral is, now or at any time hereafter, in the possession of a bailee, the applicable Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and such bailee’s agreement to comply, without further consent of such Grantor, at any time with instructions of the Administrative Agent as to such Collateral. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to the bailee.

(e) Electronic Chattel Paper and Transferable Records. If any Grantor, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal

Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control, under §9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(f) Letter-of-credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of the letter of credit or (b) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.

(g) Commercial Tort Claims. If any Grantor shall, now or at any time hereafter, hold or acquire a commercial tort claim, such Grantor shall immediately notify the Administrative Agent in a writing signed by such Grantor of the particulars thereof and grant to the Administrative Agent, for the benefit of Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.

(h) Other Actions as to any and all Collateral. Subject to Section 5.11 and 5.12 of the Credit Agreement, each Grantor further agrees, upon the request of the Administrative Agent and at the Administrative Agent’s option, to take any and all other actions as the Administrative Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that such Grantor’s signature thereon is required therefore, (b) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Administrative Agent, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) using its best efforts to obtain waivers from mortgagees and landlords in form and substance satisfactory to the Administrative Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Administrative Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

Section 9.4 Injury to Collateral.

No injury to, or loss or destruction of, the Collateral or any part thereof shall relieve any Grantor of any of the Obligations.

Section 9.5 Continuing, Security Interest; Transfer of Notes.

This Security Agreement shall create a continuing security interest in the Collateral and

(a) remain in full force and effect until payment in full in cash of all Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments,

(b) be binding upon each Grantor, its successors, transferees and assigns, and

(c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party.

Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note, Loan or Commitment held by it and any other Obligations to any other Person or entity as permitted by, and in accordance with the terms of the Credit Agreement, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Security Agreement) or otherwise.

Section 9.6 Grantors Remain Liable.

Anything herein to the contrary notwithstanding:

(a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed,

(b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

(c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of such Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.7 Security Interest Absolute.

All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional irrespective of:

(d) any lack of validity, legality or enforceability of the Credit Agreement, any Note, or any other Loan Document or any Interest Rate Agreement;

(e) the failure of any Secured Party:

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other grantor) under the provisions of the Credit Agreement, any Note, any other Loan Document, any Interest Rate Agreement or otherwise, or

(ii) to exercise any right or remedy against any other grantor of, or collateral securing, any of the Obligations;

(f) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension or renewal of any Obligation of the Borrower or any other Loan Party;

(g) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and each Grantor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(h) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any Note, any other Loan Document or any Interest Rate Agreement;

(i) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by any Secured Party securing any of the Obligations; or

(j) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, such Grantor, the Borrower, any other Loan Party or any surety or guarantor.

Section 2.9 Postponement of Subrogation.

Each Grantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Security Agreement, by any payment made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations, the termination of all Interest Rate Agreements to which any Secured Party is a party and the termination of all Commitments. Any amount paid to such Grantor on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrower and each other Loan Party, whether matured or unmatured, such order as the Administrative Agent shall elect; provided, however, that if:

(k) such Grantor has made payment to the Secured Parties of all or any part of the Obligations, and

(l) all Obligations have been paid in full in cash, all Interest Rate Agreements to which any Secured Party is a party have been terminated and all Commitments have been permanently terminated,

then, at such Grantor’s request, the Administrative Agent, on behalf of the Secured Parties, will execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Obligations resulting from such payment by such Grantor. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, each Grantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Loan Party (or any of its or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party, except that any Grantor may file a proof of claim in a bankruptcy proceeding with respect to the Borrower or any other Loan Party in connection with any obligations owed by such Loan Party to such Grantor in the event that the Administrative Agent has failed to file a proof of claim on such Grantor’s behalf by the second business day before the due date for such filing.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF GRANTOR

Each Grantor hereby represents and warrants to the Administrative Agent and the other Secured Parties that:

Section 10.1 Title to Collateral.

Each Grantor is the sole owner of, and has good, valid, and marketable title to, the applicable Collateral, free from all Liens other than Permitted Liens, and each Grantor has full right and power to grant the Administrative Agent for the benefit of the Secured Parties a lien thereon and a security interest therein.

Section 10.2 Security Interest.

The execution and delivery of this Security Agreement creates a good and valid lien on and security interest in the Collateral, other than the Collateral, if any, consisting of real property on which no mortgage has been granted.

Section 10.3 Negotiable Documents, Instruments and Chattel Paper.

Each Grantor has, contemporaneously with the execution and delivery of this Security Agreement, delivered to the Administrative Agent possession of all originals of all negotiable documents, instruments and chattel paper, including all negotiable documents, instruments and chattel paper evidencing Receivables, currently owned or held by such Grantor (duly endorsed in blank, if requested by the Administrative Agent).

Section 10.4 Authorization, Approval, Etc.

Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality, regulatory body or any other Person is required for the grant by any Grantor of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor or for the exercise by the Administrative Agent of the rights provided for in this Security Agreement, other than those authorizations, approvals, actions, notices or filings set forth in Schedule 3.4 hereto.

Section 10.5 Bankruptcy Matters.

Each Grantor has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

Section 10.6 Representations and Warranties under the Credit Agreement.

The representations and warranties of or pertaining to each Grantor contained in the Credit Agreement and each of the other Loan Documents are true and correct as of the date hereof to the same extent as if set forth in full herein.

Section 10.7 Filing Jurisdiction.

As of the date hereof, the jurisdiction of formation and/or incorporation, as applicable, of each Grantor is the State of Delaware, except for such Grantors identified on Schedule 3.7 attached hereto, which are formed and/or incorporated in the jurisdiction identified thereon.

ARTICLE XI

COVENANTS OF GRANTOR

Section 11.1 General Covenants Relating to Collateral.

Until all Obligations have been paid and performed in full, all Interest Rate Agreements to which any Secured Party is a party have been terminated and all Commitments have been terminated, each Grantor hereby covenants that, unless the Administrative Agent, acting pursuant to the Credit Agreement, otherwise consents in advance in writing:

Section 11.1.1 Collateral.

Subject to Section 5.11 and 5.12 of the Credit Agreement, each Grantor shall:

(a) execute and deliver any and all documents, or cause the execution and delivery of any and all documents, necessary to create, perfect, preserve, validate or otherwise protect the Administrative Agent’s lien on and security interest in the Collateral and the priority thereof,

(b) maintain, or cause to be maintained, at all times the Administrative Agent’s lien on and security interest in the Collateral and the priority thereof,

(c) promptly upon learning thereof, report to the Administrative Agent any matters that could reasonably be expected to materially and adversely affect the value or enforceability or collectibility of any of the Collateral,

(d) defend the Collateral and the Administrative Agent’s interests therein against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the Administrative Agent and pay all costs and expenses (including, reasonable attorneys’ fees and charges) incurred in connection with such defense, and

(e) at such Grantor’s sole cost and expense, settle any and all such claims and disputes and indemnify and protect the Administrative Agent against any liability, loss, cost or expense (including, reasonable attorneys’ fees and charges), arising therefrom or out of any matter affecting any of the Collateral, provided, however, that if the Administrative Agent shall so elect after the occurrence and during the continuation of an Event of Default hereunder, the Administrative Agent shall have the right at all times to settle, compromise, adjust or liquidate all claims or disputes directly with any Grantor or any obligor of such Grantor upon such terms and conditions as the Administrative Agent reasonably deems advisable, and to charge all costs and expenses thereof (including, reasonable attorneys’ fees and charges) to such Grantor’s account and to add them to the Obligations, whereupon such costs and expenses shall be and become part of the Obligations.

Section 11.1.2 No Change in Places of Business or Collateral.

Each Grantor shall:

(a) maintain its jurisdiction of formation in the jurisdiction set forth in Section 3.7, and in such other places as such Grantor may select, provided that such Grantor shall provide to the Administrative Agent at least twenty (20) days’ prior written notice of any reorganization under the laws of a different jurisdiction and,

(b) keep, store and maintain the Collateral only at the locations disclosed to the Administrative Agent,

(c) keep and maintain the records and books of account relating to the Collateral only at such Grantor’s chief executive office or at the Borrower’s chief executive office.

Section 11.1.3 No Impairment.

Each Grantor shall not take or permit to be taken any action in connection with the Collateral which would impair in any material respect the value of the interests or rights of such Grantor therein or which would impair the interests or rights of the Administrative Agent therein or with respect thereto.

Section 11.1.4 Sale of Assets.

Each Grantor shall not sell, lease, assign, pledge, transfer or otherwise dispose of any of the Collateral, whether now owned or hereafter acquired, except as expressly permitted by the Credit Agreement.

ARTICLE XII

RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT

Section 12.1 Miscellaneous Rights of the Administrative Agent

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right: (i) to declare all of the monetary Obligations to be immediately due and payable, whereupon all such Obligations shall become immediately due and payable without presentment, demand, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by each Grantor, anything contained herein to the contrary notwithstanding; (ii) to exercise any one or more of the rights and remedies exercisable by the Administrative Agent under any other provisions of this Security Agreement, or any other related agreement, or exercisable by a secured party under the UCC or under any other applicable law; and (iii) to exercise, in the name of any Grantor or in the name of the Administrative Agent, such rights and powers with respect to the Collateral as such Grantor might exercise, including, the right to:

(a) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral or any part thereof;

(b) insure, process, and preserve the Collateral;

(c) transfer the Collateral or any part thereof to the name of the Administrative Agent or to the name of the Administrative Agent’s nominee;

(d) receive, open, and dispose of mail addressed to such Grantor relating to the Collateral or any part thereof;

(e) collect and endorse, receive, and give receipts for all dividends, interest, rent, payments, proceeds, and other sums and property now or hereafter payable on or on account of the Collateral or any part thereof or on account of its sale or lease;

(f) initiate, pursue, compromise, settle or withdraw any claims, suits or proceedings pertaining to the Collateral or any part thereof or to any interest, rent or other payment on or on account of the Collateral or any part thereof or on account of its sale or lease;

(g) take possession of and endorse in the name of such Grantor or in the name of the Administrative Agent, for the account of such Grantor, any bills of exchange, checks, drafts, money orders, notes or any other chattel paper, documents or instruments constituting all or any part of the Collateral or received as interest, rent or other payment on or on account of the Collateral or any part thereof or on account of its sale or lease;

(h) appoint another (who may be an employee, officer or other representative of the Administrative Agent) to do any of the foregoing on behalf of the Administrative Agent;

(i) execute (in the name, place and stead of such Grantor) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral; and

(j) take any other action which the Administrative Agent deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof, and each Grantor hereby irrevocably appoints the Administrative Agent as such Grantor’s attorney-in-fact to take any such action, including the execution and delivery of any and all documents or instruments related to the Collateral or any part thereof in such Grantor’s name, and said appointment shall create in the Administrative Agent a power coupled with an interest which shall be irrevocable.

Section 12.2 Right of the Administrative Agent to Take Possession and Foreclose.

Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall:

(a) have the right and power to take possession of the Collateral and of any and all books of account and records of any Grantor relating to any of the Collateral,

(b) have the right to place the Administrative Agent’s representatives upon any premises on which the Collateral or any part thereof or any such books of account or records may be situated with full power to remove the same therefrom, and

(c) have the right to exclude any Grantor and all persons claiming under such Grantor from any access to the Collateral or to any part thereof, and the Administrative Agent and such representatives are hereby granted the irrevocable license to enter upon such premises for such purpose.

The Administrative Agent may require one or more Grantors to assemble the Collateral or any part thereof and to make the same (to the extent the same is moveable) available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to such Grantor and the Administrative Agent. The Administrative Agent may render the Collateral or any part thereof unusable without removing the same from the premises on which it may be situated, and may sell the same on the premises of such Grantor if such Collateral or part thereof is situated thereon. The Administrative Agent may make formal application for the transfer of all of such Grantor’s permits, licenses, approvals, and the like relating to the Collateral or to such Grantor’s business to the Administrative Agent or to any assignee of the Administrative Agent or to any purchaser of any of the Collateral to the extent the same are assignable in accordance with their terms and applicable law. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give such Grantor at least ten (10) days’ prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made, which notice shall constitute reasonable notice.

In addition to exercising the foregoing rights, the Administrative Agent may, to the extent permitted by law, arrange for and conduct the sale of the Collateral at a public or private sale, as the Administrative Agent may elect, which sale may be conducted by an employee or representative of the Administrative Agent, and any such sale shall be considered or deemed to be a sale made in a commercially reasonable manner. The Administrative Agent may release, temporarily or otherwise, to a Grantor any item of Collateral of which the Administrative Agent has taken possession pursuant to any right granted to the Administrative Agent by this Security Agreement without waiving any rights granted to the Administrative Agent under this Security Agreement, the Credit Agreement, the other Loan Documents or any other agreement related hereto or thereto.

Each Grantor, in dealing with or disposing of the Collateral or any part thereof, hereby waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require, upon foreclosure, sales of assets in a particular order. Each successor and assign of each Grantor, including a holder of a lien subordinate to the lien created hereby (without implying that such Grantor has, except as expressly provided herein, a right to grant an interest in, or a subordinate lien on, any of the Collateral), by acceptance of its interest or lien agrees that it shall be bound by the above waiver, to the same extent as if such holder gave the waiver itself. Each Grantor also hereby waives, to the full extent it may lawfully do so, the benefit of all laws providing for rights of appraisal, valuation, stay or extension or of redemption after foreclosure now or hereafter in force.

Section 12.3 Right of the Administrative Agent to Collect and Service Accounts.

Upon the occurrence and during the continuation of any Event of Default, and the acceleration of any Loan in accordance with Article VII of the Credit Agreement, the Administrative Agent may notify or may require any Grantor to notify any person or entity obligated to such Grantor under any account for monies due or to become due forming all or any part of the Collateral, whether now existing or hereafter acquired, that the same has been assigned to the Administrative Agent and that such obligor should make payment or performance of its obligations under such account directly to the Administrative Agent, and the Administrative Agent may take possession of and exercise control over all proceeds of any such account in such Grantor’s possession or otherwise, and may take any other action which the Administrative Agent deems necessary or desirable to collect any such account or the proceeds thereof. To evidence the Administrative Agent’s rights hereunder, each Grantor shall, at such Grantor’s expense, execute such assignments or endorsements of any such account, or of the proceeds thereof, as the Administrative Agent may request.

Section 12.4 Right of the Administrative Agent to Use, Operate and Maintain Collateral.

Rights of the Administrative Agent. Upon the Administrative Agent’s taking possession of all or any part of the Collateral in accordance with the terms of this Security Agreement or otherwise, the Administrative Agent shall have the right to hold, store, and/or use, operate, manage, and control the same. Upon any such taking of possession, the Administrative Agent may (but shall not be obligated to), from time to time, at the expense of the applicable Grantor, make all such repairs, replacements, alterations, additions, and improvements to and of all or any of the Collateral as the Administrative Agent may deem proper. In any such case, the Administrative Agent shall have the right to exercise all rights and powers of such Grantor in respect of the Collateral or any part thereof as the Administrative Agent shall deem proper, including the right to enter into any and all such agreements with respect to the leasing and/or operation of the Collateral or any part thereof as the Administrative Agent may see fit; and the Administrative Agent shall be entitled to collect and receive all rents, issues, profits, fees, revenues, and other income of the same and every part thereof.

The Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for the reasonable care and preservation of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 12.5 Right of the Administrative Agent to Appoint Receiver.

Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall, as a matter of right and without any requirement of notice, to the extent permitted under applicable law, be entitled to appoint a receiver for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or otherwise. All disbursements made by the receiver under this Section 5.5 and the expenses of receivership shall be added to and be a part of the Obligations, and, whether or not said principal sum, including such disbursements and expenses, exceeds the indebtedness originally intended to be secured hereby, the entire amount of said sum, including such disbursements and expenses, shall be secured by this Security Agreement and shall be due and payable upon demand therefore and thereafter shall bear interest at the rate set forth in Section 2.3 of the Credit Agreement.

Section 12.6 Remedies Cumulative; Delay Not Waiver.

The rights and remedies of the Administrative Agent under the Credit Agreement, this Security Agreement, the other Loan Documents, or any other related agreement are cumulative and shall in no way affect, or deprive the Administrative Agent of, or be deemed to constitute a waiver by the Administrative Agent of any other rights or remedies allowed to the Administrative Agent at law or in equity. No notice to or demand on any Grantor in any case shall entitle such Grantor to any other notice or demand in similar or other circumstances and the exercise of any one remedy shall not impair the Administrative Agent’s right simultaneously or at any time or in any order to exercise any other remedy nor shall the exercise of any remedy in one case impair or otherwise affect the Administrative Agent’s right or ability to exercise such remedy contemporaneously or again in the same case or in any other case. No failure or delay by the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 12.7 Waiver of Rights.

To the extent permitted under applicable law, each Grantor waives all rights and remedies of a debtor or grantor under the UCC or other applicable law, and all formalities prescribed by law relative to the sale or disposition of the Collateral (other than notice of sale) after the occurrence and during the continuation of an Event of Default and all other rights and remedies of the Grantor with respect thereto. In exercising its right to take possession of the Collateral upon the occurrence and during the continuation of an Event of Default hereunder, the Administrative Agent, personally or by its agents or attorneys, and subject to the rights of any tenant under any lease or sublease of the Collateral, to the fullest extent permitted by law, may enter upon any land owned or leased by such Grantor without being guilty of trespass or any wrongdoing, and without liability for damages thereby occasioned.

Section 12.8 Compliance with Restrictions.

Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary:

(a) in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that prospective bidders and purchasers have certain qualifications, and restrict prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or

(b) in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official.

Each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable or accountable to any Grantor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 12.9 Application of Proceeds.

All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to this Article V may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied thereafter applied in accordance with Section 8.7 of the Credit Agreement. Each Grantor shall remain jointly and severally liable for any deficiency. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full in cash of all the Obligations, the termination of all Interest Rate Agreements to which a Secured Party is a party and the termination of all Commitments shall be paid over to such Grantor or to whomsoever may be lawfully entitled to receive such surplus.

Section 12.10 Indemnity and Expenses.

Each Grantor shall upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of its outside counsel and of any experts and agents, which the Administrative Agent may incur in connection with:

(a) the consideration of legal matters relevant to this Security Agreement;

(b) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent hereunder; or

(d) the failure by such Grantor to perform or observe any of the provisions hereof.

The provisions of this Section 5.10 shall survive termination of this Security Agreement.

Section 12.11 Authorization to File Financing Statements.

Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Each Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Additional Actions and Documents.

Each Grantor agrees that at any time, and from time to time, at the expense of such Grantor, each Grantor will promptly execute and deliver all further instruments, and take all further action that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Nothing in this Section 6.1 shall be construed as limiting the Obligations of the Borrower under Section 5.11 or Section 5.12 or any other provision of the Credit Agreement.

Section 13.2 Notices.

Any communications between the parties hereto or notices provided herein to be given shall be sent in accordance with the provisions of, and to the addresses set forth in, Section 9.8 of the Credit Agreement, and if to any Grantor, to the following address:

Grantor’s Name

c/o Switch & Data Facilities Company, Inc.

1715 N. Westshore Blvd., Suite 650

Tampa, Florida 33607

Attn: Chief Financial Officer

Telecopy: (813) 207-7802

In addition, all notices to the Administrative Agent shall also be sent to:

Royal Bank of Canada

Agent Address:

Royal Bank of Canada

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Telecopy: 416-842-4023

Section 13.3 Setoff.

In addition to, and not in limitation of, any rights of any Secured Party under applicable law, each Secured Party shall, upon the occurrence of any Event of Default, have the right to appropriate and apply amounts to the payment of the obligations of each Grantor owing to it hereunder, whether or not then due; provided, however, that any such appropriation and application shall be subject to the provisions of Section 9.4 of the Credit Agreement.

Section 13.4 Release and Satisfaction.

Upon the indefeasible payment (whether in cash and/or other consideration which is satisfactory to the Lenders in their sole discretion) and performance in full of the Obligations, the termination of all Commitments and the termination of all Interest Rate Agreements to which any Secured Party is a party, (i) this Security Agreement and the security interest created hereby shall terminate, and (ii) upon written request of any Grantor, the Administrative Agent shall execute and deliver to such Grantor, at such Grantor’s expense and without representation or warranty by or recourse to the Administrative Agent or the Secured Parties, releases and satisfactions of all financing statements, mortgages, notices of assignment and other registrations of security, and such Grantor shall deliver to the Administrative Agent a general release of all of the Administrative Agent’s liabilities and obligations under all Loan Documents and an acknowledgment that the same have been terminated.

Section 13.5 Benefit.

This Security Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and the Secured Parties and their respective successors, legal representatives and permitted assigns. Each Grantor shall not assign any of its rights or obligations hereunder except in accordance with the applicable provisions of the Credit Agreement.

Section 13.6 Additional Grantors.

Subsidiaries of Switch & Data Facilities Company, Inc., the parent of the Borrower (“Additional Grantors”) may hereafter become parties to this Security Agreement by executing a counterpart hereof, and there shall be no need to re-execute, amend or restate this Security Agreement in connection therewith. Upon such execution and delivery by any Additional Grantor, such Additional Grantor shall be deemed to have made the representations and warranties set forth in Article III hereof, and shall be bound by all of the terms, covenants and conditions hereof to the same extent as if such Additional Grantor had executed this Security Agreement as of the Closing Date, and the Administrative Agent, for itself and the benefit of the Secured Parties, shall be entitled to all of the benefits of such Additional Grantor’s obligations hereunder.

Section 13.7 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Security Agreement, or consent to any departure by the Administrative Agent therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent; provided, however, that upon the execution of this Security Agreement by any Additional Grantor, the Administrative Agent and/or such Additional Grantor may update the schedules attached hereto, as necessary. Each Grantor and shall comply with the provisions set forth in Section 9.6 of the Credit Agreement. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 13.8 Headings.

Section and subsection headings contained in this Security Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Security Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 13.9 Applicable Law; Entire Agreement.

This Security Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), except to the extent that the validity or perfection of the security interest hereunder, or exercise of remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. This Security Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 13.10 Severability.

The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Security Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Security Agreement or of such provision or obligation in any other jurisdiction.

Section 13.11 Consent to Jurisdiction.

Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court in respect thereof, in any action or proceeding arising out of or relating to this

Security Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.10 shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Security Agreement against any Grantor or any of its properties in the courts of any jurisdiction. Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement in any court referred to in this Section 6.10. Each Grantor irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Grantor irrevocably consents to service of process in the manner provided for notices in Section 6.2. Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 13.12 Construction.

Each Grantor and the Administrative Agent each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Security Agreement with its legal counsel and that this Security Agreement shall be construed as if jointly drafted by each Grantor and the Administrative Agent.

Section 13.13 Survival.

All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Security Agreement. Notwithstanding anything in this Security Agreement or implied by law to the contrary, the agreements set forth in Sections 5.10 shall survive the payment of the Obligations and the termination of this Security Agreement.

Section 13.14 Counterparts; Effectiveness.

This Security Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Security Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Security Agreement or to any amendments, waivers, consents or supplements hereof by telecopier shall be as effective as delivery of a manually executed counterpart thereof.

Section 13.15 Waiver of Jury Trial.

EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

Grantor:

SWITCH & DATA HOLDINGS, INC.

By:
Name: George Pollock, Jr. Title: Treasurer

Grantor:

SWITCH & DATA FACILITIES COMPANY, INC.

By:
Name: George Pollock, Jr. Title: Treasurer

Grantor:

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:
Name: George Pollock, Jr. Title: Treasurer

Signature Page to Security Agreement

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS HOLDINGS I LLC

SWITCH AND DATA DALLAS HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By:	Switch and Data Operating Company LLC, as Manager

By:
Name: George Pollock, Jr. Title: Treasurer

SWITCH & DATA AZ ONE LLC

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA LA ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TN TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By:	Switch & Data Facilities Company LLC, as Manager

By:
Name: George Pollock, Jr. Title: Treasurer

Signature Page to Security Agreement

SWITCH AND DATA TX FIVE LP

By:	Switch and Data Dallas Holdings I LLC, as General Partner
	By:	Switch and Data Operating Company LLC, as Manager

By:
		Name:	George Pollock, Jr.
		Title:	Treasurer

Signature Page to Security Agreement

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF	_____________________)
	)	ss.
COUNTY OF	_____________________)

Before me, the undersigned, a Notary Public in and for the state aforesaid, on this             day of,            ,            , personally appeared George Pollock, Jr., to me known personally, or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and who, being by me duly sworn deposes and says that he is the authorized officer of SWITCH & DATA HOLDINGS, INC., SWITCH & DATA FACILITIES COMPANY, INC., SWITCH AND DATA ENTERPRISES, INC., SWITCH AND DATA MANAGEMENT COMPANY LLC, SWITCH AND DATA OPERATING COMPANY LLC, for itself, as Manager of Switch and Data Dallas Holdings I LLC, General Partner of SWITCH AND DATA TX FIVE LP, and as Manager of SWITCH AND DATA CA NINE LLC, SWITCH AND DATA CA ELEVEN LLC, SWITCH AND DATA FL SEVEN LLC, SWITCH AND DATA GA THREE LLC, SWITCH AND DATA NJ TWO LLC, SWITCH AND DATA NY FOUR LLC, SWITCH AND DATA NY FIVE LLC, SWITCH & DATA/NY FACILITIES COMPANY LLC, SWITCH AND DATA PA THREE LLC, SWITCH AND DATA PA FOUR LLC, SWITCH AND DATA DALLAS HOLDINGS I LLC, SWITCH AND DATA DALLAS HOLDINGS II LLC, SWITCH AND DATA VA FOUR LLC and SWITCH AND DATA WA THREE LLC, SWITCH & DATA FACILITIES COMPANY LLC, for itself and as Manager of SWITCH & DATA AZ ONE LLC, SWITCH & DATA CA ONE LLC, SWITCH & DATA CA TWO LLC, SWITCH & DATA CO ONE LLC, SWITCH & DATA FL ONE LLC, SWITCH & DATA FL TWO LLC, SWITCH & DATA GA ONE LLC, SWITCH & DATA IL ONE LLC, SWITCH & DATA IN ONE LLC, SWITCH & DATA LA ONE LLC, SWITCH & DATA MA ONE LLC, SWITCH & DATA MI ONE LLC, SWITCH & DATA MO ONE LLC, SWITCH & DATA NY ONE LLC, SWITCH & DATA OH ONE LLC, SWITCH & DATA PA TWO LLC, SWITCH & DATA TN TWO LLC, SWITCH & DATA TX ONE LLC, SWITCH & DATA VA ONE LLC, SWITCH & DATA VA TWO LLC and SWITCH & DATA WA ONE LLC, and that said instrument was signed and sealed on behalf of said company, and said officer acknowledged said instrument to be the free act and deed of each said company.

Notary Public My commission expires:

Signature Page to Security Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF	_____________________)
	)	ss.
COUNTY OF	_____________________)

Before me, the undersigned, a Notary Public in and for the state aforesaid, on this             day of            ,            , personally appeared                                 to me known personally, or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and who, being by me duly sworn, deposes and says that he/she is the                                 of Royal Bank of Canada, and that said instrument was signed and sealed on behalf of said bank, and said officer acknowledged said instrument to be the free act and deed of said bank.

Notary Public My commission expires:

Signature Page to Security Agreement

SCHEDULE 1

TRADEMARKS OF SWITCH AND DATA OPERATING COMPANY LLC

Owner	Registered Service Marks	Date Reg. New
Switch & Data Facilities Company, Inc.	“SINGLECNXT” (Reg. No. 2,777,927)	10/28/2003

Switch & Data Facilities Company, Inc.	The “PAIX orbital X logo” (Reg. No. 2,680,021)	01/28/2003

Switch & Data Facilities Company, Inc.	“PAIX” (Reg. No. 2,812,118)	02/10/2004

Switch & Data Facilities Company, Inc.	METROPAIX” (Reg. No. 3,010,242	11/1/2005

Switch & Data Facilities Company, Inc.	“SECURE CO-LOCATION POWERED BY CHOICE” (Reg. No. 2,705,900)	04/15/2003

Switch & Data Facilities Company, Inc.	“SELECTCONNECT” (Reg. No. 2,627,283)	10/01/2002

Switch & Data Facilities Company, Inc.	“SWITCH AND DATA” (Reg. No. 2,984,759)	08/16/2005

Switch & Data Facilities Company, Inc.	“SWITCH AND DATA” (Reg. No. 3,037,269)	01/3/2006

Switch & Data Holdings, Inc.	“SWITCH AND DATA” (Canadian Reg. No. TMA697,791	10/05/2007

Switch & Data Facilities Company, Inc.	“IP EXCHANGE CENTER” (Reg. No. 2,574,692)	05/28/2002

Switch & Data Facilities Company, Inc.	“TECHSMART” (Reg. No. 2,569,329)	05/14/2002

Switch & Data Facilities Company, Inc.	“IPEC” (Reg. No. 2,687,833)	02/18/2003

Pending Service Marks

None.

Common Law Trademarks

“Peering by PAIX and the associated logo

“Secure.Reliable.Neutral.Connected”

“MetroPAIX”

“Virtual Network Interconnect”

“Switch & Data Facilities Company”

“Switch and Data”

    Domain Names

Network Solutions:

Switchanddata.us

Switchanddata.com

sdfc.net

switchanddata.org

singleconnect.net

switchandata.us

switchandata.org

switchandata.net

switchandata.info

switchandata.com

switchandata.biz

l1-ip.net

peering.com

peering.net

peering.org

Paix.net

bandwidthforless.com

bandwidthforless.org

SDXC.biz

SDXC.org

SDXC.us

switchfacilities.com

Answerable.com

SDXC.com

Domain Monger

switchanddata.biz

Domain Names

switchanddata.ca

switchanddata.info

switchandata.co.uk

switchanddata.co.uk

peeringandinternexchange.biz

peeringandinternetexchange.ca

peeringandinternetexchange.com

peeringandinternetexchange.co.uk

peeringandinternetexchange.info

peeringandinternetexchange.net

peeringandinternetexchange.org

peeringandinternetexchange.us

SDXC.ca

singlecnxt.info

singlecnxt.biz

singlecnxt.org

singlecnxt.net

singlecnxt.com

singlecnxt.us

singlecnxt-i.com

singlecnxt-i.net

singlecnxt-i.org

singlecnxt-i.biz

singlecnxt-i.info

singlecnxt-i.us

singlecnxt-i.ca

singlecnxt-i.co.uk

singlecnxt-t.co.uk

singlecnxt-t.net

singlecnxt-t.org

singlecnxt-t.biz

singlecnxt-t.info

singlecnxt-t.us

singlecnxt-t.ca

SCHEDULE 3.4

None.

SCHEDULE 3.7

Jurisdiction of Formation/Incorporation

Company	Jurisdiction of Formation
Switch and Data FL Seven LLC	Texas

EXHIBIT M-1

[FORM OF TERM LOAN A NOTE]

$[__________]	[Date	]

FOR VALUE RECEIVED, the undersigned, SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of [                                ] (the “Lender”) the principal sum of [                                ] DOLLARS ($[            ]) or, if less, the aggregate unpaid principal amount of all Term Loan A loans made by the Lender to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement, dated as of March [            ], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”), on such dates and in such amounts as are set forth in Section 2.5 to the Credit Agreement. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Term Loan A Note is one of the Term Loan A Notes referred to in, and evidences the Term Loan A loans made by the Lender to the Borrower under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan A Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Loan A Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.

Without affecting (a) the obligation of the Lender to maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender in accordance with the Credit Agreement, (b) the Administrative Agent’s obligation to maintain the Register or (c) the provisions of Section 2.1.D(ii) of the Credit Agreement, the Lender may make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid).

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. No assignment of this Term Loan A Note and the obligation evidenced hereby (whether in whole or in part) shall be effective unless it shall have been recorded in the Register by the Administrative Agent in accordance with the terms of the Credit Agreement.

Exhibit M-1-1

THIS TERM LOAN A NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SWITCH & DATA HOLDINGS, INC.

By:
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Term Loan A Note

TERM LOAN A LOANS AND PRINCIPAL PAYMENTS

Amount of Term Loan A Made			Amount of Principal Repaid			Unpaid Principal Balance		Total	Notation Made By
Date	Alternate Base Rate	Adjusted LIBOR Rate	Interest Period (If Applicable)	Alternate Base Rate	Adjusted LIBOR Rate	Alternate Base Rate	Adjusted LIBOR Rate

Exhibit M-1-3

EXHIBIT M-2

[FORM OF DELAYED DRAW TERM LOAN NOTE]

$[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of [                    ] (the “Lender”) the principal sum of [                    ] DOLLARS ($[            ]) or, if less, the aggregate unpaid principal amount of all Delayed Draw Term Loans made by the Lender to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement, dated as of March [    ], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”), on such dates and in such amounts as are set forth in Section 2.5 to the Credit Agreement. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Delayed Draw Term Loan Note is one of the Delayed Draw Term Loan Notes referred to in, and evidences the Delayed Draw Term Loan loans made by the Lender to the Borrower under, the Credit Agreement, to which reference is made for a description of the security for this Delayed Draw Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Delayed Draw Term Loan Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.

Without affecting (a) the obligation of the Lender to maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender in accordance with the Credit Agreement, (b) the Administrative Agent’s obligation to maintain the Register or (c) the provisions of Section 2.1.D(ii) of the Credit Agreement, the Lender may make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid).

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. No assignment of this Delayed Draw Term Loan Note and the obligation evidenced hereby (whether in whole or in part) shall be effective unless it shall have been recorded in the Register by the Administrative Agent in accordance with the terms of the Credit Agreement.

Exhibit M-2-1

THIS DELAYED DRAW TERM LOAN NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SWITCH & DATA HOLDINGS, INC.

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Delayed Draw Term Loan Note

DELAYED DRAW TERM LOAN LOANS AND PRINCIPAL PAYMENTS

Amount of Delayed Draw Term Loan Made			Amount of Principal Repaid			Unpaid Principal Balance		Total	Notation Made By
Date	Alternate Base Rate	Adjusted LIBOR Rate	Interest Period (If Applicable)	Alternate Base Rate	Adjusted LIBOR Rate	Alternate Base Rate	Adjusted LIBOR Rate

Exhibit M-2-3

EXHIBIT M-3

[FORM OF REVOLVING LOAN NOTE]

$[ ]	[Date	]

FOR VALUE RECEIVED, the undersigned, SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                    ] (the “Lender”) the principal sum of [            ] DOLLARS ($[            ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”), on such dates and in such amounts as are set forth in Section 2.5 to the Credit Agreement. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in, and evidences the Revolving Loans made by the Lender to the Borrower under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Loan Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.

Without affecting (a) the obligation of the Lender to maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender in accordance with the Credit Agreement, (b) the Administrative Agent’s obligation to maintain the Register or (c) the provisions of Section 2.1.D(ii) of the Credit Agreement, the Lender may make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid).

Exhibit M-3-1

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. No assignment of this Revolving Loan Note and the obligation evidenced hereby (whether in whole or in part) shall be effective unless it shall have been recorded in the Register by the Administrative Agent in accordance with the terms of the Credit Agreement.

Exhibit M-3-2

THIS REVOLVING LOAN NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SWITCH & DATA HOLDINGS, INC.

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Revolving Loan Note

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Amount of Revolving Loan Made			Amount of Principal Repaid			Unpaid Principal Balance		Total	Notation Made By
Date	Alternate Base Rate	Adjusted LIBOR Rate	Interest Period (If Applicable)	Alternate Base Rate	Adjusted LIBOR Rate	Alternate Base Rate	Adjusted LIBOR Rate

Exhibit M-3-3

EXHIBIT M-4

[FORM OF INCREMENTAL TERM LOAN NOTE]

$[__________]	[Date	]

FOR VALUE RECEIVED, the undersigned, SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of [                    ] (the “Lender”) the principal sum of [                    ] DOLLARS ($[            ]) or, if less, the aggregate unpaid principal amount of all Incremental Term Loans made by the Lender to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement, dated as of March [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto as lenders (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”), and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”), on such dates and in such amounts as are set forth in Section 2.5 to the Credit Agreement. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Incremental Term Loan Note is one of the Incremental Term Loan Notes referred to in, and evidences the Incremental Term Loan loans made by the Lender to the Borrower under, the Credit Agreement, to which reference is made for a description of the security for this Incremental Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Incremental Term Loan Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.

Without affecting (a) the obligation of the Lender to maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender in accordance with the Credit Agreement, (b) the Administrative Agent’s obligation to maintain the Register or (c) the provisions of Section 2.1.D(ii) of the Credit Agreement, the Lender may make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid).

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. No assignment of this Incremental Term Loan Note and the obligation evidenced hereby (whether in whole or in part) shall be effective unless it shall have been recorded in the Register by the Administrative Agent in accordance with the terms of the Credit Agreement.

Exhibit M-4-1

THIS INCREMENTAL TERM LOAN NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SWITCH & DATA HOLDINGS, INC.

By:________________________________________
Name:	George Pollock, Jr.
Title:	Treasurer

Signature Page to Incremental Term Loan Note

INCREMENTAL TERM LOAN LOANS AND PRINCIPAL PAYMENTS

Amount of Incremental Term Loan Made			Amount of Principal Repaid			Unpaid Principal Balance		Total	Notation Made By
Date	Alternate Base Rate	Adjusted LIBOR Rate	Interest Period (If Applicable)	Alternate Base Rate	Adjusted LIBOR Rate	Alternate Base Rate	Adjusted LIBOR Rate

Exhibit M-3

EXHIBIT N

[FORM OF ESTOPPEL CERTIFICATE AND CONSENT]

To:	Royal Bank of Canada, as Administrative Agent

Re:	Lease Agreement dated as of [ ], between [ ] (“Landlord”) and [ ] (“Tenant”) (together with all amendments, modifications and supplements thereto, the “Lease Agreement”)

Ladies and Gentlemen:

Reference is made to the Lease Agreement pursuant to which, among other things, Tenant is leasing space at the real property described on Exhibit A annexed hereto (referred to herein as the “Premises”).

Landlord acknowledges that Switch & Data Facilities Company, Inc., (the “Borrower”), intends to enter into or have entered into a Fourth Amended and Restated Credit Agreement, dated on or about March [__], 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with certain lenders (the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders and collateral agent for the Secured Parties (together with its successors, in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Tenant will guaranty the Obligations (as defined in the Credit Agreement) of the Borrower under the Credit Agreement. Pursuant to certain agreements to be entered into in connection with such guaranty of such Obligations, including without limitation the guaranty agreement executed by the Tenant (as they may be amended, restated, supplemented or otherwise modified from time to time, together with the Credit Agreement, the “Loan Documents”), the Borrower’s and the Tenant’s Obligations to the Administrative Agent and the Lenders under the Credit Agreement and such guaranty agreement will be secured by, among other things, a security interest in Tenant’s equipment and trade fixtures now or hereafter located in, on or about the Premises (the “Equipment and Trade Fixtures”) and in the ownership interests of Tenant. The Administrative Agent and the Lenders have requested that you agree to the terms of this letter as a condition to each Lender’s extension of credit to the Borrowers under the Credit Agreement.

By their signatures below, Administrative Agent and Landlord, notwithstanding anything to the contrary in the Lease Agreement, agree as follows:

1. Landlord certifies that (a) Landlord is the landlord under the Lease Agreement, (b) the Lease Agreement is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) Landlord has no knowledge of any defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease Agreement or against the obligations of Landlord under the Lease Agreement, and (d) no notice of default has been given under or in connection with the Lease Agreement which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease Agreement.

Exhibit N-1

2. Landlord hereby acknowledges that it shall not unreasonably withhold its consent to the assignment or transfer of the Lease Agreement to any nominee of Administrative Agent and the Lenders pursuant to Administrative Agent’s exercise of rights under the Loan Documents; provided, however, that (a) Landlord is notified of such assignment or transfer within 5 days thereof, (b) upon any such transfer, Administrative Agent or its nominee assumes all of Tenant’s obligations under the Lease Agreement (Tenant shall also remain liable for all such obligations) and (c) Administrative Agent or its nominee shall be required to cure any defaults within the applicable time periods set forth in the Lease Agreement. Landlord further acknowledges that the pledge of the ownership interests in Tenant to secure the Borrowers’ obligations to Administrative Agent and Lenders under the Credit Agreement and the Loan Documents for financing purposes is not a “transfer” of such ownership interests which would require the consent of Landlord under the Lease Agreement. Landlord further acknowledges that any change of control of Tenant through exercise of Administrative Agent’s rights under the Loan Documents, including without limitation by foreclosure on the equity interests of Tenant, shall be permitted without any requirement that Landlord consent thereto.

3. Landlord shall send to Administrative Agent a concurrent copy of any notice of default under the Lease Agreement sent to Tenant. Landlord shall not terminate the Lease Agreement if Administrative Agent cures the default within 30 days after receiving such notice from Landlord or within any longer cure period set forth in the Lease Agreement. Landlord shall also send to Administrative Agent notice promptly upon termination of the Lease Agreement.

4. No surrender (except a surrender upon the expiration of the term of the Lease Agreement or upon a termination by Landlord pursuant and subject to the provisions of the Lease Agreement) to Landlord of the Lease Agreement, or of the Premises, or any part thereof, or any interest therein, and no termination of the Lease Agreement by Tenant shall be valid or effective without the prior written consent of Administrative Agent.

5. Landlord acknowledges that the Equipment and Trade Fixtures are and will remain personal property and not fixtures even though the Equipment and Trade Fixtures may be affixed to or placed in, on or about the Premises, and that any rights Landlord may have in or to the Equipment and Trade Fixtures are hereby waived in favor of the rights of Administrative Agent and the Lenders therein.

6. During the term of the Lease Agreement, Landlord grants to Administrative Agent a license to enter upon and into the Premises upon reasonable prior written notice to Landlord at reasonable times during regular business hours to take possession of, sell or otherwise enforce its security interest in the Equipment and Trade Fixtures. Administrative Agent will comply with any security or escort requirements or other reasonable requirements imposed by Landlord in accordance with the Lease Agreement. Administrative Agent shall promptly repair, at Administrative Agent’s expense, or reimburse Landlord for any physical damage to the Premises caused by the conduct of such sale and any removal of Equipment and Trade Fixtures by or through Administrative Agent (normal wear and tear excluded).

7. Within the 30-day period after receipt by Administrative Agent of a notice that the Lease Agreement has been terminated, Administrative Agent shall have the right, but not the obligation, to cause the Equipment and Trade Fixtures to be removed from the Premises

Exhibit N-2

provided Administrative Agent pays Landlord all rent and other charges that would have accrued under the Lease Agreement and would have been payable by Tenant for the period beginning on the date on which the Lease Agreement terminated and ending on the last day of such 30-day period.

8. All notices hereunder to Landlord or to Administrative Agent shall be in writing and sent to Landlord or to Administrative Agent at its address set forth on the signature page hereof by facsimile, by United States mail, or by overnight delivery service.

9. The agreements contained herein shall supplement the terms of the Lease Agreement and shall continue in effect until Landlord shall have received Administrative Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

10. This letter and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state in which the Lease Agreement is effective, without regard to conflicts of laws principles.

This letter may be executed in any number of several counterparts. The agreements contained herein may not be modified except by an agreement in writing signed by Landlord, Administrative Agent and Tenant, or their respective successors in interest. The agreements contained herein shall inure to the benefit of and shall be binding upon Administrative Agent and its successors and assigns and Landlord and its successors and assigns (including any transferees of the property in which the Premises is located).

Sincerely yours,

[LANDLORD]

By:________________________________________
Name:
Title:

Landlord’s Address For Notices:

__________________________

__________________________

__________________________

Fax: (            )             -

Exhibit N-3

Agreed and Accepted as of                                                      , 20            :

[TENANT]

By:
Name: Title:

ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT

By:
Name: Title:

Administrative Agent’s Address For Notices:

Royal Bank of Canada

Agent Address:

Royal Bank of Canada

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Fax: 416-842-4023

Exhibit N-4

EXHIBIT O

FORM OF BLOCKED ACCOUNT AGREEMENT

[To be inserted]

Exhibit O-1

PART 1	EXHIBIT P

[FORM OF BORROWER GROUP RELEASE IN FAVOR OF DEUTSCHE BANK AND

EXISTING LENDERS]

March [    ], 2008

Deutsche Bank AG New York Branch

60 Wall Street

New York, New York 10005

Attention:         Anca Trifan

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of October 13, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent. Terms capitalized herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement.

Each of the undersigned (the “Companies”), for itself and all of its predecessors, successors and assigns, does hereby fully, forever and completely release and discharge each of the Agents, Lenders, predecessor Lenders and all of their respective employees, officers, directors, trustees, shareholders, affiliates, agents, attorneys, representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, liabilities, damages and causes of action of any kind whatsoever, whether based on facts in existence prior to or as of the date hereof, whether known or unknown, which the Companies may now have or may have had at any time heretofore or may have at anytime hereafter, whether for contribution or indemnity or otherwise, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, arising out of or related in any way to any of the following: (a) the execution, delivery and performance by the Released Parties of the Credit Agreement and all documents relating thereto or executed in connection therewith on or prior to the date hereof (the “Original Credit Documents”), except, in each case, with respect to any obligations of the Released Parties that expressly continue under the terms of the Fourth Amended and Restated Credit Agreement, dated as of the date hereof, among the Borrower, Royal Bank of Canada, as administrative agent for the lenders and collateral agent for the secured parties, and the other parties thereto; and (b) any action, inaction or omission by any of the Released Parties in connection with the Original Credit Documents or the administration thereof.

This Borrower Group Release may only be modified by a writing signed by all of the parties hereto. This Borrower Group Release shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principals (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Exhibit P-1

This Borrower Group Release shall become effective on the date set forth above.

Very truly yours, SWITCH & DATA FACILITIES COMPANY, INC.,

By:
Name: George Pollock, Jr. Title: Treasurer

SWITCH & DATA HOLDINGS, INC.,

By:
Name: George Pollock, Jr. Title: Treasurer

Exhibit P-2

Guarantors:

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:

George Pollock, Jr.

Treasurer

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS HOLDINGS I LLC

SWITCH AND DATA DALLAS HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By:	Switch and Data Operating Company LLC, as Manager

By:
George Pollock, Jr. Treasurer

Exhibit P-3

SWITCH & DATA AZ ONE LLC

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA LA ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TN TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By:	Switch & Data Facilities Company LLC, as Manager

By:
George Pollock, Jr. Treasurer

SWITCH AND DATA TX FIVE LP

By:	Switch and Data Dallas Holdings I LLC, as General Partner

By:	Switch and Data Operating Company LLC, as Manager

By:
George Pollock, Jr. Treasurer

Exhibit P-4

Accepted and Agreed: DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent under the Original Credit Agreement

By:
Name: Title:

By:
Name: Title:

Exhibit P-5

EXHIBIT P

PART 2

[FORM OF BORROWER GROUP RELEASE IN FAVOR OF RBC AND NEW

LENDERS]

March [__], 2008

Royal Bank of Canada

12th Floor South Tower

Royal Bank Plaza

200 Bay Street

Toronto Ontario M5J 2W7

Attention: Manager Agency Services

Reference is made to (i) that certain Third Amended and Restated Credit Agreement, dated as of October 13, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), among Switch & Data Holdings, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent and (ii) that certain Fourth Amended and Restated Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (each individually referred to herein as a “New Lender” and, collectively, as the “New Lenders”), Royal Bank of Canada, as administrative agent for the New Lenders and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and General Electric Capital Corporation, as the syndication agent for the New Lenders (in such capacity, the “Syndication Agent” and, together with the Administrative Agent, the “Agents”). Terms capitalized herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement.

Each of the undersigned (the “Companies”), for itself and all of its predecessors, successors and assigns, does hereby fully, forever and completely release and discharge each of the Agents, New Lenders and all of their respective employees, officers, directors, trustees, shareholders, affiliates, agents, attorneys, representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, liabilities, damages and causes of action of any kind whatsoever, whether based on facts in existence prior to or as of the date hereof, whether known or unknown, which the Companies may now have or may have had at any time heretofore or may have at anytime hereafter, whether for contribution or indemnity or otherwise, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, arising out of or related in any way to any of the following: (a) the execution, delivery and performance by the Released Parties of (i) the Original Credit Agreement and all documents relating thereto or executed in connection therewith on or prior to the date hereof (the “Original Credit Documents”), as applicable, and (ii) the Loan Documents effective prior to, but not as of, the Closing Date, except, in each case, with respect to any obligations of the Released Parties that expressly continue under the terms of the Credit Agreement; and (b) any

Exhibit P-6

action, inaction or omission by any of the Released Parties in connection with (i) the Original Credit Documents or the administration thereof, as applicable, and (ii) the Loan Documents effective prior to, but not as of, the Closing Date or the administration thereof.

This Borrower Group Release may only be modified by a writing signed by all of the parties hereto. This Borrower Group Release shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principals (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Exhibit P-7

This Borrower Group Release shall become effective on the Closing Date.

Very truly yours,

SWITCH & DATA FACILITIES COMPANY, INC.,

By:
Name:	George Pollock, Jr.
Title:	Treasurer

SWITCH & DATA HOLDINGS, INC.,

By:
Name:	George Pollock, Jr.
Title:	Treasurer

Exhibit P-8

Guarantors:

SWITCH AND DATA ENTERPRISES, INC. SWITCH AND DATA MANAGEMENT COMPANY LLC SWITCH AND DATA OPERATING COMPANY LLC SWITCH & DATA FACILITIES COMPANY LLC

By:
George Pollock, Jr.
Treasurer

SWITCH AND DATA CA NINE LLC

SWITCH AND DATA CA ELEVEN LLC

SWITCH AND DATA FL SEVEN LLC

SWITCH AND DATA GA THREE LLC

SWITCH AND DATA NJ TWO LLC

SWITCH AND DATA NY FOUR LLC

SWITCH AND DATA NY FIVE LLC

SWITCH & DATA/NY FACILITIES COMPANY LLC

SWITCH AND DATA PA THREE LLC

SWITCH AND DATA PA FOUR LLC

SWITCH AND DATA DALLAS HOLDINGS I LLC

SWITCH AND DATA DALLAS HOLDINGS II LLC

SWITCH AND DATA VA FOUR LLC

SWITCH AND DATA WA THREE LLC

By: Switch and Data Operating Company LLC, as Manager

By:
George Pollock, Jr.
Treasurer

Exhibit P-9

SWITCH & DATA AZ ONE LLC

SWITCH & DATA CA ONE LLC

SWITCH & DATA CA TWO LLC

SWITCH & DATA CO ONE LLC

SWITCH & DATA FL ONE LLC

SWITCH & DATA FL TWO LLC

SWITCH & DATA GA ONE LLC

SWITCH & DATA IL ONE LLC

SWITCH & DATA IN ONE LLC

SWITCH & DATA LA ONE LLC

SWITCH & DATA MA ONE LLC

SWITCH & DATA MI ONE LLC

SWITCH & DATA MO ONE LLC

SWITCH & DATA NY ONE LLC

SWITCH & DATA OH ONE LLC

SWITCH & DATA PA TWO LLC

SWITCH & DATA TN TWO LLC

SWITCH & DATA TX ONE LLC

SWITCH & DATA VA ONE LLC

SWITCH & DATA VA TWO LLC

SWITCH & DATA WA ONE LLC

By: Switch & Data Facilities Company LLC, as Manager

By:
George Pollock, Jr.
Treasurer

SWITCH AND DATA TX FIVE LP

By:	Switch and Data Dallas Holdings I LLC, as General Partner

	By:	Switch and Data Operating Company LLC, as Manager

By:
George Pollock, Jr.
Treasurer

Exhibit P-10

Accepted and Agreed:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Exhibit P-11

EXHIBIT Q

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                     , 200    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), SWITCH & DATA HOLDINGS, INC., a Delaware corporation (the “Borrower”), ROYAL BANK OF CANADA, as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and [Guarantors].

RECITALS:

WHEREAS, reference is hereby made to that certain FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March [__], 2008 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES THERETO AS LENDERS (collectively with Incremental Term Loan Lenders, each individually referred to herein as a “Lender” and, collectively, as the “Lenders”), Administrative Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as the syndication agent for the Lenders (in such capacity, the “Syndication Agent”); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may obtain Incremental Term Loan Commitments by entering into one or more Joinder Agreements with the Incremental Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Co-Syndication Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Co-Syndication Agents, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the

Exhibit Q-1

obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions[***************]:

1.	Applicable Margin. The Applicable Margin for the Incremental Term Loans shall mean, as of any date of determination, a percentage per annum, in each case as set forth below:

Incremental Term Loan

Total Leverage Ratio	LIBOR Rate Loans	ABR Loans
:	%	%

2.	Principal Payments. Company shall make principal payments on the Incremental Term Loan in installments on the dates and in the amounts set forth below:

[***************]	Insert completed items 1-7 as applicable, with respect to Incremental Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.23 of the Credit Agreement.

Exhibit Q-2

(A) Payment Date	(B) Scheduled Repayment of Incremental Term Loans

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________

$__________
TOTAL	$__________

Exhibit Q-3

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Incremental Term Loans in accordance with Sections 2.4, 2.5(A) and 2.5(B) of the Credit Agreement respectively; and provided further, that the Incremental Term Loans and all other amounts under the Credit Agreement with respect to the Incremental Term Loans shall be paid in full (except for indemnification obligations for which no claim has been made) and the final installment payable by the Borrowers in respect of the Incremental Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by the Borrower under the Credit Agreement with respect to the Incremental Term Loans.

4.	Prepayment Fees. The Borrower agrees to pay to each Incremental Term Loan Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to Incremental Term Loan]

5.	Other Fees. The Borrower agrees to pay each Incremental Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

6.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow Incremental Term Loans from the Incremental Term Loan Lenders as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing:

$

c.	Initial interest rate option:	☐	a.	ABR Loan(s)

		☐	b	LIBOR Rate Loans with an initial Interest Period of month(s)

7.	[New Lenders. Each Incremental Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of the Incremental Term Loans, that such Incremental Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][***************]

Exhibit Q-4

8.	Credit Agreement Governs. Except as set forth in this Agreement, Incremental Term Loan shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	Company’s Certifications. By its execution of this Agreement, the Borrower hereby certifies that:

i.	The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

iii.	The Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

10.	Company Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

i.	The Borrower shall deliver or cause to be delivered a legal opinion reasonably acceptable to the Administrative Agent, together with all other documents reasonably requested by Administrative Agent in connection with this Agreement; and

ii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating pro forma compliance with the financial tests described in Section 6.6 of the Credit Agreement.

11.	Eligible Assignee. By its execution of this Agreement, each Incremental Term Loan Lender represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each Incremental Term Loan Lender shall be as set forth below its signature below.

13.	Non-US Lenders. For each Incremental Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence

[***************]	Insert bracketed language if the lending institution is not already a Lender.

Exhibit Q-5

with respect to United States federal income tax withholding matters as such Incremental Term Loan Lender may be required to deliver to Administrative Agent pursuant to subsection 2.7(B)(iii) of the Credit Agreement.

14.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the Incremental Term Loans made by the Incremental Term Loan Lenders in the Register.

15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

18.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, Adobe PDF file or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit Q-6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first above written.

[NAME OF LENDER]

By:

Name:

Title:

Notice Address:

Attention:

Telephone:

Facsimile:

SWITCH & DATA HOLDINGS, INC., as Borrower

By:
Name: George Pollock, Jr.

Title: Treasurer

Exhibit Q-7

[GUARANTOR], as Guarantor

By:
Name:

Title:

Exhibit Q-8

Consented to by:

ROYAL BANK OF CANADA,

as Administrative Agent

By:

Name:

Title:

Exhibit Q-9

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	[Incremental Term Loan Commitment]	$

Total: $

Exhibit Q-10